AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON October 29, 2003

     REGISTRATION NO. 333-107567

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
--------------------

PRE-EFFECTIVE AMENDMENT NO. 2 TO

FORM SB-2

REGISTRATION STATEMENT

     UNDER THE SECURITIES ACT OF 1933
--------------------
STOCKGROUP INFORMATION SYSTEMS INC.

(Exact Name of Registrant as Specified in Its Charter)

COLORADO	6282	84-1379282
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification Number)

SUITE 500 - 750 WEST PENDER STREET

VANCOUVER, BRITISH COLUMBIA, CANADA V6C 2T7   (604) 331-0995

(Address, Including Zip Code, and Telephone Number,

Including Area Code, of Registrant's Executive Offices)

DEVLIN JENSEN

     BARRISTERS AND SOLICITORS

2550 - 555 WEST HASTINGS STREET

VANCOUVER, BC, CANADA V6B 4N5 (604) 684-2550

     (Name, Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent for Service)

-----------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this registration statement becomes effective.

--------------------

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

CALCULATION OF REGISTRATION FEE

Description of Securities (1)	Number of Shares	Maximum Offering Price Per Share (2)	Aggregate Offering Price	Amount of Registration Fee
Common shares being offered by selling security holders, originally acquired in a private placement December 31, 2002	3,403,750	$0.32	$1,089,200	$100.21
Common shares underlying warrants, originally acquired in a private placement December 31, 2002	1,701,875	$0.32	$544,600	$50.10
Common shares underlying agent's warrants, originally acquired in a private placement December 31, 2002	150,000	$0.32	$48,000	$4.42
Common shares being offered by selling security holders, originally acquired in a short form offering June 4 and July 16, 2003	3,742,800	$0.32	$1,197,696	$110.19
Common shares underlying warrants issued, originally acquired in a short form offering June 4 and July 16, 2003	1,871,400	$0.32	$598,848	$55.09
Common shares underlying agent options, originally acquired in a short form offering June 4 and July 16, 2003.	374,280	$0.32	$119,770	$11.02
Common shares underlying warrants underlying agent options, originally acquired in a short form offering June 4 and July 16, 2003.	187,140	$0.32	$59,885	$5.51

Totals	11,431,245		$3,657,998	$336.54 (3)

1.	All securities being registered are common shares, no par value
2.	Calculated in accordance with Rule 457(c) under the Securities Act of 1933, solely for the purpose of calculating the registration fee. In all cases we have used the average of the bid and ask prices for SWEB as quoted on the OTCBB on October 23 , 2003.

3.	We paid $337.51 in registration fee previously in a filing dated August 1, 2003 for the same securities, therefore, no fee is currently payable.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION

STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS

Subject to completion, dated October 29, 2003

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT

PERMITTED.

STOCKGROUP INFORMATION SYSTEMS INC.

7,146,550 shares of common stock to be sold by certain selling security holders

4,284,695 shares of common stock issuable upon the exercise of outstanding warrants and agent options to be sold by certain selling security holders

This prospectus relates to the offer and sale of 7,146,550 shares of our common stock and 4,284,695 shares of our common stock issuable upon the exercise of outstanding warrants and agent options, by certain selling security holders. The selling security holders will offer and sell their shares of outstanding common stock and shares of common stock underlying outstanding warrants at prevailing market prices or at privately negotiated prices.

The shares will become tradable on the effective date of this prospectus. We will receive no proceeds from sales of shares by the selling security holders, other than proceeds, if any, from the exercise of the warrants and agent options. Our common stock is listed on the O-T-C Bulletin Board under the symbol "SWEB" and on the TSX Venture Exchange under the symbol "SWB." On October 23, 2003, the closing price of our common stock was $0.32 per share on the OTCBB.

See "Risk Factors" beginning on page 9 for a discussion of material issues to consider before purchasing our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is October 29, 2003

TABLE OF CONTENTS

SUMMARY INFORMATION AND RISK FACTORS	7
PROSPECTUS SUMMARY	7
SUMMARY FINANCIAL INFORMATION	8
RISK FACTORS	9
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	11
USE OF PROCEEDS	12
SELLING SECURITY HOLDERS	12
PLAN OF DISTRIBUTION	17
SELLING SECURITY HOLDERS	17
LEGAL PROCEEDINGS	18
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	18
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	20
DESCRIPTION OF SECURITIES	22
COMMON STOCK	22
PREFERRED STOCK	23
CONVERTIBLE DEBENTURES, NOTES AND WARRANTS	23
STOCK OPTIONS	24
EXPERTS	26
LEGAL MATTERS	26
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	26
ORGANIZATION WITHIN LAST FIVE YEARS	26
DESCRIPTION OF BUSINESS	26
GENERAL	26
EMPLOYEES	29
REGULATORY ISSUES	30
SUBSIDIARIES	30
RESEARCH AND DEVELOPMENT	30
MANAGEMENT'S DISCUSSION AND ANALYSIS	30
RESULTS OF OPERATIONS - THREE AND SIX MONTHS ENDED JUNE 30, 2003 AND JUNE 30, 2002	30
RESULTS OF OPERATIONS - FOR THE YEARS ENDED DECEMBER 31, 2002 AND DECEMBER 31, 2001	33
CRITICAL ACCOUNTING POLICIES	35
LIQUIDITY AND CAPITAL RESOURCES	37
CORPORATE DEVELOPMENTS DURING THE YEAR	37
CORPORATE DEVELOPMENTS SINCE YEAR END	38
DESCRIPTION OF PROPERTY	39
INTELLECTUAL PROPERTY, PROPRIETARY RIGHTS AND DOMAIN NAMES	39
LEASEHOLD	39
EQUIPMENT	40
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	40
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	40
EXECUTIVE COMPENSATION	41
INTERIM FINANCIAL STATEMENTS	43
CONSOLIDATED BALANCE SHEETS	43
CONSOLIDATED STATEMENTS OF OPERATIONS	44
CONSOLIDATED STATEMENTS OF CASH FLOWS	45
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	46
CONSOLIDATED FINANCIAL STATEMENTS	52
AUDITORS' REPORT	53
CONSOLIDATED BALANCE SHEETS	54
CONSOLIDATED STATEMENTS OF OPERATIONS	55
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIENCY)	56
CONSOLIDATED STATEMENTS OF CASH FLOWS	57
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	58
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	84
ANTITAKEOVER EFFECTS OF COLORADO LAW AND OUR ARTICLES OF INCORPORATION AND BYLAWS	84
TRANSFER AGENT AND REGISTRAR	84
SHARES ELIGIBLE FOR FUTURE SALE	84
WHERE YOU CAN FIND ADDITIONAL INFORMATION	85
PART II	86
INDEMNIFICATION OF DIRECTORS AND OFFICERS	86
LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS	89
OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION	90
RECENT S ALES OF UNREGISTERED SECURITIES	90
UNDERTAKINGS	92
SIGNATURES	93

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES	94
A. EXHIBIT INDEX	94
B. FINANCIAL STATEMENT SCHEDULES	95

Page 6 of94

SUMMARY INFORMATION AND RISK FACTORS

PROSPECTUS SUMMARY

THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. BECAUSE IT IS A SUMMARY, IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE

INVESTING IN OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE "RISK FACTORS" AND OUR FINANCIAL STATEMENTS AND RELATED NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS, TO UNDERSTAND THIS OFFERING FULLY. References herein to "we", "us", "our", "Company" or "Stockgroup" refer to Stockgroup Information Systems Inc. and its subsidiaries.

Company Overview

Stockgroup is a financial media and technology company which provides a wide range of financial information services including Financial Software and Content Systems, and Public Company Disclosure and Awareness Products.

We were incorporated under the laws of the State of Colorado in 1994 and have a December 31st financial year end.

In addition to our corporate headquarters at Suite 500 - 750 West Pender Street, Vancouver, British Columbia, Canada V6C 2T7, we have offices in Toronto, Ontario. Our telephone number at our corporate head office is (604) 331-0995.

A full description of our company may be found elsewhere in this prospectus under the heading "Business".

Selling Security Holders

This prospectus relates to the registration for resale of 7,146,550 shares of our common stock and 4,284,695 shares of our common stock issuable upon the exercise of outstanding warrants and agent options, by certain selling security holders. The selling security holders will offer and sell their shares of outstanding common stock and shares of common stock underlying outstanding warrants at prevailing market prices or privately negotiated prices. We will not receive any proceeds from the sale of the securities by the selling security holders, other than through the exercise, if any, of their outstanding warrants.

Other Information

Common stock outstanding prior to the offering:	31,124,971 shares. This number does not include shares reserved for issuance upon the exercise of outstanding stock options or warrants.

Common stock offered by selling
Security holders:	11,431,245 shares. This number assumes the exercise of all outstanding warrants to purchase in aggregate 4,284,695 shares of our common stock.

Common stock to be outstanding after the
offering:	35,409,666 shares. This number assumes the exercise of all
outstanding warrants being offered by the selling security holders.

Net proceeds:	We will not receive any proceeds from the sale of the securities by the selling security holders.

Trading Symbols:	OTCBB: "SWEB"
TSX Venture Exchange: "SWB"

SUMMARY FINANCIAL INFORMATION

Set forth below are summary statements of operations data for the quarters ended June 30, 2003 and 2002 and years ended December 31, 2002 and 2001, and summary balance sheet data as of June 30, 2003, December 31, 2002 and December 31, 2001. This information should be read in conjunction with our quarterly consolidated financial statements for the quarters ended June 30, 2003 and our annual consolidated financial statements for the years ended December 31, 2002 and 2001 and notes thereto and "Management's Discussion and Analysis", appearing elsewhere in this prospectus.

	Three Months Ended		Six Months Ended			Years Ended
	June 30		June 30			December 31
	2003	2002	2003	2002	2002	2001

STATEMENT OF OPERATIONS DATA:
REVENUE
Revenues	$688,529	$407,703	$1,290,241	$849,944	$1,964,699	$2,857,151
Cost of revenues	176,332	169,258	333,686	333,506	706,911	1,045,326

Gross profit	$512,197	$238,445	956,555	516,438	$1,257,788	$1,811,825

EXPENSES
Sales and marketing	$166,041	$137,451	$324,815	$229,511	$475,038	$466,954
General and administrative	574,050	432,188	1,111,789	814,226	1,790,848	2,018,102

Total expenses	$740,091	$569,639	$1,436,604	$1,043,737	$2,265,886	$2,485,056

Loss from operations	$(227,894)	$(331,194)	$(480,049)	$(527,299)	$(1,008,098)	$(673,231)
Interest income	-	22	-	168	195	4,020
Interest (expense) ordinary	(11,789)	(4,095)	(24,647)	(9,881)	(39,170)	(24,170)
Interest on 8% convertible notes[1]	(656,707)	(33,966)	(860,351)	(52,330)	(120,262)	(196,818)
Interest on 3% convertible debenture	-	-	-	(160,209)	(160,209)	(375,109)
Gain (loss) on warrants liability	-	-	-	(55,000)	(55,000)	242,000
Gain on restructuring of convertible notes[2]	-	-	-	1,088,586	1,088,586	-
Gain on convertible note redemption	-	-	-	-	-	58,701
Other income (expense)	2,653	(1,671)	3,125	2,279	(12,719)	9,509

Loss before effect of
cumulative change in accounting principle	$(893,737)	$(370,904)	$(1,361,922)	$286,314	$(306,677)	$(955,098)
Cumulative effect of change in accounting principle	-	-	-	-	-	413,546

Net income (loss)	$(893,737)	$(370,904)	$(1,361,922)	$286,314	$(306,677)	$(541,552)
===========		===========	===========	===========	===========	===========
Basic and diluted loss per share:
Net loss before cumulative change in
accounting principle	(0.04)	(0.03)	(0.06)	0.02	(0.02)	(0.10)
Cumulative effect of change in accounting principle	-	-	-	-	-	0.04

Net loss	(0.04)	(0.03)	(0.06)	0.02	(0.02)	(0.06)
===========		===========	===========	===========	===========	===========

BALANCE SHEET DATA as at:		June 30, 2003	December 31, 2002		December 31, 2001

Total assets		$1,467,889		$1,451,626		$723,690
Total liabilities		966,449		2,702,443		3,467,292
Total shareholders' equity (deficiency)		501,440		(1,250,817)		(2,743,602)

1 On January 28, May 12, and May 28, 2003 the holders of our 8% convertible notes converted their principal balance into common shares at a discounted conversion rate, which produced an expense on the induced conversion and accelerated the accretion of the unamortized debt discount, for a total non-cash interest expense of $860,351.

2 The gain on restructuring of convertible notes arose in February 2002. The note holders agreed to waive accrued interest of $315,000 and prepayment premiums of $288,600, and to make the notes interest free until December 31, 2003. The interest free period was a benefit to us and produced a gain of $237,764. As well, the removal of the discount-to-market conversion calculation produced a benefit to us called a "repurchase of beneficial conversion feature," of $247,222. A full description of this restructuring may be found in Note 7 to the 2002 annual financial statements found elsewhere in this prospectus.

RISK FACTORS

The following factors should be considered carefully in evaluating Stockgroup and its business.

Our limited operating history makes it difficult for you to judge our prospects.

We have a limited operating history upon which an evaluation of our current business and prospects can be based. We have reported losses for each fiscal year since we became a public company. You should consider any purchase of our shares in light of the risks, expenses and problems frequently encountered by all companies in the early stages of its corporate development, such as lack of capital, difficulty attracting high quality personnel, lack of market exposure, and uncertainty about the viability of our business plan.

Liquidity and capital resources are uncertain.

Our cash used in operations for the first six months of 2003 was $552,048 and our accumulated deficit at June 30, 2003 was $14,803,305. We repaid $35,332 of our convertible notes, and $47,000 in notes payable. Another use of cash was repayment of capital leases, totaling $55,619. Sources of cash included $95,745 for proceeds from exercise of warrants and stock options, and $625,281 from issuance of shares and warrants under a Short Form Offering.

You should be cautioned that there can be no assurance that revenue, margins, and profitability will increase. We have $79,430 of capital lease obligations due within the next 12 months. There can be no assurance that we will be successful in raising a sufficient amount of additional capital or in internally generating a sufficient amount of capital to meet our operational requirements.

Our ability to continue as a going concern is uncertain

In view of our liquidity conditions described above, our ability to continue as a going concern is uncertain and dependent upon achieving a profitable level of operations and, if necessary, on our ability to obtain necessary financing to fund ongoing operations. As well, our ability to absorb a large unforeseen expenditure or other disaster is limited by our current lack of capital resources. Our auditors' report and Note 1 to our 2002 consolidated financial statements also discuss substantial doubt about our ability to continue as a going concern.

Computer equipment problems and failures could adversely affect our business.

Problems or failures in Internet-related equipment, including file servers, computers and software, could result in interruptions or slower response times for our Web-based services, which could reduce the attractiveness of our Web site, financial tools or investor relations services to advertisers and users. Should such interruptions continue for an extended period we could lose significant business and reputation. Equipment problems and failures could result from a number of causes, including an increase in the number of users of our Web site, computer viruses, outside programmers penetrating and disrupting software systems, human error, fires, floods, power and telecommunications failures and internal breakdowns. In addition, any disruption in Internet access and data feeds provided by third parties could have a material and adverse effect on our businesses. Our limited resources do not currently permit us to maintain an off-site disaster recovery facility. As a result, if we experience a major disaster such as a fire, theft, or intentional destruction of our computer equipment, it could have catastrophic results for our business.

We may not be able to compete successfully against current and future competitors.

We currently compete with several other companies offering similar services. Many of these companies have significantly greater financial resources, name recognition, and technical and marketing resources, and virtually all of them are seeking to improve their technology, products and services. We can not assure you that we will have the financial resources or the technological expertise to successfully meet this competition.

We are significantly influenced by our officers, directors and entities affiliated with them.

In the aggregate, ownership of Stockgroup shares by management represents approximately 17% of our present issued and outstanding shares of common stock. These shareholders, if acting together, will be able to significantly influence all matters requiring approval by shareholders, including the election of directors and the approval of mergers or other business combinations.

We may be unable to protect the intellectual property rights upon which our business relies.

We have or may pursue certain trademarks, and we have brand names, Internet domain names, Web site designs, programs and certain subscriber lists which make up the intellectual property we view as important to our business. It may be possible for a third party to copy or otherwise obtain or use our intellectual property without authorization or to develop similar technology independently. There can also be no assurance that our business activities will not infringe upon the proprietary rights of others, nor that other parties will not assert infringement claims against us, including claims that by, directly or indirectly, providing hyperlink text links to Web sites operated by third parties, we have infringed upon the proprietary rights of other third parties. Due to the global nature of the Internet, there can be no assurance that obtaining trademark protection in the United States will prevent infringements on our trademarks by parties in other countries. We have not sought or obtained any patents on our proprietary software and data processing applications.

We may be held liable for online information or services provided by us or third parties.

Because materials may be downloaded by the public on Internet services offered by us or the Internet access providers with whom we have relationships, and because third party information may be posted by third parties on our Web site through discussion forums and otherwise, there is the potential that claims will be made against us for defamation, negligence, copyright or trademark infringement or other theories. Such claims have been brought against providers of online services in the past. We have been named in two lawsuits in which defamation is alleged to have occurred on our Internet discussion forum called Bull Boards. The imposition of liability based on such claims could materially and adversely affect us.

Even to the extent such claims do not result in liability, we could incur significant costs in investigating and defending against such claims. The imposition on us of potential liability for information or services carried on or disseminated through our Web site could require implementation of measures to reduce exposure to such liability, which may require the expenditure of substantial resources and limit the attractiveness of services to members and users.

We post news clippings from other news Web sites on the Stockhouse and SmallCapCenter Web sites with links to the source site. Most publishers currently encourage this practice, although certain publishers have requested that we cease posting their stories. We have complied with their request in each case. To the extent that a large majority of news publishers prohibit posting of their stories on our Web sites or begin charging royalty fees for such stories, our Web site traffic could decrease or our costs could increase, thereby adversely impacting our profitability.

Our general liability insurance will not cover all potential claims to which we are exposed or may not be adequate to indemnify us for all liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on our business, results of operations and financial condition.

Trading of our stock may be restricted by the SEC's penny stock regulations which may limit a stockholder's ability to buy and sell our stock.

The Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

Future issuances of shares may adversely impact the value of our stock.

We may attempt to raise additional capital through the sale of common stock in the near future. Future issuances of common stock may dilute your position in us.

Our stock price is vulnerable to buying and selling pressures

As there is a limited market for our common stock, there may be considerable volatility in our stock price due to selling and buying pressures. Future sales of shares by our existing or future shareholders could cause the market price of our common stock to decline. There are currently 20,767,071 outstanding shares of our common stock which may be traded without restriction in any market. In addition, there are 7,146,550 outstanding shares which may be traded outside the United States and which will become free trading in the United States upon effectiveness of this registration statement. The remaining 1,507,750 outstanding shares are currently subject to escrow restrictions imposed by the TSX Venture exchange, and they will be released from escrow as to 50% of the total on December 17, 2003 and 50% on June 17, 2004.

There are 2,420,200 shares underlying stock options which are exercisable within 60 days of this prospectus, and which may be traded without restriction in any market. Of these options, 2,202,200 of them have exercise prices at or below the market price as of the date of this prospectus.

There are also 7,031,413 shares underlying warrants which are exercisable as of the date of this prospectus, of which 2,464,900 are covered by a registration statement filed July 7, 2003 and accordingly are eligible for sale by the holders thereof in the public market subject to restrictions included in our agreements with the holders. Of the aforementioned 2,464,900 shares, 2,164,900 underlie warrants which have exercise prices at or below the market price as of the date of this prospectus. In addition, warrants exercisable for 2,226,155 shares have exercise prices at or below the market price and will be free trading upon this registration statement being declared effective.

Our board of directors may authorize and issue preferred shares

Our board of directors has the authority to issue preferred shares with rights, preferences and/or privileges senior to or on parity with the rights of the holders of common stock. The potential consequences to our investors include a loss of perceived value of the stock in the market and a loss of future earnings and dividends, if and when dividends are declared.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains "forward-looking statements." In some cases you can identify forward-looking statements by terminology such as "may", "will", "should", "could", "expects", "plans", "intends", "anticipates", "believes", "estimates", "predicts", "potential" or "continue" or the negative of such terms and other comparable terminology.

These forward-looking statements include, without limitation, statements about:

  our market opportunity;
  our strategies;
  competition;
  expected activities and expenditures as we pursue our business plan; and
  the adequacy of our available cash resources.

These statements appear in a number of places in this registration statement and include statements regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things: (i) trends affecting our financial condition or results of operations, (ii) our business and growth strategies, (iii) the Internet and Internet commerce and (iv) our financing plans. Although we believe that the expectations reflected in the forward-looking statement are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

The accompanying information contained in this prospectus including, without limitation, the information set forth under the headings "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations", and "Business" identify important factors that could adversely affect actual results and performance. All forward-looking statements attributable to us are expressly qualified in their entirety by the foregoing cautionary statement.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the securities by the selling security holders.

SELLING SECURITY HOLDERS

This prospectus relates to the offering by the selling security holders of shares of our common stock acquired by them in an equity investment and exercise of warrants that the selling security holders received in certain private placements. 11,431,245 shares of common stock offered by this prospectus are being offered by the selling security holders for their own accounts.

A.     28 SECURITY HOLDERS PARTICIPATING IN THE DECEMBER 31, 2002 PRIVATE PLACEMENT

We are registering the resale of 5,255,625 shares for this group of security holders.

555625 BC Ltd., APL Securities, C. Channing Buckland, Carpe Diem Investments Ltd., Isabel Chiarantano, James McAusland, Jasna Frakes, Jeana Traviss, Kimberly D. Hodal, Madeline McAusland, Neil Linder, Ronald Blusson, Rudy Lunter, Shane Myers, 828820 Alberta Ltd, Ming Capital Enterprises, Turf Holding, Dorothy Morrison, Sanovest Holdings Ltd., Bank Sal Oppenheim jr. cie, Belzberg Financial Market & News Inc., Clive de Larrabeiti, Darcy A. Higgs, Panorama Public and Industrial Communications Ltd., Konstantinos Tsirigotis, Les Enterprises de Richard Atkinson Ltee., Peter Krag Hansen and Thomas O'Neill (collectively, the "selling security holders") purchased an aggregate 3,403,750 units, each unit consisting of one common share and one non-transferable warrant, at a price of $0.16 per unit for total gross proceeds of $544,600 from us in a private placement transaction which completed on December 31, 2002. Each two warrants entitle the holder to acquire one common share at an exercise price of $0.22 until

December 31, 2003. We also issued 150,000 agent's warrants to Bolder Investment Partners as a placement fee in the transaction. Each one agent's warrant is exercisable for one common share at $0.16.

As of the date of this prospectus none of the warrants or agent's warrants had been exercised. Upon exercise of the warrants, we plan to rely on an exemption under Regulation S for the issuance of the shares underlying the warrants.

The following table sets forth information with respect to the common stock beneficially owned by the selling security holders as of the date of this prospectus. Beneficial ownership is determined in accordance with Securities and Exchange Commission rules and includes voting or investment power with respect to the securities.

The percentage interest of each selling security holder is based on the beneficial ownership of that selling security holder divided by the sum of the current outstanding shares of common stock plus the additional shares, if any, which would be issued to that selling security holder (but not any other selling security holder) when exercising warrants in the future.

To our knowledge, each of the selling security holders has sole voting and investment power over the shares of common stock listed in the table below. No selling security holder has had a material relationship with us during the last three years, other than as an owner of our common stock or other securities. To our knowledge, none of these investors is affiliated with the others.

Name	Number of Shares Beneficially Owned	Number of Shares Offered Herein	Number of Shares Underlying Warrants Offered Herein	Percentage of Stock Owned Prior To the Offering	Amount and Percentage of Stock Owned After the Offering
555625 BC Ltd.	75,000	50,000	25,000	*	0/0%
APL Securities	112,500	75,000	37,500	*	0/0%
C. Channing Buckland	354,375	236,250	118,125	1.13%	0/0%
Carpe Diem Investments Ltd.	93,750	62,500	31,250	*	0/0%
Isabel Chiarantano	46,875	31,250	15,625	*	0/0%
James McAusland	45,000	30,000	15,000	*	0/0%
Jasna Frakes	37,500	25,000	12,500	*	0/0%
Jeana Traviss	90,000	60,000	30,000	*	0/0%
Kimberly D. Hodal	90,000	60,000	30,000	*	0/0%
Madeline McAusland	45,000	30,000	15,000	*	0/0%
Neil Linder	150,000	100,000	50,000	*	0/0%
Ronald Blusson	90,000	60,000	30,000	*	0/0%
Rudy Lunter	45,000	30,000	15,000	*	0/0%
Shane Myers	225,000	150,000	75,000	*	0/0%
828820 Alberta Ltd	468,750	312,500	156,250	1.50%	0/0%
Ming Capital Enterprises	712,500	475,000	237,500	2.27%	0/0%
Turf Holding	750,000	500,000	250,000	2.39%	0/0%
Dorothy Morrison	150,000	100,000	50,000	*	0/0%
Sanovest Holdings Ltd.	468,750	312,500	156,250	1.50%	0/0%
Bank Sal Oppenheim jr. ncie	121,875	81,250	40,625	*	0/0%
Belzberg Financial Market & News Inc.	300,000	200,000	100,000	*	0/0%
Clive de Larrabeiti	150,000	100,000	50,000	*	0/0%
Darcy A. Higgs	93,750	62,500	31,250	*	0/0%
Panorama Public and Industrial Communications Ltd.	150,000	100,000	50,000	*	0/0%
Konstantinos Tsirigotis	15,000	10,000	5,000	*	0/0%
Les Enterprises de Richard Atkinson Ltee	75,000	50,000	25,000	*	0/0%
Peter Krag Hansen	75,000	50,000	25,000	*	0/0%
Thomas O'Neill	75,000	50,000	25,000	*	0/0%
Bolder Investment Partners Ltd.	150,000	0	150,000	*	0/0%
TOTALS

* - Less than 1%

B. 215 SECURITY HOLDERS PARTICIPATING IN THE APRIL 2003 SHORT FORM OFFERING

We are registering the resale of 6,175,620 shares for this group of security holders.

The list of security holders in the table below purchased an aggregate of 3,742,800 units, each unit consisting of one common share and one non-transferable warrant, at a price of C$0.37 (US$0.27) per unit, for total gross proceeds of C$1,384,836 (US$1,010,556), from us in a short form offering which completed in two parts on June 4, 2003 and July 16, 2003. Each two warrants entitle the holder to acquire one share of us at an exercise price of C$0.75 (US$0.55) for 12 months from the respective completion date. In addition, a group of agents led by First Associates Investments Inc. and including Bolder Investment Partners Ltd., Canaccord Capital Corp., Haywood Securities Inc., Penson Financial Services Canada, Wolverton Securities Ltd., and Union Securities Ltd. received an aggregate of 374,280 agent options, with each agent option entitling the holder to acquire one unit as described above for 24 months from the respective completion date at C$0.37 (US$0.27) per unit.

As of the date of this prospectus none of the warrants or agent options had been exercised. Upon exercise of the warrants, we plan to rely on an exemption under Regulation S for the issuance of the shares underlying the warrants.

The following table sets forth information with respect to the common stock beneficially owned by the selling security holders as of the date of this prospectus. Beneficial ownership is determined in accordance with Securities and Exchange Commission rules and includes voting or investment power with respect to the securities.

The percentage interest of each selling security holder is based on the beneficial ownership of that selling security holder divided by the sum of the current outstanding shares of common stock plus the additional shares, if any, which would be issued to that selling security holder (but not any other selling security holder) when exercising warrants in the future.

To our knowledge, each of the selling security holders has sole voting and investment power over the shares of common stock listed in the table below. No selling security holder has had a material relationship with us during the last three years, other than as an owner of our common stock or other securities. To our knowledge, none of these investors is affiliated with the others.

Name	Number of Shares Beneficially Owned	Number of Shares Offered Herein	Number of Shares Underlying Warrants and Agent Options Offered Herein	Percentage of Stock Owned Prior To the Offering	Amount and Percentage of Stock Owned After the Offering
Marc Melnic	15,000	10,000	5,000	*	-
Robert Grapko	15,000	10,000	5,000	*	-
Wendy Stang	15,000	10,000	5,000	*	-
Mr Keith Pascoe-Price	15,000	10,000	5,000	*	-
Ms. Alice Linderman	7,500	5,000	2,500	*	-
Mike Svab	15,000	10,000	5,000	*	-
Margaret Bosch	7,500	5,000	2,500	*	-
Miss Raffelina Lamontagne	7,500	5,000	2,500	*	-
Wayne Young	30,000	20,000	10,000	*	-
Guy Farebrother	30,000	20,000	10,000	*	-
Roger Michaud	15,000	10,000	5,000	*	-
Bob Pandelidis	3,000	2,000	1,000	*	-
Ann Kostiuk	15,000	10,000	5,000	*	-
Andy Kostiuk	15,000	10,000	5,000	*	-
Denis Gosselin	1,500	1,000	500	*	-
Mr. Mohammed Elsaghir	30,000	20,000	10,000	*	-
Ty Lopes	1,500	1,000	500	*	-
Robin John Wilkinson	75,000	50,000	25,000	*	-
Ralph Wallace	30,000	20,000	10,000	*	-
Colin Magee	4,500	3,000	1,500	*	-
940180 Alberta Limited	15,000	10,000	5,000	*	-
Kenneth Leong	15,000	10,000	5,000	*	-
Mr. Ben J Murphy	3,750	2,500	1,250	*	-
Cheryl Enright	1,500	1,000	500	*	-
Karen Tomter	15,000	10,000	5,000	*	-
Winsome Capital Inc	52,500	35,000	17,500	*	-
Balmon Holdings Ltd	150,000	100,000	50,000	*	-
Cibc World Markets Inc	65,700	43,800	21,900	*	-
Brian Schmidt	15,000	10,000	5,000	*	-
Oriole Energy Eastern Ltd	15,000	10,000	5,000	*	-
Barry Slusarchuk	22,500	15,000	7,500	*	-
Gary L Gray Pro Corp.	30,000	20,000	10,000	*	-
Peter-Paul Holdings	150,000	100,000	50,000	*	-
Steve Mulherin	45,000	30,000	15,000	*	-
Ms. Jan Richard	22,500	15,000	7,500	*	-
Mr. Peter Tse	7,500	5,000	2,500	*	-
International Benefits Management Corporation	150,000	100,000	50,000	*	-
Tony Smith	30,000	20,000	10,000	*	-
Mr. Dean Bristow	30,000	20,000	10,000	*	-
Michelle L Colley	3,000	2,000	1,000	*	-
Leo Verlaan	7,500	5,000	2,500	*	-
Elizabeth Verlaan	7,500	5,000	2,500	*	-
Mr. Steve Simonds	30,000	20,000	10,000	*	-
Keith Rose	52,500	35,000	17,500	*	-
Mr Raymond Pineo	43,500	29,000	14,500	*	-
Sherry Sturko	4,500	3,000	1,500	*	-
Mr John Robert Conaty And/Or Mrs Louise Conaty Jtwros	15,000	10,000	5,000	*	-
Warren Seaman	3,750	2,500	1,250	*	-
Melissa M Hart	22,500	15,000	7,500	*	-
Tom Hart	22,500	15,000	7,500	*	-

Mr Gord Berkhold	7,500	5,000	2,500	*	-
Andrew Watts	3,000	2,000	1,000	*	-

Jenifer Gray	7,500	5,000	2,500	*	-
Heather Hankins-Bruce	7,500	5,000	2,500	*	-
Time Frame Construction Ltd	30,000	20,000	10,000	*	-
Mr. Robert J Watts	9,000	6,000	3,000	*	-
Mr Arthur Borzel	15,000	10,000	5,000	*	-
Mr. Mark Salmon	22,500	15,000	7,500	*	-
Jeff Wright	6,000	4,000	2,000	*	-
Mr. Kevin Clarkson	1,500	1,000	500	*	-
Yue Tim Pak	7,500	5,000	2,500	*	-
Aldo Marangoni For Jesse Marangoni	3,000	2,000	1,000	*	-
Flo Ibsen And Barrie Ibsen Jtwros	6,000	4,000	2,000	*	-
Mr. Randal Wilson	75,000	50,000	25,000	*	-
Jack Howorko	7,500	5,000	2,500	*	-
Bill Brandsma	6,000	4,000	2,000	*	-
Galaxy Players Ltd	37,500	25,000	12,500	*	-
Rykel Resources Ltd	22,500	15,000	7,500	*	-
Mr. David Westlund	30,000	20,000	10,000	*	-
Gabina Herrmann	1,500	1,000	500	*	-
Tarik Elsaghir	15,000	10,000	5,000	*	-
Mr. Derrick Armstrong	150,000	100,000	50,000	*	-
Mr. Gary Lobb	45,000	30,000	15,000	*	-
Gary Dagnall	30,000	20,000	10,000	*	-
Mrs. Linda Dagnall	82,500	55,000	27,500	*	-
Mark Woods	3,750	2,500	1,250	*	-
Shannon L Lussier	3,750	2,500	1,250	*	-
Dean Giesbrecht	15,000	10,000	5,000	*	-
Mrs. Kari-Leigh Whitelaw	15,000	10,000	5,000	*	-
Brian Whitelaw	22,500	15,000	7,500	*	-
Mr. Wayne Cutforth	15,000	10,000	5,000	*	-
Mr Paul Chiasson	7,500	5,000	2,500	*	-
Melinda Chiasson	7,500	5,000	2,500	*	-
Bill Hamilton	2,250	1,500	750	*	-
Don Serwa	15,000	10,000	5,000	*	-
Todd Viollette	42,000	28,000	14,000	*	-
L Kristi Eshleman	15,000	10,000	5,000	*	-
Mr. Aldo Marangoni	15,000	10,000	5,000	*	-
Caribou Land Services Ltd	37,500	25,000	12,500	*	-
Cal Gazdag	37,500	25,000	12,500	*	-
Hamish Pollard	6,000	4,000	2,000	*	-
Domenic Parrotta For Joey Parrotta	30,000	20,000	10,000	*	-
827119 Alberta Ltd	30,000	20,000	10,000	*	-
Roxana J Acheson	15,000	10,000	5,000	*	-
Mr. John Sobkowich	9,000	6,000	3,000	*	-
Denise Blinkal	9,000	6,000	3,000	*	-
Mr. Bruce Hrabchak	3,000	2,000	1,000	*	-
Nizar Devji	7,500	5,000	2,500	*	-
Sandy Tse	25,500	17,000	8,500	*	-
Stacy Provins	12,000	8,000	4,000	*	-
Aldo Marangoni For Jenna Maria Marangoni	3,000	2,000	1,000	*	-
Jason Perri	7,500	5,000	2,500	*	-
Candace Cooke	7,500	5,000	2,500	*	-
Mr. Gary Whelan	7,500	5,000	2,500	*	-
Gary Brownlee	1,500	1,000	500	*	-
Gary Brownlee For Steven Unsworth	3,000	2,000	1,000	*	-
Rudy Witt	15,000	10,000	5,000	*	-
Mr Terry Sheepy	3,750	2,500	1,250	*	-
Mr. Jack Little	15,000	10,000	5,000	*	-
Mr. Richard Block	15,000	10,000	5,000	*	-
Gordon Jeffery	45,000	30,000	15,000	*	-
Mr Danny Rasmussen	22,500	15,000	7,500	*	-
Bob Anderson	15,000	10,000	5,000	*	-
Mr. John-Paul Trottier	90,000	60,000	30,000	*	-
Herb Pflughaupt	16,500	11,000	5,500	*	-
Colleen Weeks	16,500	11,000	5,500	*	-
Kirk Pflughaupt	15,000	10,000	5,000	*	-
Mr. Bob Eakin	75,000	50,000	25,000	*	-

James Belovich	7,500	5,000	2,500	*	-
Leroy N Hiller	2,250	1,500	750	*	-
Leroy Hiller For Jordan Hiller	2,250	1,500	750	*	-
Neil B Ramsay	30,000	20,000	10,000	*	-

Neil Ramsay Professional Corporation	30,000	20,000	10,000	*	-
Paul Sabourin	45,000	30,000	15,000	*	-
Mr. Alan Olinyk	30,000	20,000	10,000	*	-
Mrs. Mary Panas	7,500	5,000	2,500	*	-
Paul Vandergust	9,000	6,000	3,000	*	-
Mr. Marc I Lozynsky	1,500	1,000	500	*	-
Mr. Michael Marianicz	7,500	5,000	2,500	*	-
Mrs. Marlane Marianicz	7,500	5,000	2,500	*	-
Miss Lori Marianicz	15,000	10,000	5,000	*	-
Mr. Alexander Meinzinger And Helen Meinzinger Jtwros	15,000	10,000	5,000	*	-
Maurice Walsh	15,000	10,000	5,000	*	-
Maxine E Webb And Norman Webb Jtwros	13,500	9,000	4,500	*	-
Mr. Dale K Anderson	30,000	20,000	10,000	*	-
Tony Wong	22,500	15,000	7,500	*	-
Ms Laura Jean Mack	7,500	5,000	2,500	*	-
Sharon Willcock	1,500	1,000	500	*	-
Mr Robert Borzel	15,000	10,000	5,000	*	-
Chris Blyth	7,500	5,000	2,500	*	-
Barry Brown	30,000	20,000	10,000	*	-
Vern Haberlack	30,000	20,000	10,000	*	-
Serge Bonnet	15,000	10,000	5,000	*	-
Mr. Leonard Henri Garon	7,500	5,000	2,500	*	-
Thurston Consulting Ltd	30,000	20,000	10,000	*	-
Igor Lozynsky	7,500	5,000	2,500	*	-
Mr. John Ames	30,000	20,000	10,000	*	-
Ash Mukherjee	7,500	5,000	2,500	*	-
Gary Lynkowski And Denise Lynkowski Jtwros	7,500	5,000	2,500	*	-
Don Osbak	3,000	2,000	1,000	*	-
Donna Gaidica	30,000	20,000	10,000	*	-
Canaccord Capital Corp	312,000	208,000	104,000	*	-
Donald Mcinnes	30,000	20,000	10,000	*	-
Haywood Securities Inc	300,000	200,000	100,000	*	-
Jurgen Wollschlager	15,000	10,000	5,000	*	-
Hanwol Investments Ltd	37,500	25,000	12,500	*	-
Randy Wold And Tina Wold Jtwros	15,000	10,000	5,000	*	-
Mr. Patrick Stratton	75,000	50,000	25,000	*	-
Mr. Vern Chipiuk	15,000	10,000	5,000	*	-
Ruth Ferguson	15,000	10,000	5,000	*	-
Mr Rick Draper	15,000	10,000	5,000	*	-
Charlene Squire	15,000	10,000	5,000	*	-
Mrs. Jacquie Danforth	3,000	2,000	1,000	*	-
Sheryl Schlegel	15,000	10,000	5,000	*	-
Karen Mawhinney	15,000	10,000	5,000	*	-
George Kakouros	10,500	7,000	3,500	*	-
Mr Andy Borzel	15,000	10,000	5,000	*	-
Mr. Joe Stewart	30,000	20,000	10,000	*	-
Scott Mackenzie	15,000	10,000	5,000	*	-
Don Serwa	22,500	15,000	7,500	*	-
Mr. Archibald Nesbitt	15,000	10,000	5,000	*	-
Baljinder Garcha	8,100	5,400	2,700	*	-
Nazir Mulji	4,200	2,800	1,400	*	-
Rudolph & Margaretha Zwamborn	4,200	2,800	1,400	*	-
Patrick O'brien	12,000	8,000	4,000	*	-
Antonio Spadafora	10,500	7,000	3,500	*	-
Inder Singh	3,600	2,400	1,200	*	-
Harold Busat	12,000	8,000	4,000	*	-
Darshan & Kewal Bains	4,200	2,800	1,400	*	-
Leslie Orton	4,200	2,800	1,400	*	-
Raymond Hill	15,000	10,000	5,000	*	-
Mr Bernard De Souza	15,000	10,000	5,000	*	-
Mrs Lucia De Souza And/Or Mr Patrick De Souza Jtwros	7,500	5,000	2,500	*	-

Delores Tam	51,000	34,000	17,000	*	-
Penson Financial Services In Trust For:Arthur Curley	15,000	10,000	5,000	*	-
Penson Financial Services In Trust For:Kenneth Mcfarland	7,500	5,000	2,500	*	-
Kostas Konstantinou	15,000	10,000	5,000	*	-

Mr Jim Taylor	22,500	15,000	7,500	*	-
Cherie Anne &/Or Paul Chappelle	7,500	5,000	2,500	*	-
Konstantinos Tsirigotis Itf Dimitrios	15,000	10,000	5,000	*	-
Konstantinos Tsirigotis Itf Sophia	15,000	10,000	5,000	*	-
Mr Matt Kuhn	54,000	36,000	18,000	*	-
Panagiota Mattheakis	15,000	10,000	5,000	*	-
Catherine A &/Or Walter Gagen	15,000	10,000	5,000	*	-
Penson Financial Services In Trust For:Beverly Cherry	75,000	50,000	25,000	*	-
Mr Thomas O'neill	37,500	25,000	12,500	*	-
Mr. Doug Johnson	150,000	100,000	50,000	*	-
Nikolaos &/Or Athina Kilindris	15,000	10,000	5,000	*	-
Wolverton Securities Ltd. Itf Kinder S Deo	15,000	10,000	5,000	*	-
Wolverton Securities Ltd. Itf Chrisovalantis D Gionis	15,000	10,000	5,000	*	-
Wolverton Securities Ltd. Itf Caroline K Huen	15,000	10,000	5,000	*	-
Wolverton Securities Ltd. Itf Antonios Tsigounis	15,000	10,000	5,000	*	-
Wolverton Securities Ltd. Itf Joanna Kotsiris	15,000	10,000	5,000	*	-
Wolverton Securities Ltd. Itf Konstantinos Tsirigotis	15,000	10,000	5,000	*	-
Penson Financial Services In Trust For:Peter Stratford	4,500	3,000	1,500	*	-
Penson Financial Services In Trust For:Peter Stratford	3,000	2,000	1,000	*	-
Richard Bullock	600 ,000	400,000	200,000	3.34%	-
First Associates Investments Inc.	456,090	-	456,090	1.44%	-
Bolder Investment Partners Ltd.	15,000	-	15,000	*	-
Canaccord Capital Corp.	12,000	-	12,000	*	-
Haywood Securities Inc.	54,000	-	54,000	*	-
Penson Financial Services Canada In Trust For: 3QAAGCA - Dan Currie - Northern Securities Inc.	5,250	-	5,250	*	-
Wolverton Securities Ltd.	15,000	-	15,000	*	-
Union Securities Ltd.	4,080	-	4,080	*	-

GRAND TOTALS	6,175 ,620	3,742,800	2,432,820		-
* - Less than 1%

PLAN OF DISTRIBUTION

SELLING SECURITY HOLDERS

The selling security holders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when selling shares:

  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
  an exchange distribution in accordance with the rules of the applicable exchange;

  privately negotiated transactions;
  short sales;
  broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;
  a combination of any such method of sale; or
  any other method permitted pursuant to applicable law.

The selling security holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling security holders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The selling security holders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling security holder defaults on a margin loan, the broker may, from time to time, offer and sell pledged shares.

Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be

"underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

LEGAL PROCEEDINGS

We are currently involved in litigation in British Columbia Provincial Court with a former customer, Pacific Capital Markets Inc. or PCMI, to collect amounts owing pursuant to a contract entered into in September, 2000. The defendant provided a $100,000 deposit and contracted us to provide certain lead generation services. We delivered the requested services throughout October and November, 2000, however, the defendant defaulted on all additional payments. We are suing the defendant for the $351,800 balance owing, plus interest and costs. The defendant has filed a statement of defense and counterclaim to recover the $100,000 deposit. As of the date of this prospectus no further action had been taken by either party and no court date has been set. Although we currently believe the outcome of the litigation will be in our favor, we have not elected to aggressively pursue the litigation at this time. We have made no provision for the counterclaim in the financial statements and any settlement or final award will be reflected in our statement of operations as the litigation is resolved.

We have been named in two lawsuits involving members of our Bull Boards investment discussion forum on www.stockhouse.com/ca. Both suits allege defamation by unknown parties on our discussion forum. One lawsuit was in Alberta Provincial Court and the plaintiff was Bearcat Explorations. We have since been released from the litigation by the plaintiff. In the second lawsuit, which is in Saskatchewan Provincial Court, the plaintiff is Blackstrap Hospitality, and we have responded to the action by offering to provide information on the defendant on the condition that we receive a court order to do so. We expect to be released from this litigation without incurring further expenses.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth, as of the date of this prospectus, the name, age and position of our directors, executive officers and other significant employees:

Director/Officer
Name	Age	Since	Position with the Company

Marcus A. New	33	May 1995	Chief Executive Officer and Chairman of the Board
Leslie A. Landes	59	August 1998	President and a Director
David E. Gillard	33	November 2001	Chief Financial Officer
Craig D. Faulkner	32	May 1995	Director
David N. Caddey	53	June 1999	Director
Louis deBoer II	51	October 1999	Director
Jeffrey D. Berwick	32	July 2002	Director

We have formed an audit committee, composed of Craig Faulkner, David Caddey, Louis deBoer, and Jeff Berwick. None of our audit committee members are "financial experts" as defined in the Sarbanes-Oxley Act. We have also formed a compensation committee, composed of the same four directors as the audit committee.

The backgrounds of the our directors, executive officers and significant employees are as follows: Marcus A. New, B.A., Chief Executive Officer and Chairman of the Board Marcus New is our founder, and has been our Chairman and Chief Executive Officer since May 1995. Leslie A. Landes, President and a Director

Les Landes has served as a Director since June 1999, as our President and Chief Operating Officer since August 1998 and has been an advisor to us since shortly after our inception. Mr. Landes is also a director of TIR Systems Ltd., a British Columbia, Canada lighting technology company, which is a reporting company in Canada, and is lis ted on the TSX Venture Exchange.

David E. Gillard, CGA, Chief Financial Officer

David Gillard has been Chief Financial Officer of Stockgroup since November 2001, and prior to that he had been with us in the capacity of Controller since March 2000. Prior to joining us, he was employed by Maynards Industries Ltd., a privately held asset conversion company, from 1993 to 2000.

Craig D. Faulkner, B.A., Director

Craig Faulkner is one of our founding partners and worked with us as Chief Technology Officer and a Director from 1995 to 2002. On March 28, 2002, Craig resigned as our Chief Technology Officer but he remains on the Board of Directors. Since April 2002 Mr. Faulkner has been president of Kikara Martial Arts Academies, a martial arts franchising company. He is also part of the advisory boards for Brand Fidelity an online service addressing the commercial naming and branding business, and Serveyor, a Managed Service Provider (MSP) for Internet Availability Monitoring, Performance Measurement and Quality testing, both of which are non-reporting private companies.

David N. Caddey, B.Sc., M.Sc., Director

David Caddey has been a Director since June 1999. Since July 1998 he has served as an Executive Vice President of MacDonald Dettwiler and Associates Ltd., a space technology and satellite services company that designs, manufactures, operates and markets a broad range of space products and services. MacDonald Dettwiler is a reporting company in Canada and is listed on the Toronto Stock Exchange.

Louis deBoer II, Director

Lee deBoer has served as a director of Stockgroup since August 1999. Since May of 1998, he has served as President of

MediaFutures, Inc., which provides consulting services to clients in the Internet and cable broadcasting industries. From July 2000 through June 2001, he also served as CEO of Automatic Media Incorporated, an Internet media and software firm based in New York City. Mr. deBoer is also a director of Click TV, a television production company in the United Kingdom and Priva Technologies, both of which are non-reporting private companies.

Jeffrey D. Berwick, Director

Jeff Berwick has served as a director from July 2002 to present. Mr. Berwick has been Chief Executive Officer of StockHouse Media Corporation, a non-reporting private company, since 1995. In 2003 Mr. Berwick helped found Covenant Corporation, which engages in anti-piracy solutions in the entertainment industry, and retains an active role with it. Covenant Corporation is also a non-reporting private company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the date of this prospectus, the beneficial ownership of common stock of each person known to us who owns, or has the right to acquire within the next 60 days, more than 5% of our issued and outstanding common stock.

Name and address* of	Amount and Nature	Percent of
Beneficial Owner	of Beneficial Ownership	Class

Marcus A. New
1028 Saddle St., Coquitlam, BC, Canada	3,016,500	9.45%

Yvonne New
1028 Saddle St., Coquitlam, BC, Canada	2,214,500	7.11%

518464 B.C. Ltd.
1028 Saddle St., Coquitlam, BC, Canada	1,945,000	6.25%

U.S. Global Funds
7900 Callaghan Road,
San Antonio, TX 78229	2,400,000	7.71%

*Unless otherwise referenced, the mailing address for each of the above mentioned parties is c/o Stockgroup Information Systems Inc., Suite 500 - 750 West Pender Street, Vancouver, British Columbia, Canada V6C 2T7.

On March 11, 1999, we entered into a Share Exchange and Share Purchase Agreement with 579818 B.C. Limited, a British Columbia corporation, Stock Research Group, Inc., a British Columbia corporation, and all of the shareholders of Stock Research Group. Under that agreement we acquired all of the issued and outstanding shares of Stock Research Group in consideration of which 579818 B.C. Limited issued to the Stock Research Group shareholders 3,900,000 Class A Exchangeable Shares. We also issued to Stock Trans, Inc., our transfer agent, 3,900,000 shares of common stock, to hold as trustee for the benefit of the Stock Research Group shareholders. The exchangeable shares may be converted, at the option of the holder, into an equal number of shares of common stock held by the trustee. Pending any such conversion, each holder of the exchangeable shares may direct the trustee to vote an equivalent number of shares of common stock. The trustee has no discretion as to the voting or disposition of such common stock.

As a result of these transactions each of the former Stock Research Group shareholders has the right to vote, or to direct the trustee to vote on their behalf, a number of shares of common stock equal to the number of exchangeable shares held of record by them. In the aggregate, as of the date of this prospectus, the 2,649,500 shares of common stock held by the trustee represent approximately 8.51% of our issued and outstanding shares of common stock.

The trust created by these transactions will continue until the earliest to occur of the following events:

  no outstanding exchangeable shares are held by any former Stock Research Group shareholder;
  each of 579818 B.C. Limited and Stockgroup acts in writing to terminate the trust and such termination is approved by the holders of the exchangeable shares; and no outstanding exchangeable shares are held by any former Stock Research Group shareholder; and
  December 31, 2098.

Marcus New directly owns 169,500 exchangeable shares and his wife, Yvonne New, owns directly 19,500 exchangeable shares. They both indirectly own, through 518464 B.C. Ltd., a British Columbia company owned by Mr. New as to 50% and by Mrs. New as to 50%, 1,945,000 exchangeable shares. Accordingly, Marcus and Yvonne New beneficially own 2,134,000 exchangeable shares of common stock, which represent approximately 6.86% of our issued and outstanding common stock.

Mr. New also owns 2,000 shares of common stock which were purchased in the open market. On September 18, 2001, Mr. New was granted options to purchase 100,000 shares of common stock at an exercise price of $0.12 per share. These options fully vested on March 18, 2002 and expire on September 17, 2007. On March 5, 2002, Mr. New was granted options to purchase 400,000 shares of common stock at an exercise price of $0.22 per share, fully vesting on the grant date and with an expiry date of March 4, 2008. On May 13, 2002, Mr. New was granted options to purchase 300,000 shares of common stock at an exercise price of $0.17 per share, fully vesting on grant date and with an expiry date of May 12, 2008. In combination with Mr. New's 2,134,000 exchangeable shares, his wife's 80,500 common shares, his 800,000 vested options and 2,000 shares of common stock, Mr. New holds a beneficial ownership position in us of 3,016,500 shares, representing approximately 9.45% of issued and outstanding common stock.

Yvonne New owns directly 80,500 common shares. Her direct shares in combination with her beneficial ownership of 2,134,000 exchangeable shares give her a beneficial ownership position in us of 2,214,500 shares, representing approximately 7.11% of issued and outstanding common stock.

U.S. Global Funds owns 2,400,000 shares, representing approximately 7.71% of issued and outstanding common stock. The natural persons who hold voting power over the securities held by U.S. Global Funds are Frank Holmes and Ralph Aldis.

Security ownership of management

The tables below and the paragraphs that follow present certain information concerning our directors and, executive officers. None of our directors or, executive officers has any immediate family relationship with any other director executive officer.

Name and		Shares
Address* of		Beneficially
Beneficial		Owned	Percent
Owner	Position with Company	September 29, 2003	of Class

Marcus A. New

1028 Saddle St.,
Coquitlam, BC, Canada	CEO, Director	3,016,500	9.45%

Leslie A. Landes
3928 Westridge Ave.,
West Vancouver, BC, Canada	President, Director	938,200	2.94%

David Gillard
907 - 1008 Cambie St.,
Vancouver, BC, Canada	Chief Financial Officer	100,000	0.32%

Craig D. Faulkner
1608 Woodland Dr.,
Vancouver, BC, Canada	Director	625,500	2.00%

David N. Caddey
49-15715 34th Ave.,
Surrey, BC, Canada	Director	160,000	0.51%

Louis de Boer II
25 Central Park West,
New York, NY	Director	100,000	0.32%

Jeffrey Berwick
2602-1077 Marinaside Cres.,
Vancouver, BC, Canada	Director	437,230	1.40%

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All directors, executive officers and significant employees as a group 5,377,430         16.94%
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*The mailing address for each of the above mentioned parties is c/o Stockgroup Information Systems Inc., Suite 500 - 750 West Pender Street, Vancouver, British Columbia, Canada V6C 2T7.

Leslie A. Landes acquired 105,000 common shares by exercising 105,000 options on November 26, 2002. On August 10, 2001, Mr. Landes was granted 533,200 options at an exercise price of $0.22 and with an expiry date of August 9, 2007, of which all had vested as of the date of this filing. On October 22, 2002, Mr. Landes was granted options to purchase 300,000 shares of common stock at an exercise price of $0.15 per share, fully vesting on the grant date and with an expiry date of October 21, 2008. Mr. Landes' common shares and vested options provide him with a beneficial ownership of 938,200 shares representing 2.94% of our issued and outstanding common stock.

David Gillard was granted, on April 30, 2001, options to purchase 7,500 shares of common stock at an exercise price of $0.31 per share, fully vesting on October 31, 2001 with a six year exercise term. On May 13, 2002, Mr. Gillard was granted options to purchase 92,500 shares of common stock at an exercise price of $0.15 per share, fully vesting on May 13, 2002 and with a six year exercise term. Mr. Gillard has beneficial ownership of 100,000 shares of common stock representing less than 1% of issued and outstanding common stock.

Of the amount shown for Craig Faulkner, Mr. Faulkner directly owns 169,000 exchangeable shares and indirectly owns, through 569358 B.C. Ltd., a British Columbia company owned by Mr. Faulkner, 306,500 exchangeable shares. On September 18, 2001, Mr. Faulkner was granted options to acquire 100,000 shares of common stock at an exercise price of $0.12 per share, fully vesting on the March 18,2002, and with an expiry date of September 17, 2007. On October 22, 2002, Mr. Faulkner was granted options to acquire 50,000 shares of common stock at an exercise price of $0.15 per share, fully vesting on the grant date and with an expiry date of October 21, 2008. Mr. Faulkner, through his direct and indirect holdings and 150,000 vested options, beneficially owns 625,000 shares representing 2.00% of our issued and outstanding common stock.

Of the amount shown for David Caddey, 50% (or 30,000 shares) are owned by Ms. Donna Caddey, Mr. Caddey's wife. Mr. Caddey and his wife each directly own 20,000 exchangeable shares. In addition, 20,000 shares of common stock are jointly owned by David and Donna Caddey. On August 10, 2001, Mr. Caddey was granted options to purchase 50,000 shares of common stock at an exercise price of $0.22 per share, full vesting on August 10, 2002, and an expiry date of August 9, 2007. On October 22, 2002, Mr. Caddey was granted options to purchase 50,000 shares of common stock at an exercise price of $0.15 per share, full vesting on grant date, and an expiry date of October 21, 2008. In combination with his direct and indirect holdings of 40,000 exchangeable shares and direct and indirect holdings of 20,000 shares of common stock, and 100,000 vested options, Mr. Caddey beneficially owns 160,000 shares representing less than 1% of issued and outstanding common stock.

Louis de Boer II was granted, on August 10, 2001, options to purchase 50,000 shares of common stock at an exercise price of $0.22 per share, with a six year term and fully vesting on August 10, 2002. On October 22, 2002, Mr. de Boer was granted options to purchase 50,000 shares of common stock at an exercise price of $0.15 per share, fully vesting on the grant date and with an expiry date of October 21, 2008. Mr. de Boer's vested options provide him with a beneficial ownership of 100,000 shares representing less than 1% of issued and outstanding common stock.

Jeffrey Berwick is a 27.8% shareholder in StockHouse Media Corporation. On June 19, 2002, we issued 2,080,000 common shares to Stockhouse Media Corporation, pursuant to a Joint Venture Development and Operation Agreement. After the release from escrow of the 2,080,000 shares owned by Stockhouse, and subsequent division of such to Stockhouse shareholders, the share ownership of Mr. Berwick was 437,230 common shares, representing approximately 1.40% of our issued and outstanding common stock.

Employment and severance agreement

We have an employment agreement with our President, Leslie A. Landes. The initial term of this agreement is 5 years and expires August 4, 2003, with two possible renewal terms of two years each. By virtue of neither party giving 90 days' termination notice before August 4, 2003, the management agreement had been renewed until August 4, 2005. Under the agreement Mr. Landes is scheduled to receive a minimum compensation of C$150,000 (approximately US$108,000) per annum. The agreement may be terminated by us or Mr. Landes on 30 days notice, and if early termination is initiated by Stockgroup without cause, Mr. Landes is to receive a severance payment equal to 12 months compensation.

DESCRIPTION OF SECURITIES

The following description of our securities and various provisions of our Articles of Incorporation and our bylaws are summaries. Statements contained in this prospectus relating to such provisions are not necessarily complete, and reference is made to our Articles of Incorporation and bylaws, copies of which have been filed with the Securities and Exchange Commission as exhibits to our registration statement of which this prospectus constitutes a part, and provisions of applicable law. Our authorized capital stock consists of 75,000,000 shares of common stock, no par value, of which 31,124,971 shares were issued and outstanding as of the date of this prospectus, and 5,000,000 shares of preferred stock, no par value, of which no shares were issued and outstanding as of the date of this filing. As of the date of this prospectus there were, to our knowledge after consultation with our transfer agent, 99 registered and approximately 2,000 other holders of record of our common stock. COMMON STOCK

Each share of our common stock is entitled to share pro rata in dividends and distributions with respect to our common stock when, as and if declared by the Board of Directors from funds legally available therefor. No holder of any shares of common stock has any preemptive right to subscribe for any of our securities. Upon dissolution, liquidation or winding up of Stockgroup, the assets will be divided pro rata on a share-for-share basis among holders of the shares of common stock after any required distribution to the holders of preferred stock, if any. All shares of common stock outstanding are fully paid and non-assessable.

Each shareholder of common stock is entitled to one vote per share with respect to all matters that are required by law to be submitted to shareholders. The shareholders are not entitled to cumulative voting in the election of directors. Accordingly, the holders of more than 50% of the shares voting in the election of directors will be able to elect all the directors if they choose to do so.

Currently, our bylaws provide that shareholder action may be taken at a meeting of shareholders and may be affected by a consent in writing if such consent is signed by the holders of the majority of outstanding shares, unless Colorado law requires a greater percentage. Our Articles of Incorporation provide that our bylaws may be amended by the affirmative vote of a majority of the shares entitled to vote on such an amendment. These are the only provisions of our bylaws or Articles of Incorporation that specify the vote required by security holders to take action.

PREFERRED STOCK

The Board of Directors is authorized, without further shareholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock. The preferred stock may be issued in one or more series and the Board of Directors may fix the rights, preferences and designations thereof. No shares of preferred stock are currently outstanding and we have no present plans to issue any shares of preferred stock. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

CONVERTIBLE DEBENTURES, NOTES AND WARRANTS

A. WARRANTS ISSUED WITH 3% CONVERTIBLE DEBENTURES

On January 19, 2001, we entered into a Securities Purchase Agreement with seven unaffiliated investors to issue $500,000 of unsecured 3% convertible debentures and 800,000 non-transferable share purchase warrants.

By March 15, 2002 all of the principal of the convertible debentures had been converted into common stock.

The warrants remain outstanding and were issued on a pro-rata basis, with each debenture holder receiving one Series A warrant for each dollar of debentures purchased and three Series B warrants for each five dollars of debentures purchased. The exercise price of the warrants is $0.25 per share for the Series A warrants and $0.50 per share for the Series B warrants. The warrants are all currently exercisable and permit the holders to acquire up to an aggregate of 800,000 common shares at any time up to July 31, 2005.

B. WARRANTS ISSUED WITH 8% CONVERTIBLE NOTES

On April 3, 2000, we entered into a Convertible Note Purchase Agreement with two unaffiliated investors to issue unsecured 8% convertible notes and 5-year callable warrants for gross proceeds of $3 million. As of the date of this filing the principal balance of the notes had been fully ext inguished or converted into common shares. The agreement included non-transferable share purchase warrants.

The warrants are all currently exercisable and permit the holders to acquire up to 281,818 common shares at an exercise price of $3.00 at any time up to March 31, 2005.

C. WARRANTS ISSUED WITH A DECEMBER 2002 PRIVATE PLACEMENT

On December 31, 2002, a group of 28 unrelated investors purchased an aggregate 3,403,750 units, each unit consisting of one common share and one non-transferable warrant, at a price of $0.16 per unit for total gross proceeds of $544,600 from us in a private placement transaction. Each two warrants entitle the holder to acquire one common share at an exercise price of $0.22 until December 31, 2003. We also issued 150,000 agent's warrants to Bolder Investment Partners as a placement fee in the transaction. Each one agent's warrant is exercisable at $0.16 per common share.

As of the date of this prospectus none of the warrants or agent's warrants had been exercised, but they are all currently exercisable at any time.

D. WARRANTS ISSUED WITH A JUNE/JULY 2003 SHORT FORM OFFERING

On June 4, 2003 and July 16, 2003, a group of investors purchased an aggregate of 3,742,800 units, each unit consisting of one common share and one non-transferable warrant, at a price of C$0.37 (US$0.27) per unit for total gross proceeds of C$1,384,836 (US$1,010,556) from us under a Short Form Offering. Each two warrants entitle the holder to acquire one common share at an exercise price of C$0.75 (US$0.55) for one year following the respective issue date. We also issued 374,280 agent's options, with each option allowing the agent to purchase one unit as described above for C$0.37 (US$0.27) for up to 24 months following the respective issue date.

As of the date of this prospectus none of the warrants or agent's options had been exercised, but they are all currently exercisable at any time.

STOCK OPTIONS

1999 Incentive Stock Option Plan

The purposes of our 1999 Incentive Stock Option Plan are to enhance our profitability and shareholder value by enabling us to offer stock based incentives to employees, directors and consultants. The 1999 Stock Option Plan authorizes the grant to our, and our respective subsidiaries, employees, directors, consultants and advisors, of:

  stock options;
  restricted shares (which would generally provide for a substantial risk of forfeiture for a period of time);
  deferred shares, which would generally provide for shares to be issued upon services being rendered; and
  performance shares, which would generally provide for shares to be issued upon the attainment of specified performance goals.

Under the 1999 Stock Option Plan we may grant incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, and non-qualified stock options. Incentive stock options may only be granted to our employees.

The number of shares authorized and reserved for grants under our 1999 Stock Option Plan is 2,000,000. The 1999 Stock Option Plan is administered by the Board of Directors, although the Board has the right to appoint a committee of two or more non-employee directors to administer the plan. Subject to the provisions of the plan, the Board and the committee have authority to determine the employees, directors, consultants and advisors who are to receive awards and the terms of such awards, including:

  the number of shares subject to the award;
  the fair market value of the shares subject to options; • the exercise price per share;
  the terms of vesting, including whether vesting accelerates upon a change of control, which may also be granted to participants at any time after an award has been granted; and
  other terms.

Grants of options may consist of incentive stock options, non-qualified stock options or a combination of both. Incentive stock options must have an exercise price equal to at least 100% of the fair market value of a share on the date of the award and non-qualified stock options must have an exercise price at least equal to 75% of the fair market value of a share on the date of the award. If the grant of an incentive stock option is to a shareholder holding more than 10% of our voting stock, the exercise price must be at least 110% of the fair market value on the date of grant. Terms and conditions of awards are set forth in written agreements between the respective option holders and us. Awards under the 1999 Stock Option Plan may not be made after March 11, 2009, and stock options granted before that date may not have a term beyond that date.

If the employment with us of the holder of a stock option is terminated for any reason, other than as a result of a voluntary termination with the consent of the Board or the holder's death or disability, the holder's stock option terminates on the same date. If the termination is due to such a voluntary termination the holder may exercise the option, to the extent exercisable on the date of termination of employment, until three months after the date of termination. If an option holder dies or becomes disabled, stock options may generally be exercised, to the extent exercisable on the date of death or disability, by the option holder or the option holder's survivors until six months after the date of death or disability.

As of the date of this prospectus options to purchase up to 1,493,576 shares of common stock had been granted under the 1999 Stock Option Plan, of which 1,043,576 have been exercised. Of the issued and unexercised options, 420,000 options are vested and exercisable immediately and 30,000 options are unvested and not exercisable until vested. We have registered the shares subject to issuance under our 1999 Stock Option Plan pursuant to our registration statement on Form S-8 filed with the Securities and Exchange Commission on November 16, 1999.

As part of our listing on the TSX Venture Exchange on December 17, 2002, we are not permitted to issue further options under our existing option plans, however the 450,000 outstanding options under the 1999 Stock Option Plan may be exercised as vested. We are replacing this plan with a new 2003 Stock Option Plan which conforms with the TSX Venture Exchange rules.

2000 Incentive Stock Option Plan

The purposes and description of our 2000 Incentive Stock Option Plan are identical to our 1999 Stock Option Plan in all respects, save that the amount of shares authorized and reserved for issuance under the 2000 Stock Option Plan is 500,000 shares. As of the date of this prospectus 414,666 options have been issued under the 2000 Stock Option Plan, of which 264,166 have been exercised. Of the issued and unexercised options, 150,000 options are vested and exercisable immediately. We have registered the shares subject to issuance under our 2000 Stock Option Plan pursuant to our registration statement on Form S-8 filed with the Securities and Exchange Commission on May 15, 2001.

As part of our listing on the TSX Venture Exchange on December 17, 2002, we are not permitted to issue further options under our existing option plans, however the 150,000 outstanding options under the 2000 Stock Option Plan may be exe rcised as vested. We are replacing this plan with a new 2003 Stock Option Plan which conforms with the TSX Venture Exchange rules.

2001 Incentive Stock Option Plan

The purposes and description of our 2001 Incentive Stock Option Plan are identical to our 1999 and 2000 Stock Option Plans in all respects, save that the amount of shares authorized and reserved for issuance under the 2001 Stock Option Plan is 1,000,000 shares. As of the date of this prospectus 956,402 options have been issued under the 2001 Stock Option Plan, of which 123,202 have been exercised. Of the issued and unexercised options, 833,200 options are vested and exercisable immediately. We registered the shares subject to issuance under our 2001 Stock Option Plan pursuant to our registration statement on Form S-8 filed with the Securities and Exchange Commission on May 13, 2002.

As part of our listing on the TSX Venture Exchange on December 17, 2002, we are not permitted to issue further options under our existing option plans, however the 833,200 outstanding options under the 2001 Stock Option Plan may be exercised as vested. We are replacing this plan with a new 2003 Stock Option Plan which conforms with the TSX Venture Exchange rules.

2002 Incentive Stock Option Plan

The purposes and description of our 2002 Incentive Stock Option Plan are identical to our 1999, 2000, and 2001 Stock Option Plans in all respects, save that the amount of shares authorized and reserved for issuance under the 2002 Stock Option Plan is 1,500,000 shares. As o f the date of this prospectus 1,216,878 options have been issued under the 2002 Stock Option Plan, of which 194,478 have been exercised. Of the issued and unexercised options, 933,400 options are vested and exercisable immediately and 29,000 options are unvested and not exercisable until vested. We registered the shares subject to issuance under our 2002 Stock Option Plan pursuant to our registration statement on Form S-8 filed with the Securities and Exchange Commission on May 13, 2002.

As part of our listing on the TSX Venture Exchange on December 17, 2002, we are not permitted to issue further options under our existing option plans, however the 962,400 outstanding options under the 2002 Stock Option Plan may be exercised as vested. We are replacing this plan with a new 2003 Stock Option Plan which conforms with the TSX Venture Exchange rules.

2003 Stock Option Plan

The 2003 Stock Option Plan replaces the 1999, 2000, 2001 and 2002 Stock Option Plans. The purpose and description of our 2003 Incentive Stock Option Plan are very similar to our 1999, 2000, 2001, and 2002 Stock Option Plans in all respects, save that there are certain additional restrictions on issuance of options to affiliates and persons performing investor relations activities, and certain vesting provisions. The number of shares authorized and reserved for issuance under the 2003 Stock Option Plan is 3,300,000 shares. As of the date of this prospectus no options have been issued under the 2003 Stock Option Plan. We have not registered the shares subject to issuance under our 2003 Stock Option Plan with the Securities and Exchange Commission. We have not received approval from the TSX Venture Exchange for the 2003 Stock Option Plan as of the date of this prospectus.

EXPERTS

The consolidated financial statements of Stockgroup at December 31, 2002 and 2001, and for each of the two years in the period ended December 31, 2002, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent chartered accountants, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Note 1 to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the issuance of the common stock offered hereby has been passed upon for us by Faegre & Benson LLP.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation and bylaws authorize indemnification of every person who is or was a director of us or is or was serving at our request as a director of another corporation of which we are or were a shareholder. The Board of Directors may determine whether or not to indemnify any person who is or was an officer, employee, agent or person working to the benefit of us against all costs, charges and expenses actually incurred by that person.

The directors may cause us to purchase and maintain insurance for the benefit of any person who is or may be entitled to indemnification as mentioned above against any expense or liability from which the person is or may be so entitled to be indemnified and may secure such right of indemnification by mortgage or other charge upon all or any part of our real and personal property, and any action taken by the Board will not require approval or confirmation by our shareholders.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or controlling persons of us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of competent jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ORGANIZATION WITHIN LAST FIVE YEARS

As set forth hereinabove, we have an employment agreement with our President, Leslie A. Landes. This agreement was signed on August 4, 1998, and has a term of 5 years, with two possible renewal periods of two years each. Under the agreement Mr. Landes is scheduled to receive a minimum compensation of C$150,000 (approximately US$108,000) per annum. The agreement may be terminated by Mr. Landes or us on 30 days notice, and if early termination is initiated by Stockgroup without cause, Mr. Landes is to receive a severance payment equal to 12 months compensation.

Other than our employment agreement with Mr. Landes, the ongoing employment salary which is being paid by us to our CEO,

Marcus New and the stock options which have been granted to Mr. Landes and Mr. New, there are no other transactions or proposed transactions during the last two years to which we were a party, in which any director, executive officer or a family member of any director or executive officer had or is to have a direct or indirect material interest exceeding $60,000.

DESCRIPTION OF BUSINESS

GENERAL

Stockgroup is a financial media and technology company. Our revenue streams can be categorized into two service divisions:

  Financial Software and Content Systems
  Public Company Disclosure & Awareness Products

PRODUCTS AND SERVICES

Our understanding of Internet based financial technology and media has enabled us to leverage our products and services to enter new markets and secure new clients. Using a common integrated technology platform, we have developed two main revenue sources: Financial Content and Software Applications and Public Company Disclosure & Awareness Products and Advertising.

Financial Software and Contents Systems

We have developed proprietary financial applications and tools we license to clients. The clients for Financial Software and Content Systems come from many different industries, such as news media, banks and credit unions, stock brokerages, leasing, insurance and others. We provide the tools on a private-labeled basis, and they are typically sold in licensing contracts of 24 months. These long-term contracts generate stable, recurring revenue streams.

Many of the tools are data-feed driven. We either feed data from our own aggregated databases or from third parties. The advantage of using the Stockgroup tools is that the customer is able to receive data and information from a variety of different feeds all from point of contact and at a fraction of the cost of purchasing all feeds individually. Also, in most cases we add value by customizing, filtering and sorting data in the configuration the customer wants. We are able to use our economies of scale and automation to give a service that is efficiently delivered and customized, and at a substantial costs savings to having the customer build and manage it internally.

Examples of some of the providers of third-party data feeds include Marketguide, Comtex, Multex and North American Quotations.

We distribute financial tools through content and application syndicates, such as Yellowbrix, through channel resellers such as The Associated Press, The Canadian Press, Comtex News Network, and through our own direct sales team. These financial tools, applications and content systems cover the entire North American market including mutual funds, commodities and equities.

We have built and maintain our proprietary data processing solution that aggregates the multiple feeds, translates and builds a common database infrastructure. Our system then cleans, filters and maintains the data for use by our various data-driven services. We have a sophisticated server and security system which runs this content/data management system. The data is streamed continuously in real time to our proprietary software applications and our client Web sites.

The following are just a few of our over 25 Financial Software and Content Systems services:

  Real-time stock quotes on major U.S. exchanges;
  North American 20-minute delayed stock quotes and indices;
  Portfolio management, live portfolio updates and wireless portfolio updates;
  Most active stock updates;
  Stock watch lists;
  Company fundamentals, regulatory filings;
  Daily stock market winners/losers, most actives;
  Company profiles, stock screening (investment data) and technical stock analysis; and
  Employee stock option calculations.

The Financial Software and Content Systems applications are delivered to customers in four different formats:

  On a hosted basis where the content and private-labeled interface is hosted by Stockgroup and streamed to the customers' Internet or Intranet site;
  Through our proprietary software objects residing on the customers' servers which use a proprietary interface to retrieve data from our servers;
  Through a secured Internet channel to a client's proprietary interface; or
  Through different wireless devices and modes including handheld devices, pagers and portals which have been built and maintained by us.

Public Company Disclosure and Awareness Products

We have developed and own a large array of Public Company Disclosure and Awareness Products. These services are used by clients to either (a) manage their investor relations and shareholder communications through their Web site, (b) generate awareness for their company and their stock, (c) improve their U.S. and Canadian public disclosure compliance by automatically posting press releases and other disclosure items on their Web site or (d) advertise their products and services.

Products and services offered in this service area include the IntegrateIR software system, Investor Marketplace, E-Mail News Blasts, Sector Supplements, Stockhouse @ The Bell sponsorship, Smallcap Express sponsorship, Web site advertising and other online investor marketing services. These services are either sold individually or as bundled comprehensive programs.

Public companies are increasingly outsourcing these activities because they lack the internal skills and resources or because it is more effective and cost efficient than in-house development and maintenance. We offer a 'one-stop shopping' package for corporate clients and provide everything from news release tracking and postings to quarterly streaming conference calls. Our understanding of this market segment and focus has resulted in a highly specialized bundle of services including: private label quotes, charts and database tools for building relationships with shareholders and traffic reports to track investor usage of Web sites and inquiries.

Our IntegrateIR system represents a whole new way to manage shareholder communications and reach new investors. The IntegrateIR is an investor relations Web page and email management system that functions as a software application - giving the Investor Relations Officer and Chief Financial Officer desktop control over the investor relations portion of their Web site. In addition to standard features, such as dynamic quotes and charts, the IntegrateIR provides powerful new tools that automate the client's online disclosure activities including publishing their press releases, publishing of regulatory filings and distributing information requested by shareholders, all on a real-time, automated basis.

Other awareness services for public companies include the following:

Investor Marketplace (IMP), a Web page which is actively marketed through advertising to draw readers, where companies can be featured online to prospective investors. Being featured on the IMP enables customers to get their name, profile and Internet link in front of a large investor audience that they may not otherwise be able to attain.

E-mail Services sold under the names Stockhouse News Blast, Special Situation Alert, and NewsHotline, which are e-mail services used by our clients to disseminate their news releases and other client-supplied information to a select list of investors. Our e-mail address lists consist of subscribers who have opted to receive our mailings and confirmed their subscription a second time, a process known as "double opt-in". We take great care to ensure that recipients actually want the e-mails we send them. Our policies regarding e-mail exceed the requirements of U.S. and Canadian unsolicited e-mail laws and other private agencies who attempt to regulate, filter, and prevent the use of unsolicited e-mail.

Sector Supplements, which are a spotlight feature on a certain industry sector, such as energy, mining, biotech or technology, are an effective exposure tool for companies. In a Sector Supplement investors are drawn to a Web site that features up to 15 companies and contains industry-specific news and information. Investors who visit this Web site can view each of the featured companies' profiles, request information or link directly to the client's own Web site.

Sponsorship of the Stockhouse @ The Bell/Smallcap Express daily market recap mailings that goes to a large audience of e-mail readers who have signed up to receive it through Stockhouse.com and Smallcapcenter.com. A client who sponsors Stockgroup @ The Bell/Smallcap Express gets an advertising banner at the top of each flight. This can be an effective way for the client to get their name in front of a large number of investors.

Advertising, which is shown in various positions on Stockhouse.com and Smallcapcenter.com on a prescribed rotation, is another way for clients to get the attention of a targeted investor audience. Potential investors who see the advertisement can 'click through' the ad to get to a jump page which can include the client's own description of their company or product.

The StockHouse network (StockHouse.com/.ca/.com.au) offers content aggregation from hundreds of sources, a comprehensive equities database and the Internet's first syndicated message forums, the BullBoardsTM. The three Web sites attract investors in a number of global markets, including the USA, Canada and Australia.

COMPETITION

The market for our Internet products and services is relatively new and has been highly fragmented, but we have seen a trend toward consolidation of the market in recent months. We compete intensely with other companies providing similar services to us. Many of those services are commodity-like and not easily differentiated. Our competition includes direct competitors such as Big Charts and Pinnacor, as well as general-purpose Internet portals such as Yahoo! and AOL, who provide financial and investment research information. We also compete with companies such as CCBN and Shareholder.com for the sale of our IntegrateIR disclosure and awareness services. Our competition in the advertising market includes other financial and business related Web sites such as TheStreet.com and Globeandmail.com. We expect our competitors to remain strong as the Internet industry further consolidates.

CORPORATE BACKGROUND

We are a United States reporting public company incorporated in 1994 and registered in Colorado. Our shares are quoted on the OTCBB under the symbol "SWEB" and our head office is in Vancouver, British Columbia, Canada.

We operated from 1995 to 1997 as a profitable financial Internet technology and media company that offered proprietary financial news and tools to investors and companies.

We used our experience and the funds from a public offering in spring of 1999 to provide the foundation for the development and initial marketing of our services. In October 1999 we launched Smallcapcenter.com. At that time we believed that a subscription/ advertising model centering around Smallcapcenter was viable. While parts of this business model did not prove to be profitable, the exercise of building Smallcapcenter and its related investment tools gave us certain experience and skills, and a suite of service products to sell commercially. Smallcapcenter is still a portal for the investment community, and its drawing power is a driver to many of our investor awareness services. It also serves as a development and testing ground for new financial software tools being developed by us on a day-to-day basis.

From late 1999 to early 2001 we were hired to create enterprise Web sites for eStockAnalyst, AsiaXis, eDepositCenter, and OnMark on a contract basis. These contracts produced revenue of between $150K and $800K each, which was a significant amount of revenue for us, but they also took between three and six months each to complete and added instability in our cost structure. In early 2001 we decided that this E-Business Solutions division would be de-emphasized in favor of other areas with more profit potential, namely Financial Content and Software Applications and Public Company Disclosure and Awareness Products.

From 2000 to 2001 we expanded our awareness and disclosure service line to include Sector Supplements and automated investor relations Web page tools such as the IntegrateIR. We already had a public company customer base, so the transition into this area was a natural extension of our core competencies.

We entered the Financial Content and Software Applications market late in 2000 by licensing our proprietary financial software tools, content and applications to customers who need to offer financial information to their customers or improve their content offering. We had access to an array of customers through our internal sales team as well as our reseller channels. Our content and software application model is attractive to customers because it is a comprehensive and cost effective alternative to in-house development.

Early in 2001, as the market for our products and services evolved, it became apparent to us where the most profitable and sustainable areas of the business were. They were Financial Content and Software Applications and Public Company Disclosure and Awareness Products (including IntegrateIR and other awareness and disclosure services). Once these were identified, a more streamlined and stable cost structure was introduced and our profitability and cash flow began to improve.

On June 24, 2002, under an agreement with StockHouse Media Corporation, we acquired a 65% interest in the Web site and certain related assets to run the StockHouse brand Web sites. We issued 2,080,000 common shares in exchange for the interest in the Stockhouse Media Corporation assets and we control and manage the operations of the assets and receive the net revenue to our account. Due to certain provisions in the agreement, we have the option of acquiring the remaining 35% of the assets for between 920,000 and 1,120,000 of our common shares based on a revenue/profit formula. The transaction was completed with an arms length party, although one of the principals of StockHouse Media Corporation has since become one of our directors.

Prior to that agreement StockHouse Media Corporation spent approximately $30 million on its technology, brand and business development, ultimately becoming established as one of the leading online financial communities.

That transaction provided several key benefits to us including the addition of the Stockhouse brand product line to our service offering and the integration of assets into our business. The assets include Web site software systems, databases and programs needed to run Stockhouse.com.

On July 23, 2002 we became a reporting issuer in Canada and on December 17, 2002, we were listed and began trading on the TSX Venture Exchange in Canada.

Our corporate Web site is www.stockgroup.com.

EMPLOYEES

As of the date of this prospectus we employed 33 people on a full-time basis and 4 people on a part-time basis.

None of our employees are subject to collective bargaining agreements. We have never had a work stoppage. We believe relations with employees are good.

REGULATORY ISSUES

We are not subject to governmental regulation in our Internet publishing efforts, nor to we know of any pending legislation or regulation which may impose regulatory requirements on our Internet activities. We believe that we are in compliance in all material respects with all laws, rule, regulations and requirements that affect our business, and that compliance with such laws, rule, regulations and requirements does not impose a material impediment on our ability to conduct our business.

SUBSIDIARIES

We own 100% of the issued and outstanding voting common shares of 579818 B.C. Ltd., which is an intermediary holding company with no activity and which wholly owns Stockgroup Media Inc., a British Columbia corporation. Stockgroup Media Inc. is our Canadian operating company, and is the company where significantly all of our current and future planned operations reside.

Stockgroup Media Inc. owns 50% of Stockscores Analytics Corp., a British Columbia corporation with limited activity at this time and no material impact on us. In addition, we wholly own Stockgroup Systems Ltd., a Nevada Corporation, which is our U.S. operating company, and Stockgroup Australia Pty Ltd, an Australia Corporation, which is our Australia operating company. Both Stockgroup Systems Ltd. and Stockgroup Australia Pty Ltd. have very limited operation, no salaried employees, and no material assets.

RESEARCH AND DEVELOPMENT

We do not conduct research. During 2001 and 2002 we invested approximately $241,392 and $78,792, respectively, on development activities related to new services. Our development consists of programming and design hours related to new services for later marketing and sale. During 2001 and 2002 the major service products we built were the IntegrateIR and our initial line of Financial Software and Content Systems services. We continue to perform development on new Financial Software and Content Systems services, albeit at a slower pace than in previous years as we already have a core set of services in place.

MANAGEMENT'S DISCUSSION AND ANALYSIS

The following discussion of the financial condition and results of operations of Stockgroup should be read in conjunction with the unaudited financial statements for the quarters ended March 31, 2003 and 2002 and the audited financial statements for the years ended December 31, 2002 and 2001 and the notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors including, but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

RESULTS OF OPERATIONS - THREE AND SIX MONTHS ENDED JUNE 30, 2003 AND JUNE 30, 2002

The results of the first six months of 2003 are a product of our continued focus on improving the balance sheet and obtaining high quality customers and resellers for our Financial Software and Content Systems. We continued to acquire additional twelve and twenty-four month customers for our Financial Software and Content Systems, which will continue to grow our recurring revenue stream.

Overall sales are up from Q2 2002 on both a three-month and six-month basis. We continue to adapt to the changes in the markets.

Revenue and Gross Profits

------------------------------------------------------------------------------------------

Revenue Summary ($000s)

2003

2002

Change ($)

Change (%)

-----------

----------

----------

----------

For the 6 months ended June 30

Total revenues

$

1,290

$

850

$

440

+52%

Breakdown of major categories:

Public Company Disclosure...

766

527

239

+45%

Financial Software and Content...

524

323

201

+62%

For the 3 months ended June 30

Total revenues

$

689

$

408

$

281

+69%

Breakdown of major categories:

Public Company Disclosure...

381

242

139

+57%

Financial Software and Content...

308

166

142

+86%

Our Public Company Disclosure and Awareness Products (PCDAP) revenue stream contains the revenue generated by the Stockhouse Web sites. Due to the complex weaving of our existing services in with the new Stockhouse services, we are not able to ascertain the revenue which can be directly attributable to Stockhouse, even on an approximate basis.  We believe that the Stockhouse asset gives us an overall benefit because it gives our existing services added credibility and exposure, and gives us an alternative outlet for promoting and selling certain of our services.  We acquired the Stockhouse web property late June 2002. Our monthly revenue from the PCDAP monthly agreements was 74K per month in June, 3003, compared with $33K per month in June, 2002. Aggregate monthly revenue for the six-month period ended June 30, 2003 was $357K, compared with $202K for the same period 2002, an increase of $155K.  In addition to the increase in revenue from monthly agreements, we had an increase in one-off services of $84K, for a total increase year over year of $239K. The increase from one-off services was not from any one customer or industry, but rather, we believe, from a combination of the attention we gained from the acquisition from Stockhouse, a general market improvement, repeat business, increased selling efforts by our existing sales team and the addition of 4 new member to our sales team.

Financial Software and Content Systems (FSCS) revenue has grown at a steady rate due to its long term contractual nature. As new clients are added, the effect on revenue is felt incrementally over time rather than immediately. This gives us a good base of revenue which will recur for the life of the contract. Our monthly revenue from the FSCS monthly agreements was $88K per month in June, 2003, compared with $57K per month in June, 2002. Aggregate monthly revenue for the six-month period ended June 30, 2003 was $448K, compared with $351K for the same period 2002, an increase of $97K. In addition to the increase in revenue from monthly agreements, we had an increase in setup fee amortization and other development fees of $104K.  The combined increase from our monthly revenues, setup fee amortization and other development was $201K year over year.

Cost of Revenues and Gross Profit Summary ($000s)

2003

2002

Change ($)

Change (%)

-----------

----------

----------

----------

For the 6 months ended June 30

Total cost of revenues

$

334

$

334

$

0

0%

Gross profit

957

516

441

+85%

Gross margin %

74%

61%

+13%

For the 3 months ended June 30

Total cost of revenues

$

176

$

169

$

7

+4%

Gross profit

512

238

274

+115%

Gross margin %

74%

58%

+16%

Our cost of revenues consists of bandwidth, data feeds, advertising purchased for resale, and direct production labor. Cost of revenues has remained relatively flat when comparing year over year numbers, partly a reflection of the fixed nature of our direct costs. With the acquisition of Stockhouse, a high traffic Web site, our bandwidth and data costs have risen, but our decreased emphasis on highly labor-intensive revenue has caused our direct labor costs to decrease. Examples of such labor-intensive revenue are custom programming billed by the hour and Web site design. We have chosen to de-emphasize these services because the gross margins from such activities have been, on average, much lower than for many of our other services. Our bandwidth and data costs have risen by $116K, primarily due to the Stockhouse acquisition, and our direct labor costs have decreased by ($94K) for the six month period ended June 30, 2003 compared to the same period 2002. Other direct purchases decreased by ($22K) year over year as well, resulting in no overall change in cost of revenues year over year.

Because our cost of revenues have remained relatively flat while sale have increased, our gross profit has increased, both in dollar value and percentage of sales.

We are continuing to provide innovative services in our Public Company Disclosure and Awareness Products line, and the IntegrateIR sales remain strong, delivering high value to customers. Historically, many of our Public Company Disclosure and Awareness Products customers have come from the technology sector, and the slowdown in this sector has caused considerable attrition. As well, part of the service line has been affected adversely as public companies reduced or eliminated spending on their awareness services. However, we continue to sign new agreements for our disclosure services with major corporations. We have been diversifying our target market for some time in order to be less dependent on any one sector.

Financial Software and Content Systems continues to be a strong contributor to our overall revenue and gross profits. Our process has matured over the past year, and we are able to efficiently deliver high quality services to customers for a fraction of the cost to customers of having it done internally. We have established relationships with major sales channels, media networks, and financial companies, and have already seen significant results. Financial Software and Content Systems revenue was up this three month period 86% over the same period a year ago, and up 43% quarter over quarter from the first quarter 2003. All of this revenue is contractual, typically in 24-month terms, so we have a solid base of revenue in this area to grow from.

Operating Expenses

-----------------------------------------------------------------------------------------

Operating Expenses Summary ($000s)

2003

2002

Change ($)

Change (%)

-----------

----------

----------

----------

For the 6 months ended June 30

Total operating expenses

$

1,437

$

1,044

$

393

+38%

Breakdown:

Sales and marketing

325

230

95

+41%

General and administrative

1,112

814

298

+37%

For the 3 months ended June 30

Total operating expenses

$

740

$

570

$

170

+30%

Breakdown:

Sales and marketing

166

138

28

+20%

General and administrative

574

432

142

+33%

Sales and marketing expenses increased by $95K for the six month period ended June 30, 2003 when comparing with 2002 due primarily to an increase in our number of sales staff from 7 to 11 full time members. The compensation and training expense arising from this increase in sales staff accounts for the increase in sales and marketing expense year over year.

General and administrative expenses increased by a total of $298K for the six month period ended June 30,in Q2 2003 compared to the same period 2002. This increase is due to several factors,  most notably an increase in payroll expense, which is our largest expense category. The increase in payroll of $0116K is attributable to upgrades to our skill level and not an increase in number of staff, and is partly offset by a decrease in consulting expense of ($62K). We have also had an increase in amortization of $118K as the Stockhouse Web site asset is being amortized over three years on a straight line basis, and the related server equipment leased concurrently with the Stockhouse acquisition is being amortized over two years straight line. Filing, regulatory, and investor relations expenses combined for a $39K increase, due to our inter-listing on the TSX Venture Exchange in Canada. Foreign exchange rate changes have caused an increase in our expenses of $109Kas well, as the Canadian dollar has gained value relative to the United States dollar, and the majority of our expenses, including payroll, are in Canadian dollars. Various other general and administrative expenses not mentioned above decreased year over year by a combined ($22K). The Stockhouse acquisition in June 2002 did not have a material impact on our general and administrative expenses.

Other Income (Expense) and Income Taxes

-----------------------------------------------------------------------------------------

Interest and Other Expenses Summary ($000s)

2003

2002

-----------

----------

For the 6 months ended June 30

Total interest and other expenses

$

(882)

$

814

Breakdown:

Cash interest expense

(25)

(10)

Non-cash interest expense on

  conversion of 8% convertible

  notes

(860)

(52)

Non-cash interest expense on

  conversion of 3% convertible

  debentures

-

(160)

Loss on warrants liability

-

(55)

Gain on restructuring of

  convertible notes

-

1,089

Other income

3

2

For the 3 months ended June 30

Total interest and other expenses

$

(666)

$

(40)

Breakdown:

Cash interest expense

(12)

(4)

Non-cash interest expense on

  conversion of 8% convertible

  notes

(657)

(34)

Other income

3

(2)

Cash interest, either already paid or payable after the quarter end, consists of interest on notes payable and capital leases. The remaining $860K of interest for the first six months of 2003 is non-cash interest arising out of the conversion of our 8% convertible notes and the related acceleration of the amortization of the debt discount. The conversions in January and May, 2003 were done at discounted conversion rates, producing a deemed interest expense equal to the difference between the fair value of the shares that could be acquired at the original conversion price of $0.50 and the fair value of the shares that could be acquired at the discounted conversion rate in each event of conversion. The total of the deemed interest expense arising from the discounted conversion rate for the first two quarters of 2003 was $724K. After the restructuring of the notes in February 2002 as described in our 2002 consolidated financial statements and notes thereto included elsewhere in this prospectus, we had a debt discount which was subject to accretion over the period ended December 31, 2003. At the time of each conversion the pro-rata portion of the unamortized debt discount was immediately expensed according to the portion of the principal of the notes converted. This acceleration of the amortization of the debt discount produced a total interest expense over the first two quarters of 2003 of $136K.

Income taxes were nil in both the first six months 2003 and the same six months 2002. Due to our net loss position, we did not accrue tax in the first six months of 2003. As at the most recent year end, we had tax loss carry forwards of $5.324 million in Canada which expire in 2006, 2007, and 2008, and tax loss carry forwards of $3.144 million in the U.S. which expire in 2019, 2020, 2021, and 2022.

     Net Income
-----------------------------------------------------------------------------------------

The net loss for the first six months of 2003 was $1.362 million compared to a gain of $0.286 million in the first six months 2002, a decrease of $1.648 million. The decrease is due largely to the non-cash interest expense as described above, in 2003 combined with the large non-cash gain on restructuring of our convertible notes in 2002. The removal of the convertible notes from our balance sheet, which was completed in January and May 2003, should reduce the net income volatility in the future.

RESULTS OF OPERATIONS - FOR THE YEARS ENDED DECEMBER 31, 2002 AND DECEMBER 31, 2001

We are in a business in which sales are strongly influenced by public interest in the North American stock markets. Nearly all aspects of our business, including financial tools, investor marketing and Stockhouse advertising are affected by ups and downs of the markets.

The results for the year 2002 were mixed, as we made a number of significant improvements during the year, but revenue was down from 2001, primarily due to the discontinuation of our E-Business consulting. In our first quarter we improved our balance sheet by restructuring and converting a portion of our convertible debt, and in the process decreased our net loss dramatically through a gain of $1.089 million. In our second quarter we acquired a valuable Web site asset, software and technology by acquiring a majority interest in certain assets of Stockhouse Media Inc. without expending any cash. We expect the Stockhouse Media Inc. assets will yield positive returns in 2003. In the fourth quarter we raised $0.490 million net in a private placement which improved our balance sheet, and we were accepted for listing on the TSX Venture Exchange in Canada. We emerged from 2002 stronger and more experienced, with a strong management team in place.

      Revenue and gross profits
--------------------------------------------------------------------------------------

Total revenues for 2002 were $1.965 million compared to $2.857 million in 2001, a decrease of $0.893 million or 31%. The drop in revenue was primarily the result of the discontinuation of our E-Business consulting.

Our revenue from Public Company Disclosure and Awareness Products decreased compared to last year, from $1.643 million in 2001 to $1.209 in 2002, a decrease of $0.434 million or 26%. Much of this decrease was attributed to the decrease in public company corporate communications spending caused by the continued downturn in financial markets. Nevertheless, we continued to direct a significant portion of our sales efforts in this area because we feel that, strategically, this business will be profitable for us in the future.

Financial Software and Content Systems revenue increased from $0.580 million in 2001 to $0.756 million in 2002, an increase of

30%, which was a result of a gradual buildup of recurring monthly fees. The revenue from Financial Software and Content represented 38% of our total sales in 2002, an increase over the 20% of sales it represented in 2001. This is a growing source of revenue that is expected to continue increasing. We continue to acquire high quality clients, both through new relationship building and referrals from existing clients.

E-Business revenue was nil in 2002, compared to $0.634 million in 2001. The decision was made in 2001 to focus on our scalable recurring service lines in place of consulting revenue.

Gross profits in 2002 were $1.258 million compared to $1.812 million in 2001, a decrease of $0.554 million or 30%. Gross profit margin percentage increased slightly from 63% to 64%. Direct costs include direct payroll, bandwidth, data feeds and job-specific advertising purchases.

      Operating expenses
---------------------------------------------------------------------------------------

Total operating expenses for 2002 were $2.266 million compared to $2.485 million in 2001, a decrease of $0.219 million or 9%. Most of the decrease in costs was in service product development, which dropped off significantly due to the fact that most of our service products were in place by the beginning of the year.

Sales and Marketing expenses were $0.475 million compared to $0.467 million in 2001, an increase of $0.008 million or 2%.

Product Development expenses in 2002 were $0.079 million compared to $0.241 million in 2001, a decrease of $0.163 million or

67%. Our services were fully developed by the end of 2001, and our strategy for 2002 was to only develop new services if there was a known demand or request for them. This led to a sharp decrease in product development costs.

General and Administrative expenses in 2002 were $1.712 million compared to $1.777 million in 2001, a decrease of $0.065 million or 4%. Payroll is our largest cost item in this category. Our payroll costs remained relatively stable throughout the year, with only moderate increases and a three-month period after we acquired the Stockhouse Web site when our employee base temporarily increased by about 10 people. In 2001, for comparison, we had higher payroll at the beginning of the year than at the end, so overall the payrolls were similar in both years. Our emphasis in all other cost areas for both 2002 and 2001 has been toward cost reduction, with measured expansion in conjunction with expanded sales only.

Operating losses were $1.008 million and $0.673 million for 2002 and 2001 respectively. The increase of operating loss year over year was due mainly to the decrease in total sales.

      Other income (expense) and income taxes
--------------------------------------------------------------------------------------

Interest expense in 2002 was $0.320 million compared to $0.596 million in 2001, a decrease of $0.276 million or 46%. Interest on our 8% convertible notes was $0.120 million in 2002, compared to $0.193 million in 2001, a decrease of $0.073 million caused by lower principal balances in 2002 and put premiums being avoided in 2002 due to the restructuring of the notes that took place on February 6, 2002. Interest on our 3% convertible debentures was $0.160 million in 2002, compared to $0.375 million in 2001, a decrease of $0.215 million caused by the conversion of the full amount of principal in March 2002. Other interest was $0.040 million in 2002, compared to $0.028 million in 2001, an increase of $0.012 million caused by the addition of a 17% note in July 2002, a 25% note in October 2002 and a new capital lease in June 2002. Of the $0.320 million in interest expense in 2002, $0.040 million was paid in cash. The remaining $0.280 million was a combination of amortized debt discount on the 8% convertible notes and deemed interest expense on the induced conversion of the 3% convertible debentures.

The gain on warrants liability of $0.055 million results from the restructuring of the warrants from the 3% convertible debentures, as described in Note 10 of the financial statements.

The gain of $1.089 million is the result of the restructuring of our 8% convertible notes. On February 6, 2002 the Company and the two lenders reached an agreement to restructure the terms and conditions of the existing convertible notes and callable warrants. The note holders agreed to waive the 15% prepayment premium of $0.289 million and the accrued interest to date of $0.315 million and immediately converted $0.100 million of the principal balance due into 666,700 of our common shares at a conversion price of $0.15.

In addition to the $0.604 million for the waived prepayment premium and accrued interest, we recorded a gain of $0.247 million for the repurchase of the beneficial conversion feature and $0.238 million for the debt discount representing the difference between the fair value of the notes at a market interest rate of 8% and the face value of the notes which are non-interest bearing through to December 31, 2003.

Full details of the $1.089 million gain can be found in Note 7 to the financial statements included herein.

Other expense in 2002 was $0.013 million, which consists of net losses on market value of short term marketable securities.

Due to our net loss position we did not incur income tax in 2002 or 2001.

      Net income
------------------------------------------------------------------------------------

The net loss for 2002 was $0.307 million compared to $0.542 million in 2001, a decrease in losses of $0.235 million or 43%. This reduction in net loss was due to the gain of $1.089 million, which offset the increase in ordinary net loss of $0.326 million.

CRITICAL ACCOUNTING POLICIES

Management's Discussion and Analysis of Financial Condition and Results of Operations discusses our consolidated financial statements, which have been prepared in accordance with accounting policies generally accepted in the United States. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. We believe the following critical accounting policies affect significant judgments, estimates and assumptions used in the preparation of the consolidated financial statements.

Revenue

Public Company Disclosure and Awareness Products consist of investor relations Web page tools, client profiling on our investment-oriented Web sites, e-mail services, sponsorships and Internet advertising services. Theses services are sold either individually or bundled together into comprehensive programs.

Investor relations Web page tools, sold under the name IntegrateIR, are delivered to the client's investor relations page of their Web site via an Internet data feed, in real time and on a continuous basis for an agreed period of time, normally 12 months. Revenue is recognized evenly, according to the agreed fixed rate, on a monthly basis once the IntegrateIR data feed has been activated. Setup fees, if any, are recognized ratably over the initial term of the agreement, on a monthly basis.

Client profiling on our investment-oriented Web sites consists of continuous or rotating client profiles on various specialized Web pages within Stockhouse.com, Smallcapcenter.com and Investormarketplace.com. Delivery of these profiles is based either on a certain number of days appearing on the Web pages or a certain quantity of page views, profile view or click-throughs, depending on the agreement. A page view is a single instance of an Internet user viewing the page which contains the client's name and/or logo. A profile view is a single instance of an Internet user clicking on the client's profile link. A click-through is a single instance of an Internet user clicking on the client's profile and being redirected to the client's Web site. Revenue is recognized on such client profile programs based on delivery, and delivery is organized and metered to equal the agreed monthly fee in each month the client is profiled on the Web pages.

E-mail services are mailings to a targeted list of e-mail addresses, with delivery consisting solely of transmitting the mailing to the e-mail targets. Each transmittal is called a flight. E-mail services maybe bought on a per-flight basis, for which revenue is recorded when the flight occurs, or on a fixed-fee monthly basis in which the client receives access to a fixed number of flights per month. We record the revenue on the fixed-fee monthly e-mail services on a pro rata basis over the term of the agreement.

Sponsorships consist of special mention or other information about a client which is attached prominently to the header section of our daily news recap e-mail mailings. Sponsorships are sold either on a per-day basis, for which revenue is recorded on the day the client's sponsorship message is attached to the daily news recap mailing, or on a fixed-fee monthly basis in which the client receives access to a fixed number of days' sponsorship per month.

Internet advertising services on our Web sites are delivered and revenue earned on a page-view basis, as this term is defined above. Advertising insertion orders are obtained from clients and advertisements are delivered in a set rotation on www.stockhouse.com. At the end of certain specified period, usually monthly, the client is given a page-view delivery report and billed according to the number of page-views delivered.

Financial Software and Content Systems consists of real time, time delayed and wireless quotes and charts, company profiles, investment data and technical analysis. Revenue from set up fees, periodic maintenance fees and contractual monthly licensing fees for ongoing use of financial tools and content is recognized ratably over the contract term, which is typically 24 months.

All Financial Software and Content Systems services are delivered via an Internet data feed from our Web servers to the clients' sites on a continuous real time basis. Revenue begins to be earned on the day the data feed is activated and begins to deliver content to the client site. Revenue is earned on a fixed monthly fee, with some clients paying a page-view overage fee over a certain number of page-views. The page-view overages, if any, are billed to the client and recorded on a monthly basis as they occur and usually represent a small portion of the overall monthly fee from each customer.

All sources of revenue is recorded pursuant to SAB 101 Revenue Recognition in Financial Statements, when persuasive evidence of an arrangement exists, delivery of services has occurred, the fee is fixed or determinable and collectibility is reasonably assured. Pursuant to EITF 00-21 Revenue Arrangements with Multiple Deliverables, when the services are provided in a multiple elements arrangement, revenue is allocated to each respective deliverable based on its relative fair value and recognized when the criteria under SAB 101 have been met.

We are not subject to specific performance criteria that would give rise to refund rights for services we provide.

Payments received in advance of services provided are recorded as deferred revenue.

Cost of Revenues

Cost of revenues are recorded if the cost relates directly to the services we sell or to our revenue-generating Web sites, namely Stockhouse.com/ca/au, Smallcapcenter.com, and InvestorMarketPlace.com. Cost of revenues consist of subscription fees for access to data feeds of financial and business databases, Internet bandwidth, direct advertising purchases, and direct labor. Data feeds are a key component of many of our Financial Software and Content Systems services, as well as a key input into our revenue-generating Web sites. Bandwidth is consumed by our revenue-generating Web sites, by our Financial Software and Content Systems services, by our IntegrateIR service, and by our e-mail mailing services. Direct advertising purchases relate to Internet advertising purchases for the purpose of promoting a client or clients' feature on one of our Web sites. Direct labor is the hourly labor cost of certain programmers and designers who implement or maintain licensed client feeds, design advertising for clients, and produce e-mail mailings for clients. Direct labor costs are fully recognized as cost of revenues in the period in which the associated revenue is recognized. All other costs of revenues are recognized in the period incurred.

Property and equipment

We evaluate, on a periodic basis, our property and equipment, to determine whether any events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. We base our evaluation on certain impairment indicators, such as the nature of the assets, the future economic benefit of the assets, any historical or future profitability measurements as well as other external market conditions or factors that may be present. If these impairment indicators are present or other factors exist that indicate that the carrying amount of the asset may not be recoverable, we then use an estimate of the undiscounted value of expected future operating cash flows to determine whether the asset is recoverable and measure the amount of any impairment as the difference between the carrying amount of the asset and its estimated fair value. The fair value is estimated using valuation techniques such as market prices for similar assets or discounted future operating cash flows.

Amortization of property and equipment is on a straight-line basis over the asset's estimated useful life.

Contingencies

From time to time we are subject to proceedings, lawsuits and other claims related to labor and other matters. We are required to assess the likelihood of any adverse judgments or outcomes to these contingencies as well as potential ranges of probable losses and establish reserves accordingly. We use professional judgment, legal advice and estimates in the assessment of outcomes of contingencies. The amounts of reserve required, if any, may change in future periods due to new developments in each matter or changes in approach to a matter such as a change in settlement strategy.

LIQUIDITY AND CAPITAL RESOURCES

We ended the second quarter of 2003 with cash and cash equivalents of $553,358, an increase of $375,282 from March 31, 2003. There is no identifiable trend in cash usage. Although we expect to generate positive cash flow from operations, we may pursue financing to improve our working capital position and to grow the business to the greatest possible extent. Possible sources of financing could include equity financing, debt, or a combination thereof, but we have no plans to undertake financing in the foreseeable future.

Our cash used in operations for the first six months of 2003 was $552,048 and our accumulated deficit at June 30, 2003 was $14,803,305. We repaid $35,332 of our convertible notes, and $47,000 in notes payable. Another use of cash was repayment of capital leases, totaling $55,619. Sources of cash included $95,745 for proceeds from exercise of warrants and stock options, and $625,281 from issuance of shares and warrants under a Short Form Offering.

Since the end of Q2 we have repaid $223,994 in 17% notes payable and accrued interest and received additional net proceeds of $222,058 from a Short Form Offering.

You should be cautioned that there can be no assurance that revenue, margins, and profitability will increase. We have $79,430 of capital lease obligations due within the next 12 months. There can be no assurance that we will be successful in raising a sufficient amount of additional capital or in internally generating a sufficient amount of capital to meet our operational requirements. If we are unable to generate the required amount of additional capital, our ability to continue as a going concern is in substantial doubt.

CORPORATE DEVELOPMENTS DURING THE YEAR

A synopsis of corporate highlights for 2002 is as follows.

On February 6, 2002, we restructured the 8% convertible notes with Deephaven Private Placement Trading Ltd. and Amro International, S.A. Under the restructuring the interest rate and prepayment penalties were reduced to zero, accrued interest has been waived, the conversion price is fixed at $0.50 and a total of up to $300,000 cash is required to be paid to the noteholders over 10 quarterly installments starting June 30, 2002. The new notes have a two-year term with renewal provisions for another two years. We filed a form 8-K on February 20, 2002 which fully described the restructured notes.

On February 11, 2002, we announced an agreement with Freedom Communications, a large private media company with publications and Web sites throughout the U.S., to provide our Financial Software and Content Systems to its Web sites.

On February 21, 2002, we announced the signing of a market exclusive agreement with The Canadian Press, Canada's national news agency, to resell our financial content management and software system in Canada.

On March 15, 2002, we and the remaining noteholders from the January 19, 2001 3% convertible debenture reached an agreement whereby they would convert the $0.2M balance of the debt into common shares at $0.50 per share. The exercise price of the Series 3A warrants has been reduced from $1.00 to $0.25. The exercise price of the Series 3B warrants has been reduced from $2.00 to $0.50. The expiry date for both the Series 3A and 3B warrants has been extended to July 31, 2005.

On March 19, 2002, we signed a licensing agreement with Credential Group for financial software tools and content. Credential Group is partnered with more than 450 credit unions across Canada. We will provide Credential Group with mutual fund information, stock quotes, interactive charts, indexes and other financial information.

On March 25, 2002, we completed a $0.410M financing with 22 unaffiliated investors. The funding included 2,000,000 units consisting of one common share and one warrant each, at a price of $0.20 per unit, plus 51,000 common shares at a price of $0.20 per share. The warrants have an exercise price of $0.25 and an expiry date of March 31, 2003. The full details of this financing, including all relevant documents, were filed in a Form 8-K on March 26, 2002 and can be viewed therein.

On May 30, 2002, we announced that Profit Magazine had recognized our Canadian subsidiary as one of Canada's fastest growing companies. The 2001 Profit 100 list awards companies based on their five-year revenue growth.

On June 24, 2002, we acquired a 65% interest in certain of the assets of StockHouse Media Corporation. We purchased the StockHouse assets, including its financial communities, StockHouse.com, StockHouse.ca and StockHouse.au, its software applications and its infrastructure, with an initial 65% ownership interest for 2,080,000 shares of unregistered common stock of Stockgroup and with an additional option to acquire the remaining 35% interest based on a formula for between 920,000 and 1,120,000 shares. We filed a form 8-K on July 11, 2002 which fully describes the agreement.

On September 25, 2002, we retained an independent investment dealer, Canaccord Capital Corporation, to act as sponsor for the inter-listing of our shares on the TSX Venture Exchange.

On October 1, 2002, we announced that Intrawest will license our IntegrateIR Software System. Our IntegrateIR tool allows Intrawest complete control of the individual elements of their IR site and enables Intrawest to quickly update and change their site anytime from anywhere they have Internet access.

On October 8, 2002, we announced a licensing agreement with National Bank Financial to build a customized solution to provide online market data to their clients. National Bank Financial is one of the leading securities dealers in Canada.

On December 17, 2002, we were accepted for listing in Canada on the TSX Ve nture Exchange.

On December 31, 2002, we closed a private equity placement of 3,403,750 units, each unit consisting of one share and one warrant, to a group of unaffiliated investors, for gross proceeds of $544,600.

CORPORATE DEVELOPMENTS SINCE YEAR END

On January 22, 2003, we reached an agreement with AP Digital, a division of The Associated Press that distributes news and information to interactive applications, to market and resell our market information and financial content management and software system to AP's worldwide network of members and customers.

On January 26, 2003, we announced a licensing agreement with Global Securities Information Inc. (GSI) to provide GSI's clients with financial information powered by the software tools and content in our proprietary Financial Content Management System. Global Securities Information Inc. is an award-winning specialty provider of public-record business transaction information to law and accounting firms, investment banks, corporations and the business press.

On January 31, 2003, we announced that Amro International had converted its remaining balance of $0.4 million of its convertible debenture. The debt was converted into stock at US$0.32 per share as part of a negotiation between Amro and Stockgroup to eliminate Amro's debt. Our outstanding long-term debt has been reduced from $1.7 million to $1.3 million.

On February 5, 2003, we announced an agreement with UnionBanCal Corporation's primary subsidiary, Union Bank of California, N.A., pursuant to which Union Bank will license our cutting-edge XML suite of financial content and software applications. We will customize a scrolling ticker and provide secure XML-based quotes, charts and other banking-specific financial content for Union Bank's customers and internal applications.

On February 18, 2003, we announced that our popular StockHouse financial Web portals, StockHouse.com and StockHouse.ca had recorded over 6 million postings within their BullBoards(TM) message forums.

On March 18, 2003, we launched a financial resource portal for one of Canada's leading securities dealers, National Bank Financial. National Bank Financial's newly launched customized financial solution will provide online market data services for their clients. The complete suite of market data tools will benefit their clients by providing them with market data research tools such as Stock Screeners, Mutual Fund Screeners, Technical stock analysis, Market Indices, Stock Charts, Stock Watch Lists, Portfolio Managers, Market Movers, Scrolling Tickers and much more.

On April 11, 2003, we announced a C$2.0MM (US$1.4MM) short form financing. First Associates Investments Inc. will act as our Agent and has signed an agency agreement for the underwriting of a C$2.0MM (US$1.4MM) best efforts offering. Each unit will consist of one share and one share purchase warrant and the unit has been priced at C$0.37 (US$0.27). Two warrants entitle the investor to purchase one additional common share at a price of C$0.75 (US$0.55) for 12 months.

On April 15, 2003, Stockgroup and one of its resellers, AP digital, a division of the Associated Press, signed a licensing agreement with Netster.com. As a result of the agreement Netster.com, one of the fastest growing search engines on the Web, will use AP Financial Tools, a suite of news, market data and financial applications powered by Stockgroup's Financial Content Software System and provided by AP Digital. Netster.com is now able to offer its audience these turnkey solutions that present and manage quotes, charts, user portfolios, technical analysis, watch lists and more, through its portal site www.netster.com.

On April 30, 2003, we announced that we will provide Richard Ivey School of Business financial market content, data and applications for the use of faculty, students and alumni as a gift to the school. Ivey's students, faculty and alumni will be able to access a suite of news, market data, financial applications and turnkey solutions that present and manage quotes, charts, user portfolios, technical analysis, watch lists and much more, powered by Stockgroup's Financial Content Software System for at least the next five years.

On May 23, 2003, we announced that Deephaven converted the entire remaining balance of its convertible notes into common shares. The principal balance of $1.2MM was converted at a negotiated conversion price of $0.28 into 4.4MM common shares. This conversion removes all the convertible debt from our balance sheet.

On June 4, 2003 and July 16, 2003, we completed our Short Form Offering equity placement in two parts. The lead underwriter was First Associates Investments Inc. The offering yielded C$1.4MM (US$1.0MM) in gross proceeds and aggregate net proceeds to us of approximately $0.9MM USD, and was composed of 3.7MM units at C$0.37, each unit consisting of one common share and one warrant. Each two warrants may be used to purchase one common share for C$0.75 (US$0.55) until 12 months after the respective completion date. We also issued as an underwriting fee agent's options to purchase 0.4MM of the same units at C$0.37 (US$0.27) for 24 months from the completion date, and we paid 8% underwriting commissions plus we reimbursed certain expenses of the underwriter.

On September 5, 2003, we repaid our 17% notes payable in full plus accrued interest to date. The notes matured on January 31, 2004, but the noteholders agreed to early payment without penalty.

DESCRIPTION OF PROPERTY

INTELLECTUAL PROPERTY, PROPRIETARY RIGHTS AND DOMAIN NAMES

We own the domain names www.stockhouse.com, www.stockhouse.ca, www.stockhouse.au, www.stockgroup.com, www.smallcapcenter.com and www.investormarketplace.com, among others. We believe our ownership of these domain names gives us adequate protection over them and we intend to continue to keep them in our possession.

We own a trademark in the United States on "www.stockhouse.com", "Stockhouse", "Empowering Investors", "Investors Click Here", the Stockhouse logo, "www.smallcapcenter.com" and SmallCapCenter's logo. We have no other significant registered trademarks as of the date of this prospectus. We may pursue other trademarks in the future.

We protect our other intellectual property through a combination of trademark law, trade secret protection and confidentiality agreements with our employees, customers, independent contractors, agents and vendors. We pursue the registration of our domain names, trademarks and service marks in the United States and internationally. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our services and products are made available on-line. We create some of our own content and obtain the balance of our content from third parties. It is possible that we could become subject to infringement actions based upon the content obtained from these third parties. In addition, others may use this content and we may be subject to claims from our licensors. We currently have no patents or patents pending and do not anticipate that patents will become a significant part of our intellectual property in the future. We enter into confidentiality agreements with our employees and independent consultants and have instituted procedures to control access to and distribution of our technology, documentation and other proprietary information and the proprietary information of others from whom we license content. The steps we take to protect our proprietary rights may not be adequate and third parties may infringe or misappropriate our trademarks, service marks and similar proprietary rights. In addition, other parties may assert claims of infringement of intellectual property or alter proprietary rights against us. The legal status of intellectual property on the Internet is currently subject to various uncertainties as legal precedents have not been set and are still to be determined in many areas of Internet law.

LEASEHOLD

Our corporate offices are composed of one floor of leased space located in the center of Vancouver's business community. We also hold a lease in New York and rent an office in Toronto on a month to month basis. Our facilities are fully used for current operations, with the exception of the New York facility, which is currently being subleased to a tenant.

City

Monthly Payment

Lease Term

Expiry Date

--------------------------------------------------------------------------------------------------------------------------------------------

Vancouver

C$ 23,647 (US$17,060)

7 years

     June 2006

New York

$

8,449

7 years

August 2006

New York sublease

$

(8,449)

3 years

    April 2004

Toronto

C$   4,300 (US$3,100)

N/A

N/A

EQUIPMENT

We have made a significant investment in servers and computer equipment required for our Web site and have dedicated staff assigned to maintenance and support of these operations.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There have not been any material transactions with related parties in the past two years.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock has been quoted for trading on the OTC Bulletin Board since March 17, 1999, and on the TSX Venture Exchange since December 17, 2002. Accordingly, there has been a limited public market for our common stock.

The following table sets forth high and low bid prices for our common stock on the OTC Bulletin Board for the quarterly periods ending March 31, 2001 through to June 30, 2003. These prices represent quotations between dealers without adjustment for retail markup, markdown or commission and may not represent actual transactions.

Quarter Ending:

High

Low

Volume

-----------------------------------------------------------------------------------------------------------------

March 31, 2001

$

1.000

$

0.375

1,005,700

June 30, 2001

$

0.650

$

0.280

2,840,800

September 30, 2001

$

0.390

$

0.090

1,105,300

December 31, 2001

$

0.200

$

0.115

1,977,800

March 31, 2002

$

0.400

$

0.140

5,509,300

June 30, 2002

$

0.260

$

0.147

 2,734,400

September 30, 2002

$

0.200

$

0.125

1,785,900

December 31, 2002

$

0.270

$

0.140

6,072,100

March 31, 2003

$

0.380

$

0.205

4,858,400

June 30, 2003

$

0.380

$

0.219

7,464,200

September 30, 2003

$

0.400

$

0.260

13,125,600

-----------------------------------------------------------------------------------------------------------------

The following table sets forth high and low bid prices for our common stock on the TSX Venture Exchange for the period from inception on December 17, 2002 to December 31, 2002, the two quarterly periods ended June 30, 2003. These prices represent quotations between dealers without adjustment for retail markup, markdown or commission and may not represent actual transactions.

Quarter Ending:

High

Low

Volume

----------------------------------------------------------------------------------------------------------------------------------

December 31, 2002 (partial)

C$

0.45 (US$0.29)

C$

0.38 (US$0.24)

181,500

March 31, 2003

C$

0.50 (US$0.33)

C$

0.31 (US$0.21)

575,300

June 30, 2003

C$

0.49 (US$0.35)

C$

0.34 (US$0.24)

703,744

September 30, 2003

C$

0.52 (US$0.28)

C$

0.33 (US$0.24)

1,019,500

----------------------------------------------------------------------------------------------------------------------------------

Holders

As of the date of this prospectus we had 80 registered shareholders and approximately 2,000 other beneficial owners with shares on deposit with brokerage houses, owning a total of 31,124,971 shares of our common stock.

Dividends

We have not declared, and do not foresee declaring, any dividends now or into the foreseeable future.

We have authorized and reserved, as of the date of this prospectus, an aggregate of  7,762,113 shares of our common stock for issuance upon the exercise of outstanding warrants and upon the exercise of non-qualified stock options.

EXECUTIVE COMPENSATION

The following summary compensation table reflects all compensation awarded to, earned by, or paid to the Chief Executive Officer and the President of our Company for all services rendered to us in all capacities during each of the years ended December 31, 2001 and 2002. None of the other executive officers received salary and bonus exceeding $100,000 during those years.

Summary Compensation Table

-----------------------------------------------------------------------------------------------------------------------------------------------

Securities

All Other

Salary

Underlying

Compensation

Name and Principal Position

Year

$

Options (#)

$

------------------------------------------------------------------------------------------------------------------------------------------------

Marcus A. New

Chief Executive Officer,

2001

$

97,194

100,000

$

0

Chairman and Director

2002

$

93,441

375,000

$

0

-------------------------------------------------------------------------------------------------------------------------------------------------

Leslie A. Landes

2001

$

97,194

533,200

$

0

President and

2002

$

93,441

(233,200)

$

0

Chief Operating Officer

======================================================================================

Option Grants In the Last Fiscal Year To Named Executive Officers

--------------------------------------------------------------------------------------------------------------------------------------------------

Name

Securities

% Of Net

Exercise

Expiration

Underlying

Options

Price

Date

Options

Granted to

$

Granted

Employees

(1)(2)

In Year (3)

---------------------------------------------------------------------------------------------------------------------------------------------------

Marcus A. New

400,000

40.3%

0.22

04-Mar-08

Marcus A. New

300,000

30.2%

0.17

12-May-08

Marcus A. New

(325,000)

(32.7%)

2.50

cancelled

Leslie A. Landes

(533,200)

(53.7%)

0.94

cancelled

Leslie A. Landes

300,000

30.2%

0.15

20-Oct-08

----------------------------------------------------------------------------------------------------------------------------------------------------

(1) All of the above options are subject to the terms of our Stock Option Plan and are exercisable only as they vest.  The options have a term of six years from date of grant.

(2) All options were granted at an exercise price equal to or greater than the fair market value of our common stock on the date of grant.

(3) The denominator is total options granted less total options forfeited during the year.

No bonuses were paid to named executive officers in any of the above years. No Restricted Stock Awards (RSAs), Stock Appreciation Rights (SARs) or Long Term Incentive Plans (LTIPs) were awarded to named executive officers in any of the above years.

Aggregated option exercise in last fiscal year and fiscal year end option values

The following table summarizes the option holdings of the named executive officers as at December 31, 2002:

-----------------------------------------------------------------------------------------------------------------------------------------------------------------

Number of Shares

Value of Unexercised

Uunderlying

In-the-Money

Unexercised Options

Options at

At December 31, 2002

December 31, 2002

-----------------------------------------------------------------------------------------------------------------------------------------------------------------

Shares

acquired

Value

Exer-

Unexer-

Exer-

Unexer-

Name

on Exercise

Realized

cisable

cisable

cisable

cisable

-----------------------------------------------------------------------------------------------------------------------------------------------------------------

Marcus A. New

0

$

0

800,000

0

$

49,000

$

0

Leslie A. Landes

105,000

$

1,050

726,560

106,640

$

42,797

$

3,199

 ==============================================================================================

Directors' compensation

Stockgroup compensates its outside directors by issuing options to acquire shares of common stock which fully vest after one year of service on the Board of Directors. David N. Caddey and Lee de Boer were each granted 50,000 such options on August 10, 2001 that have an exercise price of $0.22 per share and fully vested on August 10, 2002. On October 22, 2002, Mr. Caddey and Mr. De Boer were each granted a further 50,000 options with an exercise price of $0.15 fully vesting immediately. Craig Faulkner was also granted 50,000 options on October 22, 2002 with an exercise price of $0.15 fully vesting immediately, as director compensation.

Compensation committee

We have a formed a compensation committee made up of our four outside directors, Craig Faulkner, David Caddey, Lee deBoer, and Jeff Berwick. The compensation committee reviews executive compensation and makes recommendations to the board of directors. Their criteria for determining recommended compensation are achievement of financial targets, experience and time of employment with us. Other factors such as the external employment market are considered, as well as our internal forecast and budget models.

INTERIM FINANCIAL STATEMENTS

Stockgroup Information Systems Inc. CONSOLIDATED BALANCE SHEETS (UNAUDITED - Expressed in U.S. Dollars)

[See Note 1 - Nature of Business and Basis of Presentation]

	June 30,	December 31,
	2003	2002

ASSETS
CURRENT
Cash and cash equivalents	$553,358	$539,970
Marketable securities	4,312	1,198
Accounts receivable [net of allowances for doubtful
accounts of $93,519; December 31, 2002 $40,866]	359,589	169,675
Prepaid expenses	84,178	102,118

TOTAL CURRENT ASSETS	$1,001,437	$812,961
Property and equipment, net	$466,452	$638,665

	$1,467,889	$1,451,626
	=============	=============
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)
CURRENT
Accounts payable	$293,767	$313,272
Accrued payroll liabilities	56,419	109,930
Deferred revenue	312,839	320,900
Current portion of capital lease obligation	79,430	103,205
Current portion of notes payable	223,994	95,371
Current portion of convertible notes (note 2)	-	81,328

TOTAL CURRENT LIABILITIES	$966,449	$1,024,006
Capital lease obligation	-	31,844
Notes Payable	-	159,787
Convertible notes (note 2)	-	1,486,806

TOTAL LIABILITIES	$966,449	$2,702,443

COMMITMENTS AND CONTINGENCIES (note 6)

SHAREHOLDERS' EQUITY (DEFICIENCY) (note 3)
COMMON STOCK, No Par Value
Authorized shares - 75,000,000
Issued and outstanding shares - 28,422,371
at June 30, 2003 [19,552,596- December 31, 2002]	$12,237,274	$9,203,235
ADDITIONAL PAID-IN CAPITAL	3,067,471	2,987,331
ACCUMULATED DEFICIT	(14,803,305)	(13,441,383)

TOTAL SHAREHOLDERS' EQUITY (DEFICIENCY)	$501,440	$(1,250,817)

	$1,467,889	$1,451,626
	=============	=============

The Accompanying Notes Are An Integral Part Of These Unaudited Financial Statements.

Stockgroup Information Systems Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED - Expressed in U.S. Dollars)

	Three Months	Three Months	Six Months	Six Months
	Ended June	Ended June	Ended June	Ended June
	30, 2003	30, 2002	30, 2003	30, 2002

REVENUE
Revenues	$688,529	$407,703	$1,290,241	$849,944
Cost of revenues	176,332	169,258	333,686	333,506

Gross profit	$512,197	$238,445	$956,555	$516,438

EXPENSES
Sales and marketing	$166,041	$137,451	$324,815	$229,511
General and administrative	574,050	432,188	1,111,789	814,226

	$740,091	$569,639	$1,436,604	$1,043,737

LOSS FROM OPERATIONS	$(227,894)	$ (331,194)	$(480,049)	$(527,299)

Interest income	-	22	-	168
Interest expense ordinary	(11,789)	(4,095)	(24,647)	(9,881)
Interest on conversion of
8% convertible notes (note 2)	(656,707)	(33,966)	(860,351)	(52,330)
Interest on conversion of
3% convertible debentures	-	-	-	(160,209)
Loss on warrants liability	-	-	-	(55,000)
Gain on restructuring
of convertible notes	-	-	-	1,088,586
Other income	2,653	(1,671)	3,125	2,279

NET INCOME (LOSS)	$(893,737)	$ (370,904)	$(1,361,922)	$286,314
	============	============	============	============
BASIC AND DILUTED EARNINGS
(LOSS) PER SHARE:
Net income (loss)	$(0.04)	$ (0.03)	$(0.06)	$0.02
	============	============	============	============
Weighted average shares
outstanding for the period	24,199,767	13,841,482	22,371,013	12,313,576
	============	============	============	============

The Accompanying Notes Are An Integral Part Of These Unaudited Financial Statements.

Stockgroup Information Systems Inc. CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED - Expressed in U.S. Dollars)

	Six Months	Six Months
	Ended June	Ended June
	30, 2003	30, 2002
OPERATING ACTIVITIES

Net income (loss)	$(1,361,922)	$286,314
Add (deduct) non-cash items
Amortization	189,853	76,399
Gain on restructuring of convertible notes	-	(1,088,586)
Loss on warrants liability	-	55,000
Effective interest on convertible notes and debentures	860,351	212,539
Bad debt expense	52,653	(42,468)
Common stock and equivalents issued for services	-	167,500
Stock based compensation	-	38,878
Unrealized foreign exchange (gain) loss	23,762	-

	$(235,303)	$(294,424)
Net changes in non-cash working capital
Marketable securities	(3,114)	8,545
Accounts receivable	(242,567)	53,367
Prepaid expenses	17,940	(75,747)
Accounts payable	(19,505)	(82,776)
Accrued payroll liabilities	(53,511)	(64,166)
Accrued interest on notes payable	(7,927)	1,018
Deferred revenue	(8,061)	123,761

CASH PROVIDED BY (USED IN) OPERATIONS	$(552,048)	$(330,422)

FINANCING ACTIVITIES
Issuance of common stock and warrants (net)	625,281	390,920
Proceeds on exercise of warrants	83,775	-
Proceeds on exercise of stock options	11,970	-
Repayment of convertible debt	(35,332)	(23,340)
Repayment of notes payable	(47,000)	-
Repayment of capital lease obligation	(55,619)	(4,062)
Repayment of bank indebtedness	-	(2,717)

CASH PROVIDED BY (USED IN) FINANCING	$583,075	$360,801

INVESTING ACTIVITIES
Property and equipment (net)	(17,639)	(10,690)

CASH PROVIDED BY (USED IN) INVESTING	$(17,639)	$(10,690)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	13,388	19,689
Cash and cash equivalents, beginning of period	539,970	126,618

CASH AND CASH EQUIVALENTS, END OF PERIOD	$553,358	$146,307
	============	============

The Accompanying Notes Are An Integral Part Of These Unaudited Financial Statements.

Stockgroup Information Systems Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Six Months Ended June 30, 2003 (UNAUDITED)

1. NATURE OF BUSINESS AND BASIS OF PRESENTATION

Stockgroup Information Systems Inc. (the "Company") is a financial media and technology company that provides various financial software solutions, tools, content and services to media, corporate, and financial services companies. The Company employs proprietary technologies that enable its clients to provide financial data streams and news combined with fundamental, technical, productivity, and disclosure tools to their customers, shareholders, and employees in a cost effective manner. The Company also provides Internet communications services for publicly traded companies and an online research center for the investment community through its Stockhouse and Smallcapcenter financial Web sites.

The Company was incorporated under the laws of Colorado on December 6, 1994.

The accompanying interim unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Item 310(b) of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six-month period ended June 30, 2003 are not necessarily indicative of the results that may be expected for the year ended December 31, 2003.

The balance sheet at December 31, 2002 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for annual financial statements.

These interim financial statements should be read in conjunction with the consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-KSB for the year ended December 31, 2002.

Certain of the comparative figures have been reclassified to conform to the presentation adopted in the current period.

These financial statements have been prepared by management in accordance with accounting principles generally accepted in the United States on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future.

The Company incurred an operating loss of $480,049 for the six months ended June 30, 2003, and had working capital of $34,990 as at June 30, 2003. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management has been able, thus far, to finance the losses, as well as the growth of the business, through a series of equity and debt private placements. The Company is continuing to seek other sources of financing in order to grow the business to the greatest possible extent. There are no assurances that the Company will be successful in achieving its goals.

In view of these conditions, the ability of the Company to continue as a going concern is uncertain and dependent upon achieving a profitable level of operations and on the ability of the Company to obtain necessary financing to fund ongoing operations. Management believes that its current and future plans provide an opportunity to continue as a going concern. These financial statements do not give effect to any adjustments which would be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the accompanying financial statements.

2. CONVERTIBLE NOTES

-----------------------------------------------------------------------------------------

June 30, 2003

December 31, 2002

-----------------------------------------------------------------------------------------

8% Convertible notes, maturing December 31, 2005

Principal

$

-

$

1,704,000

Unamortized debt discount

-

(135,866)

-----------------------------------------------------------------------------------------

Subtotal

$

-

$

1,568,134

Current portion

-

81,328

Long Term Portion

-

1,486,806

========================================================================================

On January 28, 2003, one of the noteholders converted its entire principal balance of $392,984 into 1,228,075 common shares at a negotiated conversion price of $0.32. The discount on the conversion price was deemed an inducement to convert, resulting in an interest expense of $145,895 representing the excess of the fair value of the notes after inducement over the fair value before inducement. The unamortized debt discount on the portion of the total principal was fully expensed on the conversion date, resulting in an interest expense of $31,711.

On May 12 and May 28, 2003, the remaining noteholder converted its entire principal balance of $1,225,684 into 4,380,000 common shares at a negotiated conversion price of $0.28. The discount on the conversion price was deemed an inducement to convert, resulting in an interest expense of $578,590 representing the excess of the fair value of the notes after inducement over the fair value before inducement. The unamortized debt discount on the portion of the total principal was fully expensed on the conversion date, resulting in an interest expense of $69,437.

3. SHARE CAPITAL

The Company is authorized to issue up to 75,000,000 shares of common stock and 5,000,000 shares of preferred stock.

At June 30, 2003, in addition to the 28,422,371 common shares outstanding, there were also 2,504,200 stock options and 6,634,013 warrants outstanding.

Issues of common shares and common share equivalents for the six-month period ended June 30, 2003 are summarized as follows:

On January 28, 2003, we issued 1,228,075 common shares pursuant to a conversion of $392,984 of principal of convertible notes at $0.32.

On February 3, 2003 we issued 100,000 common shares pursuant to a conversion of $50,000 of principal of convertible notes at $0.50.

During Q1 2003, 335,100 common shares were issued pursuant to exercises of warrants at $0.25 for gross proceeds of $83,775.

On March 28, 2003, 4,800 common shares were issued to an employee pursuant to an exercise of options at $0.15, for gross proceeds of $720.

On April 24, 2003, we issued 75,000 common shares to an employee pursuant to an exercise of options at $0.15, for gross proceeds of $11,250.

On May 12 and May 28, 2003, we issued a total of 4,380,000 common shares pursuant to a conversion of $1,225,684 of principal of convertible notes at $0.28.

On June 4, 2003 we issued 2,746,800 units at C$0.37 (approximately $0.27), for gross proceeds of C$1,016,316 (approximately $748,723) under a Short Form Offering. Each unit consists of one common share and one non-transferable share purchase warrant. Each two warrants are exercisable at C$0.75 (approximately $0.55) until June 4, 2004. We also issued Agent Options to acquire 274,680 units, exercisable at C$0.37 until June 4, 2005.

Stock Options

The Company's 1999, 2000, 2001, and 2002 Stock Option Plans (collectively the "Plans") authorize a total of 5,000,000 common shares for issuance. Activity under the Plans is set forth below.

-----------------------------------------------------------------------------------------

Options Outstanding

-----------------------------------------

Weighted

Shares

Average

available

Number of

Price per

Exercise

for grant

shares

share

Price

-----------------------------------------------------------------------------------------

Balance at December 31, 2002

898,278

2,602,700

$ 0.12 - 0.59

$0.20

Options exercised

-

(79,800)

0.15

0.15

Options forfeited

-

(18,700)

0.15 - 0.31

0.21

-----------------------------------------------------------------------------------------

Balance at June 30, 2003

898,278

2,504,200

$0.12 - 0.59

$0.20

=========================================================================================

Warrants

As at June 30, 2003, common stock issuable pursuant to warrants outstanding is as follows:

-----------------------------------------------------------------------------------------

 Warrants

 Warrants

Outstanding Warrants Warrants Warrants  Outstanding  Exercise   Expiry

At January  Issued  Exercised Cancelled  at June     Price     Date

  1, 2003                           30, 2003

     #

   #

 #

     #

     #

   $

-----------------------------------------------------------------------------------------

Series 1

281,818

-

-

-

281,818

3.00

March 31, 2005

Series 3A

500,000

-

-

-

500,000

0.25

July 31, 2005

Series 3B

300,000

-

-

-

300,000

0.50

July 31, 2005

Series 4

2,000,000

-

335,100

-

1,664,900(1)

0.30

Sept 30, 2003

Series 5

250,000

-

-

-

250,000

0.30

Sept 15, 2003

Series 6

1,701,875

-

-

-

1,701,875

0.22

Dec 31, 2003

Series 7

150,000

-

-

-

150,000

0.16

Dec 31, 2003

Series 8

-

1,373,400

-

-

1,373,400

0.55

June 4, 2004

Series 9

-

274,680

-

-

274,680

0.27

June 4, 2005

Series 10

-

137,340

-

-

137,340

0.55

June 4, 2004

-----------------------------------------------------------------------------------------

5,183,693

1,785,420

335,100

-

6,634,013

=========================================================================================

(1) On March 30, 2003 the expiry date on the Series 4 warrants was extended from March 30, 2003 to September 30, 2003, and the exercise price was changed from $0.25 to $0.30.

4. ACCOUNTING FOR STOCK-BASED COMPENSATION

The Company measures compensation expense for all of its Stock Option Plans using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations and complies with the disclosure provisions of Statement of Accounting Standards No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123"), as amended by Statement of Accounting Standards No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123" ("SFAS 148").

The following table provides pro forma disclosures of the effect on net income and earnings per share as if the fair value-based method had been applied in measuring compensation expense:

	For the three months ended		For the six months ended
	June 30, 2003	June 30, 2002	June 30, 2003	June 30, 2002

Net income (loss) -
as reported	$(893,737)	$(370,904)	$(1,361,922)	$286,314
Add: Stock-based
employee compensation
expense included
in reported net
income	-	11,310	-	38,878
Deduct: Stock-based
employee compensation
expense determined
under the fair value-
based method
for all awards	(5,025)	(97,087)	(13,399)	(245,603)

Net income - pro forma	$(898,762)	$(456,681)	$(1,375,321)	$79,589
	=============	=============	==============	=============
Net income per share
As reported	$(0.04)	$(0.03)	$(0.06)	$0.02
Pro forma	(0.04)	(0.03)	(0.06)	0.01

For purposes of the pro forma disclosures, the estimated fair value of the stock options is amortized over the stock options' vesting period.

The pro forma effects of applying SFAS 123 for the periods presented are not likely to be representative of the pro forma effects of future periods as the number of stock options and the vesting schedules thereof vary widely from quarter to quarter. No options were granted during the six months ended June 30, 2003.

The weighted average assumptions used and the resulting estimates of weighted average fair value of stock options granted are as follows:

	For the three and six months ended
	June 30, 2003	June 30, 2002

Dividend yield	0%	0%
Weighted average expected life (years)	4.06	4.50
Risk-free interest rate	4.30%	3.83%
Expected volatility	121%	214%

5. SEGMENTED INFORMATION

SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information, requires a public business enterprise to report financial and descriptive information about its reportable operating segments. The Company has concluded that its business activities fall into one identifiable operating segment with the following sources of revenue:

For the three months ended

For the six months ended

June 30, 2003

June 30, 2002

June 30,2003

June 30, 2002

Public Company

Disclosure and

Awareness Products

$

380,380

$

242,190

$

765,960

$

527,366

Financial Software and

Content Systems

308,149

165,513

524,281

322,578

----------------------------------------------------------------------------------------

$

688,529

$

407,703

$

1,290,241

$

849,944

========================================================================================

During the first six months of 2003 and 2002 the Company had no customers from whom revenue received by the Company represented greater than 10% of total revenue.

6. COMMITMENTS AND CONTINGENCIES

The Company is currently involved in litigation with a customer to collect amounts owing pursuant to a contract entered into in September 2000. The defendant provided a $100,000 deposit and contracted the Company to provide certain advertising services. The Company delivered the requested services throughout October and November 2000; however, the defendant defaulted on all additional payments. The Company is suing the defendant for the $351,800 balance owing, plus interest and costs. The defendant has filed a statement of defense and counterclaim to recover the $100,000 deposit. No court date has been set at this time. Although management currently believes the outcome of the litigation will be in the Company's favour, they have not elected to aggressively pursue the litigation at this time. The Company has made no provision for the counterclaim in the financial statements and any settlement or final award will be reflected in the statement of operations as the litigation is resolved.

In addition, the company is subject to various other legal matters in the ordinary course of business. It is not possible at this time to predict with any certainty the outcome of such litigation. Management believes that the ultimate resolution of these matters would not have a material effect on the Company's financial position or results of operations.

7. RECENT ACCOUNTING PRONOUNCEMENTS

In November 2002, the FASB issued FASB Interpretation No. 45 "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"). FIN 45 requires that a liability be recorded in the guarantor's balance sheet upon issuance of a guarantee. In addition, FIN 45 requires disclosures about the guarantees, including indemnifications, that an entity has issued. The disclosure provisions of FIN 45 are effective for financial statements of interim periods ending after December 15, 2002; however, the provisions for initial recognition and measurement are effective on a prospective basis for guarantees that are issued or modified after December 31, 2002. The initial adoption of FIN 45 did not have a material impact on the Company's financial position, results of operations or cash flows.

In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities ("FIN 46"). FIN 46 requires an investor with a majority of the variable interests in a variable interest entity to consolidate the entity and also requires majority and significant variable interest investors to provide certain disclosures. A variable interest entity is an entity that has (1) equity investment at risk that is insufficient to finance the entity's activities without receiving additional subordinated financial support from the other parties, (2) a group of equity owners that are unable to make substantive decision's about the entity's activities, or (3) equity that does not absorb the entity's losses or receive the benefits of the entity. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For existing variable interest entities created or acquired prior to February 1, 2003, FIN 46 is effective for the first interim or annual period beginning after June 15, 2003. The Company is currently evaluating the effect that the adoption of FIN 46 will have on its results of operations and financial condition; however, it does not expect the adoption of FIN 46 will have a significant impact on its consolidated financial statements.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity ("SFAS 150"). SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS No. 150 does not apply to features embedded in a financial instrument that is not a derivative in its entirety. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise will be effective at the beginning of the first interim period beginning after June 15, 2003. For existing financial instruments created before the effective date, any impact upon the adoption of SFAS 150 shall be reported as a cumulative effect of a change in an accounting principle. The Company has not yet completed its analysis of SFAS 150; however, it believes that the adoption of this pronouncement will not have a material effect on the Company's consolidated financial statement.

8. SUBSEQUENT EVENTS

a) On July 4, 2003 Stockgroup notified Stockhouse Media Corporation that, in accordance with the terms of the Joint Venture Development and Operating Agreement dated June 19, 2002, it would be purchasing their remaining 35% interest in the assets contemplated in the agreement for 920,000 common shares of Stockgroup. As of August 13, 2003 the transaction had not yet taken place. b) On July 16, 2003 Stockgroup closed the second and final part of it's Short Form Offering, issuing 996,000 units at C$0.37 (approximately $0.27) for gross proceeds of C$368,520 (approximately $265,868). Net proceeds after issue costs were approximately $222,058.

CONSOLIDATED FINANCIAL STATEMENTS

Stockgroup Information Systems Inc.

December 31, 2002 and 2001

AUDITORS' REPORT

To the Shareholders of

Stockgroup Information Systems Inc.

We have audited the accompanying consolidated balance sheets of Stockgroup Information Systems Inc. as of December 31, 2002 and 2001 and the related consolidated statements of operations, shareholders' equity (deficiency), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Stockgroup Information Systems Inc. at December 31, 2002 and 2001 and the consolidated results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that Stockgroup Information Systems Inc. will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred recurring net losses and has a working capital deficiency. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 10 to the financial statements, in 2001, the Company changed its method of accounting for callable warrants.

/s/ Ernst & Young LLP

Chartered Accountants

Vancouver, Canada,

February 24, 2003.

Stockgroup Information Systems Inc.

CONSOLIDATED BALANCE SHEETS
[See Note 1 - Nature of Business and Basis of Presentation]

As at December 31	(expressed in US dollars)

	2002	2001
	$	$

ASSETS [notes 5, 6 and 7]
Current
Cash and cash equivalents	539,970	126,618
Marketable securities	1,198	21,814
Accounts receivable [net of allowances for doubtful
accounts of $40,866; 2001 - $92,331] [note 3]	169,675	173,105
Prepaid expenses	102,118	60,465

Total current assets	812,961	382,002

Property and equipment, net [note 4]	638,665	341,688

	1,451,626	723,690

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)
Current
Bank indebtedness	-	6,081
Accounts payable	313,272	373,674
Accrued payroll liabilities	109,930	144,920
Deferred revenue	320,900	124,944
Current portion of capital lease obligation [note 5]	103,205	7,674
Current portion of notes payable [note 6]	95,371	108,837
Current portion of convertible notes [note 7]	81,328	2,509,236
Warrants liability [note 10]	-	110,000

Total current liabilities	1,024,006	3,385,366

Capital lease obligation [note 5]	31,844	11,231
Notes payable [note 6]	159,787	-
Convertible notes [note 7]	1,486,806	-
Convertible debentures [note 8]	-	70,695

Total liabilities	2,702,443	3,467,292

Commitments and contingencies [note 14]

Shareholders' equity (deficiency)
Common stock, no par value [note 11]
Authorized shares - 75,000,000
Issued and outstanding shares - 19,552,596 in 2001
and 10,131,260 in 2001	9,203,235	7,969,090
Additional paid-in capital	2,987,331	2,422,014
Accumulated deficit	(13,441,383)	(13,134,706)

Total shareholders' equity (deficiency)	(1,250,817)	(2,743,602)

	1,451,626	723,690

See accompanying notes

Stockgroup Information Systems Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

Year ended December 31	(expressed in US dollars)

	2002	2001
	$	$

REVENUE
Revenues [note 12]	1,964,699	2,857,151
Cost of revenues	706,911	1,045,326

Gross profit	1,257,788	1,811,825

EXPENSES
Sales and marketing	475,038	466,954
Product development	78,792	241,392
General and administrative	1,712,056	1,776,710

	2,265,886	2,485,056

Loss from operations	(1,008,098)	(673,231)
Interest income	195	4,020
Interest expense [notes 5, 6, 7 and 8]	(319,641)	(596,097)
Gain (loss) on warrants liability [note 10]	(55,000)	242,000
Gain on restructuring of convertible notes [note 7]	1,088,586	-
Gain on convertible note redemptions	-	58,701
Other income (expense)	(12,719)	9,509

Loss before cumulative effect of change in accounting principle	(306,677)	(955,098)

Cumulative effect of change in accounting principle [note 10]	-	413,546

Net loss	(306,677)	(541,552)

Basic and diluted earnings (loss) per share
Loss before cumulative change in accounting principle	(0.02)	(0.10)
Cumulative effect of change in accounting principle	-	0.04

Net loss	(0.02)	(0.06)

Weighted average number of common shares outstanding	14,151,349	9,305,391

See accompanying notes

Stockgroup Information Systems Inc.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIENCY)

Year ended December 31				(expressed in US dollars)

					Total
			Additional	Accumulated	shareholders'
	Common stock	Common stock	paid-in capital	deficit	equity (deficiency)
[note 11]	# of shares	$	$	$	$

Balance at December 31, 2000	8,467,676	7,344,483	2,602,743	(12,593,154)	(2,645,928)
Fair value of detachable warrants pursuant to convertible debenture
private placement, net of financing costs	-	-	298,778	-	298,778
Intrinsic value of beneficial conversion feature pursuant to convertible
debenture private placement	-	-	190,000	-	190,000
Issuance of common stock on partial conversion of outst anding convertible
notes and debentures	960,640	413,664	-	-	413,664
Repurchase of beneficial conversion feature on partial redemption of
outstanding convertible notes	-	-	(31,551)	-	(31,551)
Intrinsic value of beneficial conversion feature pursuant to convertible
notes private placement	-	-	32,182	-	32,182
Cumulative effect of change in accounting principle	-	-	(765,546)	-	(765,546)
Issuance of common stock for shares granted under the employee stock option plan	92,944	27,260	-	-	27,260
Issuance of common stock pursuant to exercise of employee stock options	600,000	173,993	-	-	173,993
Issuance of common stock for consulting services	10,000	9,690	-	-	9,690
Stock based compensation	-	-	95,408	-	95,408
Net loss	-	-	-	(541,552)	(541,552)

Balance, December 31, 2001	10,131,260	7,969,090	2,422,014	(13,134,706)	(2,743,602)
Issuance of common stock on partial conversion of outstanding
convertible notes [note 7]	666,700	100,000	-	-	100,000
Repurchase of beneficial conversion feature on partial redemption of
outstanding convertible notes [note 7]	-	-	(247,222)	-	(247,222)
Issuance of common stock on conversion of outstanding
debentures [note 8]	413,808	-	206,904	-	206,904
Reclassification of warrant liability to equity [note 10]	-	-	165,000	-	165,000
Excess of fair value of convertible debentures after conversion [note 8]	-	-	24,000	-	24,000
Issuance of common stock pursuant to private placements, net	5,454,750	571,563	301,756	-	873,319
Issuance of common stock pursuant to asset acquisition [note 9]	2,080,000	424,320	-	-	424,320
Issuance of common stock for shares granted under the employee stock option plan	101,078	17,712	-	-	17,712
Issuance of common stock pursuant to exercise of employee stock options	205,000	13,050	-	-	13,050
Issuance of common stock for consulting services	500,000	107,500	-	-	107,500
Issuance of warrants for consulting services	-	-	60,000	-	60,000
Stock based compensation	-	-	54,879	-	54,879
Net loss	-	-	-	(306,677)	(306,677)

Balance, December 31, 2002	19,552,596	9,203,235	2,987,331	(13,441,383)	(1,250,817)

See accompanying notes

Stockgroup Information Systems Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended December 31	(expressed in US dollars)

	2002	2001
	$	$

OPERATING ACTIVITIES
Net loss	(306,677)	(541,552)
Add (deduct) non-cash items
Amortization	308,558	191,632
Amortization of deferred financing costs	-	8,818
Bad debt expense	(51,464)	(27,299)
Loss on disposition of property and equipment	-	8,759
Non-cash interest on convertible notes and debentures	280,471	401,093
Gain on redemption of convertible notes	-	(58,701)
Gain on restructuring of convertible notes	(1,088,586)	-
Cumulative effect of change in accounting principle	-	(413,546)
(Gain) loss on warrants liability	55,000	(242,000)
Common stock and warrants issued for consulting services	167,500	9,690
Stock based compensation	72,591	122,668
Unrealized foreign exchange gain	3,322	-

	(559,285)	(540,438)
Net change in operating assets and liabilities [note 15]	128,418	(237,648)

Cash used in operating activities	(430,867)	(778,086)

FINANCING ACTIVITIES
Net proceeds from issuance of common stock	886,369	173,993
Net proceeds from issuance of convertible debentures	-	479,960
Net proceeds from issuance of notes payable	144,034	100,347
Repayments of convertible notes	(120,000)	(181,000)
Repayment of capital lease obligation	(7,231)	(5,741)
Repayments of bank indebtedness, net	(6,081)	(8,222)

Cash provided by financing activities	897,091	559,337

INVESTING ACTIVITIES
Purchase of property and equipment	(54,115)	(7,103
Proceeds on disposition of property and equipment	1,243	31,107

Cash provided by (used in) investing activities	(52,872)	24,004

Decrease in cash and cash equivalents	413,352	(194,745
Cash and cash equivalents, beginning of year	126,618	321,363

Cash and cash equivalents, end of year	539,970	126,618

See accompanying notes

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF BUSINESS AND BASIS OF PRESENTATION

Stockgroup Information Systems Inc. (the "Company") is a financial media and technology company that provides various financial software solutions, tools, content and services to media, corporate, and financial services companies. The Company employs proprietary technologies that enable its clients to provide financial data streams and news combined with fundamental, technical, productivity, and disclosure tools to their customers, shareholders, and employees in a cost effective manner. The Company also provides Internet communications services for publicly traded companies and an online research center for the investment community through its www.smallcapcenter.com financial Web site.

The Company was incorporated under the laws of Colorado on December 6, 1994. The Company previously operated under the name Stockgroup.com Holdings, Inc. until its name was changed in accordance with the relevant provisions of the Colorado Business Corporations Act and pursuant to shareholder approval received at the Company's annual general meeting held September 20, 2001.

The financial statements have been prepared by management in accordance with accounting principles generally accepted in the United States on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future.

The Company incurred a net loss of $306,677 for the year ended December 31, 2002 [2001 - $541,552], and had a working capital deficiency of $211,045 as at December 31, 2002. These factors raise substantial doubt about the Company's ability to continue as a going concern. The Company experienced a significant reduction in cash used in operations from $778,086 in 2001 to $430,867 in 2002 as a result of cost restructuring activities initiated in 2002. The Company has negotiated the conversion of $392,984 of its 8% convertible notes on January 28, 2003, thereby eliminating eight mandatory quarterly payments totaling $42,012 and a maturity payment of $350,972. Of the remaining principal of its 8% convertible notes, a total of $137,988 will be paid in mandatory quarterly payments of $15,332 until December 31, 2004, and the $1,168,360 balance is due December 31, 2005. Although the Company has taken steps to achieve profitable operations in 2002, there are no assurances that the Company will be successful in achieving its goals.

In view of these conditions, the ability of the Company to continue as a going concern is uncertain and dependent upon achieving a profitable level of operations and, if necessary, on the ability of the Company to obtain necessary financing to fund ongoing operations. Management believes that its current and future plans provide an opportunity to continue as a going concern. These financial statements do not give effect to any adjustments which would be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the accompanying financial statements.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Stockgroup Media Inc. (British Columbia, Canada), Stockgroup Systems Ltd. (Nevada, United States), Stockgroup Australia, Pty Ltd. and 579818 B.C. Ltd. (British Columbia, Canada). All significant intercompany accounts and transactions have been eliminated.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd.)

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue recognition

The Company generates its revenues from two primary sources: Public Company Disclosure and Awareness Products and Financial Software and Content Systems. Before 2002, the Company had a third source of revenue, E-Business Solutions, which was discontinued in 2001.

Public Company Disclosure and Awareness Products consist of investor relations Web page tools, client profiling on the Company's investment-oriented Web sites, e-mail services, sponsorships and Internet advertising services. Theses services are sold either individually or bundled together into comprehensive programs.

Investor relations Web page tools, sold under the name IntegrateIR, are delivered to the client's investor relations page of their Web site via an Internet data feed, in real time and on a continuous basis for an agreed period of time, normally 12 months. Revenue is recognized evenly, according to the agreed fixed rate, on a monthly basis once the IntegrateIR data feed has been activated. Setup fees, if any, are recognized ratably over the initial term of the agreement, on a monthly basis.

Client profiling on the Company's investment-oriented Web sites consists of continuous or rotating client profiles on various specialized Web pages within Stockhouse.com, Smallcapcenter.com and Investormarketplace.com. Delivery of these profiles is based either on a certain number of days appearing on the Web pages or a certain quantity of page views, profile view or click-throughs, depending on the agreement. A page view is a single instance of an Internet user viewing the page that contains the client's name and/or logo. A profile view is a single instance of an Internet user clicking on the client's profile link. A click-through is a single instance of an Internet user clicking on the client's profile and being redirected to the client's Web site. Revenue is recognized on such client profile programs based on delivery, and delivery is organized and metered to equal the agreed monthly fee in each month the client is profiled on the Web pages.

E-mail services are mailings to a targeted list of e-mail addresses, with delivery consisting solely of transmitting the mailing to the e-mail targets. Each transmittal is called a flight. E-mail services may be bought on a per-flight basis, for which revenue is recorded when the flight occurs, or on a fixed-fee monthly basis in which the client receives access to a fixed number of flights per month. The Company records the revenue on the fixed fee monthly e-mail services on a pro-rata basis over the term of the agreement.

Sponsorships consist of special mention or other information about a client that is attached prominently to the header section of the Company's daily news recap e-mail mailings. Sponsorships are sold either on a per-day basis, for which revenue is recorded on the day the client's sponsorship message is attached to the daily news recap mailing, or on a fixed-fee monthly basis in which the client receives access to a fixed number of days' sponsorship per month.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd.)

Internet advertising services on Stockgroup's Web sites are delivered and revenue earned on a page-view basis, as this term is defined above. Advertising insertion orders are obtained from clients and advertisements are delivered in a set rotation on www.stockhouse.com. At the end of certain specified period, usually monthly, the client is given a page-view delivery report and is billed according to the number of page-views delivered.

Financial Software and Content Systems consists of real time, time delayed and wireless quotes and charts, company profiles, investment data and technical analysis. Revenue from set up fees, periodic maintenance fees and contractual monthly licensing fees for ongoing use of financial tools and content is recognized ratably over the contract term, which is typically 24 months.

All Financial Software and Content Systems services are delivered via an Internet data feed from the Company's Web servers to the clients' sites on a continuous real time basis. Revenue begins to be earned on the day the data feed is activated and begins to deliver content to the client site. Revenue is earned on a fixed monthly fee, with some clients paying a page-view overage fee over a certain number of page-views. The page-view overages, if any, are billed to the client and recorded on a monthly basis as they occur and usually represent a small portion of the overall monthly fee from each customer.

All sources of revenue is recorded pursuant to SAB 101 Revenue Recognition in Financial Statements, when persuasive evidence of an arrangement exists, delivery of services has occurred, the fee is fixed or determinable and collectibility is reasonably assured. Pursuant to EITF 00-21 Revenue Arrangements with Multiple Deliverables, when the services are provided in a multiple elements arrangement, revenue is allocated to each respective deliverable based on its relative fair value and recognized when the criteria under SAB 101 have been met.

The Company is not subject to specific performance criteria that would give rise to refund rights for services it provides.

Payments received in advance of services provided are recorded as deferred revenue.

Cost of Revenues

Cost of revenues are recorded if the cost relates directly to the services the Company sells or to its revenue-generating Web sites, namely Stockhouse.com/ca/au, Smallcapcenter.com, and InvestorMarketPlace.com. Cost of revenues consist of subscription fees for access to data feeds of financial and business databases, Internet bandwidth, direct advertising purchases, and direct labor. Data feeds are a key component of many of the Company's Financial Software and Content Systems services, as well as a key input into its revenue-generating Web sites. Bandwidth is consumed by the Company's revenue-generating Web sites, by its Financial Software and Content Systems services, by its IntegrateIR service, and by its e-mail mailing services. Direct advertising purchases relate to Internet advertising purchases for the purpose of promoting a client or clients' feature on one of the Company's Web sites. Direct labor is the hourly labor cost of certain programmers and designers who implement or maintain licensed client feeds, design advertising for clients, and produce e-mail mailings for clients. Direct labor costs are fully recognized as cost of revenues in the period in which the associated revenue is recognized. All other costs of revenues are recognized in the period incurred.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd.)

Fair value of financial instruments

The Company's financial instruments consist of cash and cash equivalents, marketable securities, accounts receivable, bank indebtedness, accounts payable, notes payable, convertible notes, convertible debentures and capital lease obligations. Unless otherwise stated the fair value of the financial instruments approximates their carrying value.

Cash and cash equivalents

Cash and cash equivalents consist of cash and short -term deposits with original maturities of ninety days or less and are recorded at amortized cost.

Marketable securities

Marketable securities consist of equity instruments held for trading and are recorded at fair value based on quoted market prices. Both realized and unrealized gains and losses are included in the statement of operations.

Deferred finance costs

Finance costs associated with the issuance of convertible notes and debentures are deferred and amortized over the term to earliest conversion. All finance costs have been amortized and included as interest expense in the statement of operations.

Foreign exchange

The reporting currency and the functional currency of the Company is the U.S. dollar. The accounts of the Company's Canadian subsidiary are translated into U.S. dollars such that monetary assets and liabilities are translated at exchange rates in effect at the balance sheet date and non-monetary items are translated at exchange rates prevailing at the transaction date. Operating revenues and expenses are translated at average exchange rates prevailing during the year. Any corresponding foreign exchange gains and losses are included in income.

Foreign currency transactions are translated into U.S. dollars at the rate of exchange in effect at the date of the transaction. Foreign currency balances of monetary assets and liabilities are translated using the rate of exchange in effect at the balance sheet date. Foreign exchange gains and losses on transactions during the year and on the year end translation of the accounts are included in income.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd.)

Property and equipment

Property and equipment are carried at cost. Amortization is provided using the straight line method over the assets estimated useful lives as follows:

Computer equipment	5 years
Computer equipment under capital lease	2 years
Computer software	1 year
Web site software	3 years
Office furniture and equipment	5 years
Leasehold improvements	Term of the lease

Product development costs

Product development costs other than those incurred during the application development stage are expensed as incurred. Costs incurred during the application development stage are required to be capitalized and amortized over the estimated useful life of the software. Substantially all of the Company's product development costs are for ongoing operating and maintenance and have been expensed in the period incurred.

Income taxes

The Company utilizes the liability method of accounting for income taxes. Under this method, deferred taxes are determined based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates. A valuation allowance is provided against deferred tax assets for which it is more likely than not that the asset will not be realized.

Stock-based compensation

The Company accounts for fixed stock-based awards to employees in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations and has adopted the disclosure -only alternative of FASB Statement No. 123, Accounting for Stock-Based Compensation. Accordingly, compensation expense for stock options issued to employees is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock.

The issuance of equity instruments to consultants and other non-employees in consideration for goods or services is accounted for on a fair value basis in accordance with FASB Statement No. 123.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd.)

Earnings per share

Basic earnings (loss) per share is computed based on the weighted average number of common shares outstanding during each year. Diluted earnings (loss) per share reflects the dilutive potential of outstanding securities using the treasury stock method.

For the years ended December 31, 2001 and 2000, all of the Company's common shares issuable upon the exercise of stock options, warrants and other convertible securities were excluded from the determination of diluted loss per share as their effect would be anti-dilutive.

Comprehensive income

Comprehensive income includes all changes in equity except those resulting from investments by owners and distributions by owners. Comprehensive income comprises only net income for all years presented.

Recent pronouncements

In December 2002, the Financial Accounting Standards Board issued Statement No. 148, ("SFAS 148"), "Accounting for Stock-Based Compensation-Transition and Disclosure-An amendment of FASB Statement No. 123". SFAS 148 amends FASB Statement No. 123, "Accounting for Stock Based Compensation" ("SFAS 123") and provides alternative methods for accounting for a change by registrants to the fair value method of accounting for stock-based compensation. Additionally, SFAS 148 amends the disclosure requirements of SFAS 123 to require disclosure in the significant accounting policy footnote of both annual and interim financial statements of the method of accounting for stock-based compensation and the related pro-forma disclosure when the intrinsic value method continues to be used. The statement is effective for fiscal years beginning after December 15, 2002. The Company will adopt the disclosure provisions of SFAS 148 beginning in the quarter ended March 31, 2003.

In April 2002, the Financial Accounting Standards Board issued Statement No. 145, (SFAS 145"), "Rescission of FASB Statements No. 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections". SFAS 145 requires, among other things, gains or losses of extinguishments of debt to be classified as income (loss) from continuing operations rather than as an extraordinary items, unless such extinguishments is determined to be extraordinary pursuant to Accounting Principles Board Opinion No. 30 ("Opinion 30"), "Reporting the Results of Operations - Reporting the Effects of a Disposal of a Segment of a Business and Extraordinary, Unusual, and Infrequently Occurring Transactions". The provisions SFAS 145 are effective for fiscal years beginning after May 15, 2002. Any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods presented that does not meet the criteria in Opinion 30 for classification as an extraordinary item must be reclassified. The Company will early adopt the provisions of SFAS 145 for the year ended December 31, 2002 and accordingly, will reclassify the $58,701 gain on convertible note redemptions for 2001 from extraordinary items to a separate component of income before taxes.

3. CONCENTRATION OF CREDIT RISK

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash and cash equivalents and trade receivables.

The Company performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses. No customer owed greater than 10% of the outstanding receivables in 2002. Amounts owing from two customers represented 12% and 12% respectively of the total accounts receivable balance in 2001.

4. PROPERTY AND EQUIPMENT
		Accumulated	Net book
	Cost	amortization	value
	$	$	$

2002
Computer equipment	514,541	389,184	125,357
Computer equipment under capital lease	154,254	46,195	108,059
Computer software	147,747	111,070	36,677
Web site software [note 9]	347,122	46,680	300,442
Office furniture and equipment	141,047	102,780	38,267
Leasehold improvements	62,434	32,571	29,863

	1,367,145	728,480	638,665

2001
Computer equipment	531,682	299,841	231,841
Computer equipment under capital lease	24,646	6,097	18,549
Computer software	110,698	110,698	-
Office furniture and equipment	146,187	76,621	69,566
Leasehold improvements	42,197	20,465	21,732

	855,410	513,722	341,688

5. CAPITAL LEASE OBLIGATION

The Company has capital lease agreements for computer equipment with lease obligations as follows:

2002
$

Total future lease payments	156,823
Less interest (effective rate during 2002 - 17%)	(21,774)

135,049

Less current portion	(103,205)

31,844

The following capital lease payments are required over the next two years:

$

2003	123,685
2004	33,138

156,823

6. NOTES PAYABLE

The following table summarizes the activity under various agreements:

	Principal	Accrued Interest	Total
	$	$	$

2002
16% Notes payable, no specified maturity date	35,000	9,301	44,301
17% Notes payable, maturing January 31, 2004	159,787	1,794	161,581
25% Notes payable, maturing January 21, 2003	47,000	2,276	49,276

Total Notes payable	241,787	13,371	255,158

2001
16% Notes payable, maturing July 30, 2002	100,347	8,490	108,837

Total Notes payable	100,347	8,490	108,837

On May 8, 2001 the Company entered into a Securities Purchase Agreement with an individual related to a Director and Officer of the Company to issue C$50,000 (US$32,375) of secured unregistered 16% notes. The notes had an original maturity of July 30, 2002 that was informally extended until November 18, 2002, at which time the investor agreed to an amendment to extend the maturity date to January 31, 2004 and increase the interest rate to 17%. The note has been collateralized by a second floating charge over all of the Company's Canadian subsidiary's property, assets, and rights.

On May 10, 2001, the Company entered into a Securities Purchase Agreement with an unrelated investor to issue $35,000 of secured unregistered 16% notes. The notes had an original maturity of July 30, 2002. The notes were extended beyond the original maturity by an informal agreement for an undetermined period. All accrued interest to December 31, 2002 was paid in January 2003.

On July 16, 2001, the Company entered into a Securities Purchase Agreement with a Director and Officer of the Company to issue C$50,000 (US$32,972) of secured unregistered 16% notes. The notes had an original maturity of July 30, 2002 that was informally extended until November 18, 2002, at which time the investor agreed to an amendment to extend the maturity date to January 31, 2004 and increase the interest rate to 17%. The note has been collateralized by a second floating charge over all of the Company's Canadian subsidiary's property, assets, and rights.

On July 23, 2002, the Company issued a C$152,400 (US$97,034) promissory note to an unrelated party that bears interest at 17% interest and matures on June 30, 2003. On November 18, 2002, the noteholder agreed to extend the maturity date to January 31, 2004. The note is collateralized by a General Security Agreement, which places a floating charge over all of the Company's Canadian subsidiary's property, assets, and rights.

On October 22, 2002, the Company issued a $47,000 promissory note to an unrelated party that bears interest at 25.5% and matures on January 21, 2003. The note is collateralized by a General Security Agreement, which places a floating charge over all of the Company's Canadian subsidiary's property, assets, and rights, but which is subordinated to the 16% and 17% notes. The principal plus accrued interest was paid on January 21, 2003.

7. CONVERTIBLE NOTES

	2002	2001
	$	$

8% Convertible notes, maturing December 31, 2005
Principal	1,704,000	1,924,000
Prepayment premium	-	288,600
Accrued interest	-	296,636
Unamortized debt discount	(135,866)	-

	1,568,134	2,509,236

Current portion	81,328	2,509,236
Long term portion	1,486,806	-

	1,568,134	2,509,236

The principal of the notes is recorded at face value. The prepayment premium is an obligation to pay 15% of the principal in addition to accrued interest in the event of repayment or conversion before maturity. Accrued interest is simple interest at the 8% coupon rate of the note.

On April 3, 2000, the Company entered into a Convertible Note Purchase Agreement with two unaffiliated investors to issue unsecured 8% Convertible Notes ("notes") and 5-year Callable Warrants ("warrants") for gross proceeds of $3 million.

The notes mature on March 31, 2002 and became convertible into common shares after July 31, 2000. The notes may only be converted if the Company does not make payment on a lender's prepayment request, or if the Company seeks to prepay the notes. The initial conversion price for the notes was $3.72.

Prepayments on the notes were subject to a tiered prepayment schedule such that all prepayments after July 31, 2000 are payable at 115% of the principal. Interest accrues on the notes at the rate of 8% per annum, and is payable on each conversion date and at maturity. Interest may be paid in the form of cash or shares at the Company's option. The lenders had the right to put back to the Company up to 25% of the unconverted amount of the notes during any 30-day period after July 31, 2000. By November 30, 2000, the lenders had the right to put back to the Company 100% of the unconverted amount of the notes. Upon the lenders' exercise of such right, the Company has the option of prepaying the portion of the notes sought to be converted, such prepayment to be in accordance with the tiered prepayment schedule set forth above. If the

Company does not make such a prepayment within 10 days after its receipt of a put notice, the conversion rate of the notes and any accrued interest changes to the lesser of (a) the initial conversion price of $3.72, and (b) 88% of the average of the 5 lowest closing prices of the Company's common shares during the 30 trading days prior to the date of conversion.

In the event the notes are not prepaid or converted prior to March 21, 2002, they will automatically convert on maturity to common shares at the lesser of (a) the initial conversion price of $3.72, and (b) 88% of the average of the 5 lowest closing prices of the Company's common shares during the 30 trading days prior to the date of maturity.

The warrants permit the holders to acquire up to 181,818 common shares at an exercise price of $3.30 at any time up to March 31, 2005. The warrants may be called by the Company, at a purchase price of $.01 per underlying share, if the stock price of the Company's common shares exceeds $6.51 for any 20 consecutive trading days after the effective date of the registration statement, provided that the holders have the right to exercise the warrants within 30 days after their receipt of such a call.

7 . CONVERTIBLE NOTES (cont'd.)

The exercise price of the warrants is adjusted upon the occurrence of certain events, including the issuance of equity or convertible instruments exchangeable into common shares at a price below the market value of the common shares at the time of issuance and the exercise price of the warrants. In certain circumstances, the holders of the warrants could elect on exercise to satisfy their obligation to pay the cash exercise price to the Company by accepting a lesser number of common shares.

The gross proceeds of $3 million was allocated to the convertible notes and warrants based on the relative fair value of each security at the time of issuance. Accordingly, in 2000, $2.7 million was allocated to the notes and $300,000 was allocated to the 181,818 lender warrants. The fair value of the warrants was estimated using the Black-Scholes option pricing model. The $300,000 discount for the warrants and the 15% prepayment premium of $450,000 was accrued and recorded as interest expense over the original eight month term to earliest conversion.

The terms of the convertible notes provide the lenders with an 'in-the-money' variable conversion rate. A beneficial conversion feature on the convertible notes was calculated at issuance based on the difference between the effective conversion price of the allocated proceeds and the market price of the common stock.

The original amount of the beneficial conversion feature was $281,588 at inception, however, because of the variability of the conversion ratio, it is remeasured each reporting period until conversion, extinguishment or maturity. As at December 31, 2000, the accumulated beneficial conversion feature on the outstanding principal and accrued interest amounted to $2,751,061. This amount was recorded as interest expense in 2000. The remeasurement of the beneficial conversion feature in 2001 has not resulted in any change to the amount previously calculated in 2000.

On February 6, 2002 the Company and the two lenders reached an agreement to restructure the terms and conditions of the existing convertible notes and callable warrants.

The note holders agreed to waive the 15% prepayment premium of $288,600 and the accrued interest to date of $315,000 and immediately converted $100,000 of the principal balance due into 666,700 common shares of the Company at a conversion price of $0.15. The remaining principal balance of $1,824,000 matures on December 31, 2005. The notes are non-interest bearing and are convertible into common shares at the option of the holder at any time at a fixed conversion price of $0.50 through to December 31, 2003. From January 1, 2004 to December 31, 2005, or sooner in the event of a default on any mandatory payment described below, the notes bear interest at 8% and are convertible into common shares at the option of the holder at any time at a conversion price equal to the lesser of (i) the initial conversion price of $0.50 and (ii) 88% of the average of the 5 lowest closing prices of the Company's common shares during the 30 trading days prior to the date of conversion.

The restructured agreement provides for $300,000 of mandatory payments through to December 31, 2004. $23,340 was paid on June 28, 2002, $76,660 was paid on July 12, 2002, $20,000 was paid on October 1, 2002, and $20,000 was paid on January 2, 2003. Separate payments of $20,000 are due at the end of each of the next eight quarters through to December 31, 2004. If applicable, the Company will also provide mandatory payments of 20% of the gross proceeds raised from any common stock or common stock equivalent financing in excess $500,000 in 2003.

7. CONVERTIBLE NOTES (cont'd.)

The restructuring has been accounted for as a debt modification pursuant to EITF 96-19, "Debtor's Accounting for a Modification or Exchange of Debt Instruments" which resulted in a gain of $841,364 consisting of $288,600 for the waived prepayment premium, $315,000 for waived accrued interest and $237,764 for the debt discount representing the difference between the fair value of the notes at a market interest rate of 8% and the face value of the notes which are non-interest bearing through to December 31, 2003. The debt discount of $237,764 is subject to accretion over the interest-free period ending December 31, 2003 to achieve a consistent rate of interest (i.e. 8%) for the new debt instrument over the term to maturity in accordance to paragraph 15 of APB 21, "Interest on Receivables and Payables". In addition, as a result of the debt modification, the beneficial conversion feature associated with the original convertible notes has been repurchased which resulted in a gain of $247,222 based on the intrinsic value of the conversion feature at the extinguishment date in accordance with paragraph 12 of EITF 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios". In total a total gain of $1,088,586 million was recorded by the Company as a result of the restructuring of the convertible notes.

The callable warrants permit the holders to acquire up to 181,818 common shares at an exercise price of $3.00 at any time up to March 31, 2005. The warrants may be called by the Company, at a purchase price of $.01 per underlying share, if the stock price of the Company's common shares exceeds $6.00 for any 20 consecutive trading days, provided that the holders have the right to exercise the warrants within 30 days after their receipt of such a call.

On January 28, 2003, one of the lenders agreed to convert its entire principal balance of $392,984 into 1,228,075 common shares of the Company at $0.32 per common share. This conversion reduces the mandatory quarterly cash payments to $15,332 from $20,000.

8. CONVERTIBLE DEBENTURES

	2002	2001
	$	$

3% Convertible debentures, maturing December 31, 2003
Principal	-	200,000
Unamortized warrants discount	-	(84,013)
Unamortized beneficial conversion feature	-	(51,490)
Accrued interest	-	6,198

	-	70,695

On March 15, 2002, the Company and the 3% convertible debenture holders agreed to an amendment to the original Securities Purchase Agreement. The debenture holders agreed to immediately convert the $200,000 of outstanding principal and $6,904 accrued interest into 413,808 common shares of the Company at the minimum conversion price of $0.50. The conversion resulted in the immediate recognition of $135,503 in interest expense related to the previously unamortized debt discount and beneficial conversion feature.

The Company agreed to modify the existing terms of the Series 3A and 3B warrants. The exercise price of the Series 3A warrants has been reduced from $1.00 to $0.25. The exercise price of the Series 3B warrants has been reduced from $2.00 to $0.50. The expiry date for both the Series 3A and 3B warrants has been extended to July 31, 2005 from December 31, 2004. The reduction in the exercise price and extension of the expiry date of the warrants is accounted for as an inducement to convert the convertible debentures. The fair value of the warrants after the conversion was $24,000 greater than the fair value of the warrants prior to conversion and this excess fair value was recorded as interest expense on the conversion date.

9. ASSET ACQUISITION

On June 24, 2002, the Company acquired an interest in certain Web site and related software assets of Stockhouse Media Corporation ("Stockhouse"). Under the terms of the agreement, the Company purchased a 65% interest in the assets by issuing 2,080,000 shares of unregistered common stock with a fair value of $424,320. The assets acquired consisted of program source codes underlying the Web site for $347,122, and prepaid operating costs of $77,198. The prepaid operating costs included a server hosting fee and operating lease costs for certain computer equipment. The prepaid operating costs were expensed fully in the current year. The Web site software is being amortized over a three year period commencing on the date of acquisition. The Company accounted for the acquisition of a 65% interest in certain assets of Stockhouse using the cost method because the interest in the assets acquired did not constitute a business.

Presently, an unrelated third party investor is also considering an investment in Stockhouse that would effect certain terms and conditions of the Company's agreement with Stockhouse. If the third party invests in Stockhouse, then the Company would maintain its 65% interest in the acquired assets but would have the option to acquire the remaining 35% during the period of one year following June 24, 2004. During the same period, Stockhouse would also have the option to cause the Company to purchase the remaining 35% interest.

If the third party does not invest in Stockhouse, then the Company will immediately have the option to acquire the remaining 35% of the Web site and related software assets of Stockhouse with the issuance of additional common shares. As per the terms of the agreement, the number of common shares to be issued for the remaining 35% shall not be less than 920,000 shares and not more than 1,120,000 shares.

The original 2,080,000 common shares were issued into an escrow account on June 28, 2002 and will be released to Stockhouse on the date the third party investor makes its decision.

As of February 24, 2003, the Company has not exercised its option to acquire the remaining 35%.

10.	WARRANTS LIABILITY AND CUMULATIVE CHANGE IN ACCOUNTING PRINCIPLE

The Emerging Issues Task Force Abstract No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock ("EITF 00-19") became applicable to the Company's warrants on June 30, 2001. Since the number of shares issuable in the event of exercise of the callable warrants is not currently subject to an explicit limit, the Company's 300,000 callable and 800,000 other warrants were presented as a liability at their fair value as at June 30, 2001. The fair value of the warrants liability was estimated using the Black-Scholes option pricing model. The $413,546 difference between the previous carrying value of the warrants in additional paid in capital of $765,546 and their fair value at June 30, 2001 of $352,000 has been recorded as the cumulative effect of a change in accounting principle on prior periods. This $413,546 change in accounting principle has decreased the net loss per share for the year ended December 31, 2001 by $0.04.

As at December 31, 2001, the Company could not demonstrate they had a sufficient number of authorized but unissued shares to share settle all of the outstanding warrants if exercised and the $110,000 fair value of the warrants was classified as a current liability. As a result of the February 6, 2002 restructuring of the convertible notes and callable warrants, the Company could demonstrate they had a sufficient number of authorized but unissued shares to settle all of the outstanding warrants if exercised and the $165,000 fair value of the warrants was reclassified as equity. The $55,000 difference between the fair value on December 31, 2001 and February 6, 2002 was recorded as a loss on warrants liability in the statement of operations.

Page 72 of94

11.	SHARE CAPITAL
[a] Authorized

The Company is authorized to issue up to 75,000,000 shares of common stock and 5,000,000 shares of preferred stock. No preferred stock are issued and outstanding in the years presented.

[b] Common stock

2002

On February 6, 2002, the Company issued 666,700 common shares pursuant to a conversion of $100,000 of principal under the restructured convertible notes [Note 7].

On February 25, 2002, the Company issued 33,000 common shares with a fair value of $7,500 to an employee for services rendered.

On March 5, 2002, the Company issued 500,000 common shares to a consultant pursuant to a service contract. The transaction was recorded at a fair value of $107,500 based on the closing stock price on the date of the agreement.

On March 16, 2002, the Company issued warrants to purchase 250,000 common shares to a consultant pursuant to a services agreement. The warrants have an exercise price of $0.30 and expire on September 15, 2003. The $60,000 fair value of the warrants issued was estimated using the Black-Scholes option pricing model and was recorded as an expense in the current year.

On March 25, 2002, the Company issued 413,808 common shares pursuant to a conversion of the final $206,904 in principal and accrued interest of the convertible debentures as amended [Note 8].

On March 28, 2002, the Company completed a private placement of 2,000,000 units at $0.20, each unit consisting of one common share and one warrant, plus 51,000 common shares, for gross proceeds of $410,200. Financing fees were $19,280 and legal fees were $7,195, resulting in net cash proceeds of $383,725. Each warrant entitles the holder to acquire one common share at $0.25 per share until March 31, 2003. The net proceeds were allocated to common stock and warrants based on the relative fair value of each security at the time of issuance.

Page 73 of94

11. SHARE CAPITAL (cont'd.)

On June 28, 2002, the Company issued 2,080,000 common shares with a fair value of $424,320 to Stockhouse Media Corporation pursuant to an asset purchase agreement. The shares are being held in escrow until certain terms of the agreement are met.

On September 23, 2002, the Company issued 68,078 common shares with a fair value of $10,212 to an employee for services rendered.

On November 20, 2002, a consultant exercised options resulting in the issuance of 100,000 common sharesfor exercise proceeds of $12,000.

On November 25, 2002, an employee exercised options resulting in the issuance of 105,000 common shares for exercise proceeds of $1,050.

On December 31, 2002, the Company completed a private placement of 3,403,750 units at $0.16, each unit consisting of one common share and one warrant, for gross proceeds of $544,600. Financing fees were $50,960 and legal fees were $4,046, resulting in net cash proceeds of $489,594. Each two warrants entitle the holder to acquire one commo n share at $0.22 per share until December 31, 2003. The net proceeds were allocated to common stock and warrants based on the relative fair value of each security at the time of issuance. In addition, 150,000 warrants were issued to a placement agent with each warrant entitling the holder to acquire one common share at $0.16 per share until December 31, 2003. The fair value of the $0.16 warrants was allocated to common stock and warrants based on the relative fair value of each security at the time of issuance.

2001

The Company issued an aggregate of 960,640 common shares pursuant to conversions of convertible notes and debentures.

On January 19, 2001, the Company issued warrants to purchase 800,000 common shares. The fair value of the warrants issued, net of financing costs, amounted to $298,778 and was recorded as an increase to additional paid-in capital.

The Company issued an aggregate of 92,944 common shares directly to employees in consideration for past services resulting in a compensation expense and an increase in share capital of $27,260.

The Company issued an aggregate of 600,000 common shares to employees pursuant to the exercise of stock options for total proceeds of $173,993.

The Company issued 10,000 common shares in exchange for consulting services. The transaction was recorded at a fair value of $9,690 for the common shares based on the closing stock price on the January 18, 2001 date of the agreement.

11.	SHARE CAPITAL (cont'd.)
[c] Stock options

1999, 2000, 2001 and 2002 Incentive Stock Option Plans (collectively the "Plans")

The following table sets out the authorized shares under each plan:

		Common
		Shares
	Effective Date	Authorized

1999 Incentive Stock Option Plan	March 11, 1999	2,000,000
2000 Incentive Stock Option Plan	November 10, 2000	500,000
2001 Incentive Stock Option Plan	September 20, 2001	1,000,000
2002 Incentive Stock Option Plan	March 25, 2002	1,500,000

Total authorized		5,000,000

The Plans entitle directors, employees and consultants to purchase common shares of the Company.

Options immediately become exercisable once vested. Any options that do not vest as the result of a grantee leaving the Company are forfeited and the common shares underlying them are returned to the reserve. The Board has the authority to vary the vesting provisions of grants at its discretion.

Activity under the Plans is set forth below:

			Options Outstanding

	Shares			Weighted
	available for	Number of	Price per	average
	grant	shares	share	exercise price

Balance at December 31, 2000	514,000	1,986,000	$0.01 - 4.44	$1.70
Additional shares authorized	1,000,000	-	-	-
Options granted	(2,184,644)	2,184,644	$0.12 - 3.58	$0.29
Options forfeited	1,061,800	(1,061,800)	$0.20 - 4.44	$1.49
Options exercised	-	(692,944)	$0.14 - 3.58	$0.34

Balance at December 31, 2001	391,156	2,415,900	$0.01 - 2.75	$0.91
Additional shares authorized	1,500,000	-	-	-
Options granted	(2,238,078)	2,238,078	$0.15 - 0.40	$0.18
Options forfeited	1,245,200	(1,245,200)	$0.20 - 2.75	$1.57
Options exercised	-	(806,078)	$0.01 - 0.25	$0.06

Balance at December 31, 2002	898,278	2,602,700	$0.12 - 0.59	$0.20

11. SHARE CAPITAL (cont'd.)

The number of options granted and options exercised for 2002 include 601,078 direct awards of common shares.

The weighted average remaining contractual life and weighted average exercise price of options outstanding and of options exercisable as of December 31, 2002 are as follows:

	Options Outstanding			Options Exercisable

		Weighted
		average	Weighted		Weighted
	Number of	remaining	average		average
	shares	contractual	exercise	Shares	exercise
Exercise Price	outstanding	life (years)	price	exercisable	price

$0.12	200,000	4.72	$0.12	200,000	$0.12
$0.15	812,000	5.68	$0.15	735,100	$0.15
$0.17	300,000	5.37	$0.17	300,000	$0.17
$0.22	1,033,200	4.83	$0.22	926,560	$0.22
$0.31	157,500	3.33	$0.31	157,500	$0.31
$0.40	50,000	5.75	$0.40	20,000	$0.40
$0.59	50,000	4.02	$0.59	10,000	$0.59

	2,602,700	5.06	$0.20	2,349,160	$0.19

For the year ended December 31, 2002 the Company recorded $240,091 [2001 - $122,668] in stock based compensation expense. Of this total, $54,879 [2001 - $95,408] is a result of options granted to an employee in 1999 with an exercise price less than the market price of the common stock on the date of grant. A total of $17,712 relates to stock bonuses granted to an employee measured at the market price on the date of the grant. A total of $167,500 relates to shares and warrants granted to consultants in exchange for services which have been measured at fair value on the commitment date [2001 - $27,260].

11. SHARE CAPITAL (cont'd.)

Pro forma disclosure of stock based compensation

Pro forma information regarding results of operations and earnings (loss) per share is required by FASB Statement No. 123 ("SFAS 123") for stock-based awards to employees as if the Company had accounted for such awards using a valuation method permitted under SFAS 123.

The fair value of the Company's stock-based awards granted to employees in 2002 and 2001 was estimated using the Black-Scholes option pricing model. The option pricing assumptions include a dividend yield of 0%, a weighted average expected life of 4.5 years [2001 - 4.5 years], a risk free interest rate of 3.83% [2001

- 4.45%] and an expected volatility of 214% [2001 - 216%]. The weighted average fair value of options granted during 2002 was $0.18 [2001 - $0.12]. For pro forma purposes, the estimated value of the Company's stock-based awards to employees is amortized over the vesting period of the underlying options. The effect on the Company's net loss and loss per share of applying SFAS 123 to the Company's stock-based awards to employees would approximate the following:

	2002	2001
	$	$

Net loss	(306,677)	(541,552)
Compensation expense	(306,406)	(380,148)

Pro forma net loss	(613,083)	(921,700)

Basic and diluted loss per share
As reported	(0.02)	(0.06)
Pro forma	(0.04)	(0.10)

11.	SHARE CAPITAL (cont'd.)
[d] Warrants

As at December 31, 2002, common stock issuable pursuant to warrants outstanding is as follows:

	Outstanding at				Outstanding at	Exercise
	January 1	Issued	Exercised	Cancelled	December 31	Price	Expiry
	#	#	#	#	#	$	Date

2002
Series 1	300,000	-	-	18,182	281,818	3.00	March 31, 2005
Series 3A	500,000	-	-	-	500,000	0.25	July 31, 2005
Series 3B	300,000	-	-	-	300,000	0.50	July 31, 2005
Series 4	-	2,000,000	-	-	2,000,000	0.25	March 31, 2003
Series 5	-	250,000	-	-	250,000	0.30	September 15, 2003
Series 6	-	1,701,875	-	-	1,701,875	0.22	December 31, 2003
Series 7	-	150,000	-	-	150,000	0.16	December 31, 2003

	1,100,000	4,101,875	-	18,182	5,183,693

	Outstanding at				Outstanding at	Exercise
	January 1	Issued	Exercised	Cancelled	December 31	Price	Expiry
	#	#	#	#	#	$	Date

2001
Series 1 warrants	272,727	27,273	-	-	300,000	3.00	March 31, 2005
Series 2 warrants	100,000	-	-	100,000	-	-	Cancelled
Series 3A warrants	-	500,000	-	-	500,000	1.00	December 31, 2004
Series 3B warrants	-	300,000	-	-	300,000	2.00	December 31, 2004

	372,727	827,273	-	100,000	1,100,000

12. SEGMENTED INFORMATION

The Company operates in one operating segment and derives its revenue from the following services:

	2002	2001
	$	$

Public company solutions	1,209,164	1,643,023
Financial software and content systems	755,535	580,409
E-business solutions	-	633,719

	1,964,699	2,857,151

Revenue from external customers, by country of origin, is as follows:

	2002	2001
	$	$

Canada	1,870,521	2,655,477
United States	94,178	201,674

	1,964,699	2,857,151

During 2002, the Company had no customers whose revenue represented greater than 10% of total revenue. During 2001, the Company had one customer whose revenue represented 20% of total revenue.

Substantially all of the Company's property and equipment is located in Canada. Our current and planned future operations are, and will be, located in Canada.

13. INCOME TAXES

The Company is subject to United States federal and state income taxes at an approximate rate of 35%. The reconciliation of the provision (recovery) for income taxes at the United States federal statutory rate compared to the Company's income tax expense as reported is as follows:

	2002	2001
	$	$

Tax expense (recovery) at U.S. statutory rates	(107,000)	(190,000)
Lower (higher) effective income taxes of
Canadian subsidiary	(31,000)	(26,000)
Change in valuation allowance	158,000	(852,000)
Change in opening valuation allowance for the
reduction in future enacted tax rates	-	1,004,000
Non-deductible expenses	279,000	64,000
Non-taxable income	(381,000)	-
Non-taxable portion of capital loss realized during
the year	82,000	-

Income tax provision (recovery)	-	-

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Significant components of the Company's deferred tax assets as of December 31, 2002 are as follows:

	2002	2001
	$	$

Net operating loss carryforwards	2,997,000	3,091,000
Net capital loss carryforwards	82,000	-
Property and equipment	205,000	149,000
Other	114,000	-

Total deferred tax assets	3,398,000	3,240,000
Valuation allowance	(3,398,000)	(3,240,000)

Net deferred tax assets	-	-

The Company has recognized a valuation allowance for the deferred tax assets for which it is more likely than not that realization will not occur.

13. INCOME TAXES (cont'd.)

The net operating loss carryforwards expire as follows:
$

Canada
2006	2,576,000
2007	2,289,000
2008	459,000

5,324,000

U.S.
2019	1,173,000
2020	1,494,000
2021	135,000
2022	342,000

3,144,000

Total	8,468,000

The Company also has net capital losses of $230,000 available to offset future taxable capital gains in Canada.

Pursuant to Section 382 of the Internal Revenue Code, use of the Company's net operating loss carryforwards may be limited if the Company experiences a cumulative change in ownership of greater than 50% in a moving three year period. Ownership changes could impact the Company's ability to utilize net operating losses and credit carryforwards remaining at the ownership change date. The limitation will be determined by the fair market value of common stock outstanding prior to the ownership change, multiplied by the applicable federal rate. The Canadian non-capital loss carryforwards may also be limited by a change in Company ownership.

14.	COMMITMENTS AND CONTINGENCIES [a] The Company has operating lease commitments with respect to office premises with minimum annual payments as follows:
$

2003	180,000
2004	247,000
2005	281,000
2006	157,000

865,000

Rental expense included in general and administrative expenses for the year ended December 31, 2002 was $191,000 [2001 - $289,000].

[b] The Company is currently involved in litigation with a customer to collect amounts owing pursuant to a contract entered into in September 2000. The defendant provided a $100,000 deposit and contracted the Company to provide certain lead generation services. The Company delivered the requested services throughout October and November 2000, however, the defendant defaulted on all additional payments. The Company is suing the defendant for the $351,800 balance owing, plus interest and costs. The defendant has filed a statement of defense and counterclaim to recover the $100,000 deposit.
As of December 31, 2002, no further action had been taken by either party and no court date has been set. Although management currently believes the outcome of the litigation will be in the Company's favour, they have not elected to aggressively pursue the litigation at this time. The Company has made no provision for the counterclaim in the financial statements and any settlement or final award will be reflected in the statement of operations as the litigation is resolved.

15. SUPPLEMENTAL CASH FLOW INFORMATION

Net changes in operating assets and liabilities are as follows:

	2001	2001
	$	$

Marketable securities	20,616	(4,729)
Accounts receivable	54,895	73,004
Prepaid expenses	(41,653)	55,662
Accounts payable	(60,819)	(437,160)
Accrued payroll liabilities	(45,458)	(46,706)
Accrued interest on notes payable	4,881	8,490
Accrued interest on convertible notes and debentures	-	170,834
Deferred revenue	195,956	(57,043)

	128,418	(237,648)

Non-cash investing and financing activities are as follows:

	2002	2001
	$	$

Computer equipment acquired under capital lease	129,608	24,646
Asset acquisition completed with the issuance of common stock	424,320	-

Cash amounts paid for interest are as follows:

	2002	2001
	$	$

Cash paid for interest	39,586	24,170

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There are no disagreements with accountants on accounting and financial disclosure.

ANTITAKEOVER EFFECTS OF COLORADO LAW AND OUR ARTICLES OF INCORPORATION AND BYLAWS

Colorado law does not contain provisions which are intended to have the effect of delaying or deterring a change in control or management of Stockgroup.

Our Articles of Incorporation permit the issuance of up to 5,000,000 shares of preferred stock, having such rights, preferences and privileges as the Board of Directors may determine. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

Provisions of our bylaws which are summarized below may affect potential changes in control of

Stockgroup. The Board of Directors believes that these provisions are in the best interests of shareholders because they will encourage a potential acquirer to negotiate with the Board of Directors, which will be able to consider the interests of all shareholders in a change in control situation. However, the cumulative effect of these terms may be to make it more difficult to acquire and exercise control of Stockgroup and to make changes in management more difficult.

Our bylaws provide the number of directors of Stockgroup will be established by the Board of Directors, but shall be no less than one. Between shareholder meetings the Board of Directors may appoint new directors to fill vacancies or newly created directorships. A director may be removed from office by the affirmative vote of 66-2/3% of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors.

As discussed above, our bylaws further provide that shareholder action may be taken at a meeting of shareholders and may be effected by a consent in writing if such consent is signed by the holders of the majority of outstanding shares, unless Colorado law requires a greater percentage.

We are not aware of any proposed takeover attempt or any proposed attempt to acquire a large block of our common stock.

TRANSFER AGENT AND REGISTRAR

Pacific Corporate Trust Company in Vancouver, Canada, is the transfer agent and registrar for our capital stock.

SHARES ELIGIBLE FOR FUTURE SALE

As of the date of this prospectus 31,124,971 shares of our common stock were outstanding. Of the outstanding shares, 22,470,671 shares of common stock are immediately eligible for sale in the public market without restriction or further registration under the Securities Act unless purchased by or issued to any "affiliate" of ours, as that term is defined in Rule 144 promulgated under the Securities Act, as described below. All other outstanding shares of our common stock are "restricted securities" as such term is defined under Rule 144, in that such shares were issued in private transactions not involving a public offering and may not be sold in the absence of registration other than in accordance with Rule 144, 144(k) or 701 promulgated under the Securities Act or under another exemption from registration. In addition, there are 7,146,550 outstanding shares held by the selling security holders in this prospectus which currently may be traded outside the United States and which will become immediately eligible for sale in the public market in the United States subject to restrictions included in our agreements with the selling security holders. The remaining 1,507,750 outstanding shares are currently subject to escrow restrictions imposed by the TSX Venture exchange, and they will be released from escrow as to 50% of the total on December 17, 2003 and 50% on June 17, 2004.

We also filed registration statements to register for resale the 5,000,000 shares of common stock reserved for issuance under our Stock Option Plans. These registration statements became effective immediately upon filing. Accordingly, shares covered by these registration statements are eligible for sale in the public market subject to vesting restrictions. Of the 5,000,000 shares reserved for Stock Option Plans, 2,395,600 are issued and remain available to be exercised as they vest. There are no other unissued options available in the Plans. As of the date of this prospectus 2,336,600 of these options had vested. Of these vested options, 2,316,600 of them have exercise prices at or below the market price as of the date of this prospectus.

There are also 5,366,513 shares underlying warrants which are exercisable as of the date of this prospectus, of which 800,000 are covered by a registration statement filed July 7, 2003 and accordingly are eligible for sale by the holders thereof in the public market subject to restrictions included in our agreements with the holders. Of the aforementioned 800,000 shares covered by a registration statement, 500,000 underlie warrants which have exercise prices at or below the market price as of the date of this prospectus. In addition, warrants exercisable for 2,226,155 shares have exercise prices at or below the market price and will be free trading upon this registration statement being declared effective.

Sales of substantial amounts of our common stock under Rule 144, this prospectus or otherwise could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital through the future sale of our securities.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2. This prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement. Some information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract, agreement or other document of Stockgroup, such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. You may review a copy of the registration statement, including exhibits, at the Securities and Exchange Commission's public reference room at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

The public may obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

We will also file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information on file at the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the Securities and Exchange Commission.

Our Securities and Exchange Commission filings and the registration statement can also be reviewed by accessing the Securities and Exchange Commission's Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

STOCKGROUP INFORMATION SYSTEMS INC.

11,431,245 Shares of Common Stock

____________________

     PROSPECTUS
____________________
October 29, 2003

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Colorado Law provides that a corporation may indemnify a person made a party to a proceeding because the person is or was a director against liability incurred in the proceeding if:

            (a) the person conducted himself or herself in good faith; and

            (b) the person reasonably believed:

                        (i) in the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation's best interests; and

                        (ii) in all other cases, that his or her conduct was at least not opposed to the corporation's best interest.

The law also provides that a corporation may not indemnify a director:

(a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

(b) in connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the director was adjudged liable on the basis that he or she derived an improper personal benefit.

Indemnification permitted under Colorado law in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding. Unless limited by its articles of incorporation, Colorado law provides that a corporation shall indemnify a person who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was party because the person is or was a director, against reasonable expenses incurred by him or her in connection with the proceeding.

Colorado law further provides that a corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if:

(a) the director furnishes to the corporation a written affirmation of the director's good faith belief that he or she met the standard of conduct described in the law;

(b) the director furnishes to the corporation a written undertaking, executed personally or on the director's behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct; and

(c) a determination is made that the facts then known to those making the determination would not preclude indemnification under Colorado law.

A corporation may not indemnify a director under Colorado law unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in the law. A corporation may not advance expenses to a director unless authorized in the specific case after the written affirmation and undertaking required by the law are received and the determination required by the law has been made.

The determinations required by Colorado law shall be made:

(a) by the board of directors by a majority vote of those present at a meeting at which a quorum is present, and only those directors not parties to the proceeding shall be counted in satisfying the quorum; or

(b) if a quorum cannot be obtained, by a majority vote of a committee of the board of directors designated by the board of directors, which committee shall consist of two or more directors not parties to the proceeding; except that directors who are parties to the proceeding may participate in the designation of directors for the committee.

Alternatively, the determination required to be made by the law may be made:

(a) by independent legal counsel selected by a vote of the board of directors or the committee in the manner specified above or, if a quorum of the full board cannot be obtained and a committee cannot be established, by independent legal counsel selected by a majority vote of the full board of directors; or

(b) by the shareholders.

Authorization of indemnification and advance of expenses shall be made in the same manner as the determination that indemnification or advance of expenses is permissible; except that, if the determination that indemnification or advance of expenses is permissible is made by independent legal counsel, authorization of indemnification and advance of the expenses shall be made by the body that selected such counsel.

Colorado law also provides that, unless otherwise provided in the articles of incorporation:

(a) an officer is entitled to mandatory indemnification, and is entitled to apply for court-ordered indemnification, in each case to the same extent as a director;

(b) a corporation may indemnify and advance expenses to an officer, employee, fiduciary or agent of the corporation to the same extent as to a director; and

(c) a corporation may also indemnify and advance expenses to an officer, employee, fiduciary or agent who is not a director to a greater extent, if not inconsistent with public policy, and if provided for by its bylaws, general or specific action of its board of directors or shareholders or contract.

Colorado law further provides that a corporation may purchase and maintain insurance on behalf of a person who is or was a director, officer, employee, fiduciary or agent of the corporation, or who, while a director, officer, employee, fiduciary or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of another domestic or foreign corporation or other person or of an employee benefit plan, against liability asserted against or incurred by the person in that capacity or arising from his or her status as a director, officer, employee, fiduciary, or agent, whether or not the corporation would have power to indemnify the person against the same liability under Colorado law.

Our articles of incorporation provide that the Board of Directors has the power to:

(a) indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right Stockgroup), by reason of the fact that he or she is or was a director, officer, employee or agent of Stockgroup or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he reasonably believed to be in our best interests and, with respect to any criminal action or proceedings, had no reasonable cause to believe his or her conduct was unlawful;

(b) indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or comp leted action or suit by or in the right of Stockgroup to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of Stockgroup or is or was serving at our request as a director, officer, employee or agent of Stockgroup or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he or she reasonably believed to be in our best interests; but no indemnification shall be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his or her duty to Stockgroup unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which such court deems proper;

(c) indemnify a director, officer, employee or agent of Stockgroup to the extent that such person has been successful on the merits in defense of any action, suit or proceeding referred to in subparagraph (a) or (b) above or in defense of any claim, issue, or matter therein, against expenses (including attorney's fees) actually and reasonable incurred by him or her in connection therewith;

(d) authorize indemnification under subparagraph (a) or (b) above (unless ordered by a court) in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subparagraph (a) or (b). Such determination shall be made by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or, if such a quorum is not obtainable or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the shareholders;

(e) authorize payment of expenses (including attorney's fees) incurred in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding as authorized in subparagraph (d) above upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by Stockgroup; and

(f) purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Stockgroup or who is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him or her in any such capacity or arising our of his or her status as such, whether or not we would have the power to indemnify him or her against such liability under the provision of our Articles of Incorporation.

The indemnification provided by our Articles of Incorporation is not exclusive of any other rights to which those indemnified may be entitled under our bylaws, any agreement, vote of shareholders or disinterested directors or otherwise, and any procedure provided for by any of the foregoing, both as to action in his or her official capacity and as to action in another while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of heirs, executors and administrators of such a person.

Our bylaws give effect to the foregoing provisions of our Articles of Incorporation.

We intend to enter into indemnification agreements with our directors and officers. These agreements provide, in general, that we will indemnify such directors and officers for, and hold them harmless from and against, any and all amounts paid in settlement or incurred by, or assessed against, such directors and officers arising out of or in connection with the service of such directors and officers as a director or officer of Stockgroup or its affiliates to the fullest extent permitted by Colorado law.

The Company intends to obtain liability insurance for its directors and officers covering, subject to exceptions, any actual or alleged negligent act, error, omission, misstatement, misleading statement, neglect or breach of duty by such directors or officers, individually or collectively, in the discharge of their duties in their capacity as directors or officers of Stockgroup.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

We believe that provisions of our Articles of Incorporation and bylaws will be useful to attract and retain qualified persons as directors and officers. Our Articles of Incorporation limit the liability of directors and officers to the fullest extent permitted by Colorado law. This is intended to allow our directors and officers the benefit of Colorado's corporation law which provides that directors and officers of Colorado corporations may be relieved of monetary liabilities for breach of their fiduciary duties as directors, except under circumstances which involve acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or the payment of unlawful distributions.

We intend to enter into indemnification agreements with our directors and officers. These agreements will provide, in general, that we will indemnify and hold harmless such directors and officers to the fullest extent permitted by law against any judgments, fines, amounts paid in settlement, and expenses incurred in connection with, or in any way arising out of, any claim, action or proceeding against, or affecting, such directors and officers resulting from, relating to or in any way arising out of, the service of such persons as our directors and officers. Currently, directors and officers are entitled to the benefits of the limitation of liability provided under our charter documents and the laws of the State of Colorado.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such is sue.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth an itemization of various expenses, none of which are being paid by the selling security holders, in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates, except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission Registration Fee	$500
Accounting Fees and Expenses	5,575
Legal Fees and Expenses	33,000
Miscellaneous	5,925

Total	$45,000

RECENT SALES OF UNREGISTERED SECURITIES

Set forth in chronological order is information regarding shares of our common stock issued and options and warrants and other convertible securities granted by us during the past three years. Also included is the consideration, if any, received by us for such shares and options and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed. All securities issued were restricted.

1. On April 3, 2000, we entered into a Convertible Note Purchase Agreement with two investors pursuant to which we issued $3 million in convertible notes. The financing was led by Deephaven Capital Management LLC, a subsidiary of Knight/Trimark. Amro International S.A., managed by Rhino Advisors was an additional lender in the funding. The funding included $3 million of 8% convertible notes and five-year callable warrants. The notes were convertible into common stock only after July 31, 2000. The notes may only have been converted if we did not make payment on a noteholder's prepayment request and were in receipt of a properly completed and executed conversion notice at any time thereafter, or if we would have sought to prepay the notes. Interest would have been paid in the form of cash or registered stock, at our option. The warrants permit the holders to acquire up to 181,818 shares of common stock. The placement agent in the transaction received warrants to purchase 90,909 common shares on the same terms as the warrants issued to the lenders. The issuances were made under Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act and were made without general solicitation or advertising. The purchasers were accredited investors with access to all relevant information necessary to evaluate these investments, and who represented to us that the shares were being acquired for investment. This agreement was restructured in February 2002, as described in Note 7 to the 2002 consolidated financial statements found elsewhere in this prospectus. The notes were fully repaid or converted by May 2003, and as of the date of this prospectus only the warrants remain outstanding.

2. On August 17, 2000, Stockgroup completed a private placement with Mediastream Limited, a media company in Singapore, for the issuance of 116,935 shares at $3.72 each for gross cash proceeds of $435,000. The issuances were made under Regulation S of the Securities Act.

3. On August 24, 2000, Stockgroup completed a private placement with Continental Capital & Equity Corporation, a financial relations and direct marketing advertising firm in Canada, for the issuance of 100,000 shares and 100,000 warrants in exchange for publicity services. The transaction was recorded at a fair value of $162,500 for the shares based on the closing price of the stock on the day of the agreement and $81,000 for the warrants based on the fair value of the warrants under the Black-Scholes option pricing formula. The issuances were made under Regulation S of the Securities Act. On June 30, 2001 the warrants under this private placement were cancelled.

4. On January 18, 2001, we issued 10,000 common shares to Value Relations IR Services GmbH in exchange for consulting services. The transaction was recorded at a fair value of $9,690 for the common shares based on the closing stock price on the date of the agreement. The issuance was made under Regulation S of the Securities Act.

5. On January 19, 2001, we closed a $0.5 million financing from a group of seven unaffiliated investors pursuant to a Securities Purchase Agreement, under Section 4(2) of the Securities Act. The funding included $0.5 million of 3% convertible debentures and four-year warrants. The warrants were issued on a pro-rata basis, with each debenture-holder receiving one Series A warrant for each dollar of debentures purchased and 3 Series B warrants for each five dollars of debentures purchased. The debentures mature on December 31, 2003 and are convertible into common shares upon the earlier to occur of March 25, 2001 or the effective date of the registration of the shares issuable upon conversion of the debentures and exercise of the warrants. All the investors in this financing were accredited investors within the meaning of Rule 501(a) of Regulation D.

We filed a registration statement on Form SB-2 for the investors' resale of the shares underlying the debentures, the shares issuable, if any, in payment of interest on the debentures, and the shares underlying the warrants, which registration statement became effective on April 4, 2001. There was no placement agent in the transaction.

On March 16, 2002, we issued 250,000 warrants to a consultant under Section 4(2) of the Securities Act, each warrant having an exercise price of $0.30 and an expiry date of September 15, 2003. None of the warrants were exercised before the expiry date.

On March 25, 2002, we completed a $0.4M financing with 22 unaffiliated investors pursuant to a

Subscription Agreement under Section 4(2) of the Securities Act. The funding included 2,000,000 units consisting of one common share and one warrant each, at a price of $0.20 per unit, plus 51,000 common shares at a price of $0.20 per share. The warrants have an exercise price of $0.30 and an expiry date of September 30 , 2003. The 2,051,000 common shares were issued to the investors on April 1, 2002.

On June 28, 2002, we issued 2,080,000 common shares to Stockhouse Media Corporation in exchange for certain Web site and technology assets, valued at the market price of the shares issued of $424,320 under Regulation 5 of the Securities Act.

On December 31, 2002, we completed a $544,600 financing with 28 unaffiliated investors pursuant to a Subscription Agreement under Regulation S of the Securities Act. The funding included 3,403,750 units consisting of one common share and one warrant each, at a price of $0.16 per unit. Each two warrants are exercisable at $0.22 per common share and they expire on December 31, 2003. The placement agent in this transaction was Bolder Investment Partners, who received 150,000 agent's warrants, each exercisable for one common share at $0.16 until December 31, 2003, as a placement fee.

On June 4, 2003 and July 16, 2003, we issued in two parts, 3,742,800 units at C$0.37 (US$0.27) per unit under a Short Form Offering in British Columbia and Alberta, Canada, under Regulation S of the Securities Act. Gross proceeds were C$1,384,836 (US$1,010,556) and there were 208 subscribers. Each unit consisted of one common share and one warrants, with each two warrant exercisable for one common share at C$0.75 (US$0.55) for 12 months from date of issue. In addition, we issued 374,280 agent options as a placement fee to a group of 7 agents led by First Associates Investments Inc., each agent's option entitling the holder to purchase one unit as described above for C$0.37 (US$0.27) for 24 months from date of issue.

UNDERTAKINGS

(a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that~~,~~ in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

(b) The undersigned registrant hereby undertakes:

(i) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(A) to include any prospectus required by section 10(a)(3) of the Act;

(B) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(C) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(ii) that, for the purpose of determining any liability under the Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(iii) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, on October 29, 2003.

STOCKGROUP INFORMATION SYSTEMS INC.

By: /s/ Marcus A. New

------------------------------------------------
Marcus A. New, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Marcus New	Dated: October 29, 2003

Marcus A. New, Chief Executive Officer, Chairman of the Board

/s/ David Gillard	Dated: October 29, 2003

David E. Gillard, Chief Financial Officer, Treasurer, Secretary

/s/ Leslie Landes	Dated: October 29, 2003

Leslie A. Landes, President, Director

/s/ Craig Faulkner	Dated: October 29, 2003

Craig D. Faulkner, Director

/s/ David Caddey	Dated: October 29, 2003

David N. Caddey, Director

/s/ Lee deBoer	Dated: October 29, 2003

Louis deBoer II, Director

/s/ Jeff Berwick	Dated: October 29, 2003

Jeffrey D. Berwick, Director

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

A. EXHIBIT INDEX

The following Exhibits are either attached hereto incorporated herein by reference or will be filed by amendment to this registration statement:

EXHIBIT NUMBER AND DESCRIPTION OF EXHIBIT AND FILING REFERENCE

2.1

Share Exchange and Share Purchase Agreement dated March 11, 1999, among I-Tech Holdings Group, Inc. (the "Registrant"), 579818 B.C. Ltd., Stock Research Group, Inc. ("SRG"), and the former shareholders of SRG effecting a change in control of Registrant. (incorporated by reference to the Exhibits filed with Form 8K filed March 19, 1999, Form 8K/A filed March 24, 1999 and Form 8K/A filed May 10, 1999)

3.1	Articles of Incorporation (incorporated by reference to the Exhibits filed with Form 10SB12G filed January 29, 1998, and Amendments to Articles of Incorporation filed herewith)
3.2	Amended and Restated Bylaws (incorporated by reference to the Exhibits filed with Form
10SB12G filed January 29, 1998)
4.1	Management Agreement between Stock Research Group Inc. and Landes Enterprises and Leslie Landes dated August 1, 1998 **

4.2	1999 Incentive Stock Option Plan (incorporated by reference to the Exhibits filed with Form S-8 filed November 16, 1999)
4.3	2000 Incentive Stock Option Plan (incorporated by reference to the Exhibits filed with Form S-8 filed May 15, 2001)
4.4	2001 Incentive Stock Option Plan (incorporated by reference to the Exhibits filed with Form S-8 filed May 13, 2002)
4.5	2002 Incentive Stock Option Plan (incorporated by reference to the Exhibits filed with Form S-8 filed May 13, 2002)
4.6	2003 Incentive Stock Option Plan (incorporated by reference to the Exhibits filed with Form
DEF14A filed August 20, 2003)
4.7	Convertible Note Purchase Agreement, dated March 21, 2000, among the Registrant, Deephaven
Private Placement Trading Ltd. and Amro International, S.A. (incorporated by reference to Form
SB-2 and Form SB-2/A filed May 26, 2000 and August 1, 2000 respectively)
4.8	Form of 8% Convertible Note issued to each of Deephaven and Amro pursuant to the Note
Purchase Agreement (incorporated by reference to Form SB-2 and Form SB-2/A filed May 26,
2000 and August 1, 2000 respectively)
4.9	Form of Callable Warrant issued to Deephaven, Amro, and Jesup and Lamont Securities
Corporation pursuant to the Note Purchase Agreement (incorporated by reference to Form SB-2 and Form SB-2/A filed May 26, 2000 and August 1, 2000 respectively)
4.10	Registration Rights Agreement, dated March 31, 2000, among the Registrant, Deephaven and
Amro (incorporated by reference to Form SB-2 and Form SB-2/A filed May 26, 2000 and August
1, 2000 respectively)
4.11	Securities Purchase Agreement, dated January 19, 2001, among the Registrant and a group of unaffiliated investors (incorporated by reference to Form SB-2 and Form SB-2/A filed March 20,
2001 and April 3, 2001 respectively)
4.12	Form of 3% Convertible Debenture, dated January 19, 2001, among the Registrant and a group of unaffiliated investors (incorporated by reference to Form SB-2 and Form SB-2/A filed March 20,
2001 and April 3, 2001 respectively)
4.13	Form of Warrant, dated January 19, 2001, among the Registrant and a group of unaffiliated investors (incorporated by reference to Form SB-2 and Form SB-2/A filed March 20, 2001 and
April 3, 2001 respectively)
4.14	Joint Venture Development and Operating Agreement, dated June 19, 2002 between Stockgroup Media Inc. and Stockhouse Media Corporation **

4.15	Registration Rights Agreement, dated January 19, 2001, among the Registrant and a group of unaffiliated investors (incorporated by reference to Form SB-2 and Form SB-2/A filed March 20, 2001 and April 3, 2001 respectively)
4.16	Form of Subscription Agreement for December 31, 2002 private placement among the Registrant and a group of unaffiliated investors **

4.17	Form of Warrant, dated December 31, 2002, among the Registrant and a group of unaffiliated investors **

4.18

TSX Venture Exchange Form 4H Short Form Offering document dated April 30, 2003 for the equity placement which closed June 4, and July 16, 2003, among the Registrant and a group of unaffiliated investors **

4.19	Form of Warrant for Short Form Offering dated April 30, 2003 **
4.20	Agency Agreement between the Registrant and First Associates Investments Inc. for the Short Form Offering dated April 30, 2003 **

5.1	Opinion of Faegre & Benson LLP, regarding the legality of the securities being registered**
23.1	Consent of Faegre & Benson LLP (included in Exhibit 5.1) **
23.5	Consent of Ernst & Young LLP **

______________________

* Previously filed.

** Filed herewith.

B. FINANCIAL STATEMENT SCHEDULES

Financial Statement Schedules omitted because the information is included in the Financial Statements or the notes thereto.